As filed with the Securities and Exchange Commission on June 23, 1997
                                                             Registration No.

                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               (INCLUDING EXHIBITS)
                            ------------------------

                            LANDMARK FINANCIAL CORP.
                (Name of Small Business Issuer in Its Charter )
                            ------------------------

                DELAWARE                                    6712                              (TO BE APPLIED FOR)
         (STATE OR JURISDICTION                      (PRIMARY STANDARD                          (I.R.S. EMPLOYER
          OF INCORPORATION OR                  INDUSTRIAL CLASSIFICATION CODE                 IDENTIFICATION NO.)
             ORGANIZATION)                                NUMBER)

                            ------------------------

                                26 CHURCH STREET
                          CANAJOHARIE, NEW YORK 13317
                                 (518) 673-2012
                         (Address and Telephone Number
                        of Principal Executive Offices)
                            ------------------------

                                26 CHURCH STREET
                          CANAJOHARIE, NEW YORK 13317
                         (Address of Principle Place of
                         Business or Intended Principal
                               Place of Business)
                            ------------------------

                               GORDON E. COLEMAN
                            CHIEF EXECUTIVE OFFICER
                                26 CHURCH STREET
                          CANAJOHARIE, NEW YORK 13317
                                 (518) 673-2012
                      (Name, Address and Telephone Number
                             of Agent for Service)
                            ------------------------

                                   Copies to:
                                  ERIC LUSE, ESQ.
                                 ALAN SCHICK, ESQ.
                      LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.
                           5335 Wisconsin Avenue, N.W.
                                    Suite 400
                              Washington, D.C. 20015

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                      DOLLAR             PROPOSED             PROPOSED
    TITLE OF EACH CLASS OF                         AMOUNT TO BE           MAXIMUM              MAXIMUM
 SECURITIES TO BE REGISTERED                        REGISTERED         OFFERING PRICE          AGGREGATE           AMOUNT OF
                                                                        PER SHARE          OFFERING PRICE (1)   REGISTRATION FEE
Common Stock, $.10 par value per share...........   $1,520,000            $10.00              $1,520,000            $475.00

(1) Estimated solely for the purpose of calculating the registration fee.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

PROSPECTUS

                               LANDMARK FINANCIAL CORP.

                (Proposed Holding Company for Landmark Community Bank)
                         Up to 132,000 Shares of Common Stock
                                (Anticipated Maximum)

    Landmark Financial Corp. (the "Company"), a Delaware corporation, is offering up to 132,000 shares of its common stock, par value $.10 per share (the "Common Stock"), in connection with the conversion of Landmark Community Bank (the "Bank"), from a federally chartered mutual savings bank to a federally chartered stock savings bank, and the issuance of all of the Bank's outstanding capital stock to the Company pursuant to the Bank's Plan of Conversion (the "Plan" or "Plan of Conversion"). The simultaneous conversion of the Bank to stock form, the issuance of the Bank's outstanding common stock to the Company and the Company's sale of its Common Stock are referred to herein as the "Stock Conversion." As soon as possible following completion of the Stock Conversion pursuant to the Plan, the Bank intends to convert from a federally chartered stock savings bank (the "Converted Bank") to either a national bank or New York-chartered commercial bank (the "Bank Conversion"). References to the Bank include the federal stock savings bank, the national bank or New York-chartered commercial bank, as indicated by the context. The purpose of the Bank Conversion is to provide the Bank with additional operating flexibility and to enhance its ability to provide a full range of banking products and services to its community. It is presently the

                                                 (continued on following page)

  FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF COMMON STOCK, CALL THE
                        STOCK INFORMATION CENTER AT
                               (___) _________.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH
       PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE __.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL
       AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION,
            OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
         DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE BANK INSURANCE FUND ("BIF"), THE SAVINGS ASSOCIATION
            INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENT AGENCY.



                                                        Estimated Underwriting Fees and
                                Purchase Price(1)                 Other Expenses(2)         Estimated Net Proceeds(2)
                                -----------------       --------------------------------    -------------------------
Minimum Per Share..........          $10.00                           $1.53                             $8.47
Midpoint Per Share.........          $10.00                           $1.30                             $8.70
Maximum Per Share..........          $10.00                           $1.14                             $8.86
Maximum Per Share, as
 adjusted(3)...............          $10.00                           $0.99                             $9.01
Total Minimum..............         $980,000                        $150,000                          $830,000
Total Midpoint.............        $1,150,000                       $150,000                         $1,000,000
Total Maximum..............        $1,320,000                       $150,000                         $1,170,000
Total Maximum, as
 adjusted(3)...............        $1,520,000                       $150,000                         $1,370,000

                                          (footnotes on second following page)

                                   COMPANY ADVISOR
                            TRIDENT FINANCIAL CORPORATION
                   The date of this Prospectus is August __, 1997.

(continued from preceding page)

intent of the Bank's Board of Directors to proceed with both the Conversion and the Bank Conversion. However, there can be no assurance that the Bank will obtain regulatory approval to consummate the Bank Conversion, that any such approval might not contain burdensome conditions, that there will be no significant delay in obtaining such approvals, or that other developments will not occur that cause the Board of Directors to conclude that the Bank Conversion is not in the best interests of the Company and its stockholders. Under these circumstances, the Board of Directors may elect not to proceed with the Bank Conversion. See "Risk Factors--Potential Delay in Completion or Denial of Bank Conversion." The Conversion and the Bank Conversion are herein collectively referred to as the "Conversion." References herein to the Bank refer to Landmark Community Bank both in its mutual and stock form as the context may indicate.

    Non-transferable rights to subscribe for the Common Stock have been granted, in order of priority, to (i) the Bank's deposit account holders with deposits of at least $50 as of December 31, 1995 ("Eligible Account Holders"), (ii) tax-qualified employee stock benefit plans of the Bank ("Tax-Qualified Employee Plans"), (iii) the Bank's deposit account holders with deposits of at least $50 as of June 30, 1997 ("Supplemental Eligible Account Holders") (iv) certain other depositors as of __________, 1997 and borrowers as of April 1, 1997 ("Other Members"), and (v) officers, directors and employees of the Bank in a subscription offering (the "Subscription Offering"). Pursuant to Office of Thrift Supervision ("OTS") regulations, subscription rights are non-transferable. Persons violating the prohibition against transfer may lose their right to purchase stock in the Stock Conversion and be subject to other possible sanctions. Concurrently with or immediately following the Subscription Offering, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in a community offering to certain members of the general public to whom a prospectus is delivered (the "Community Offering"). In the event that shares of Common Stock remain unsold after the Subscription Offering and Community Offering, the Boards of Directors of the Company and the Bank will seek to make arrangements for the sale of the remaining shares. Such arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws. The Subscription and Community Offerings are referred to collectively as the "Offerings."

    The Bank's Employee Stock Ownership Plan ("ESOP") intends to subscribe for up to 8% of the total number of shares of Common Stock issued in the Stock Conversion; however, the Bank reserves the right to have all or part of the order of the ESOP filled by purchases in the open market, subject to OTS approval, if required. Shares sold above the maximum of the Estimated Valuation Range (as hereinafter defined) may be sold to the ESOP to fill its subscription (prior to filling any other orders). With the exception of the ESOP, no individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in the Subscription Offering shares of Common Stock having an aggregate purchase price which exceeds $50,000; no person or other entity, together with associates of and persons or entities acting in concert with such person or entity, may purchase in the Community Offering shares of Common Stock having an aggregate purchase price which exceeds $50,000; and no person or other entity, together with associates and persons acting in concert with such person or entity, may purchase in the aggregate shares of Common Stock having an aggregate purchase price which exceeds the lesser of $50,000 or 5.0% of the shares sold in the Stock Conversion. However, the Bank and the Company in their sole discretion may increase or decrease the purchase limitations without notice to members or subscribers, provided that the aggregate purchase limit may not be reduced below 1.0% of the shares offered. The minimum purchase is 25 shares. See "The Conversion--Offering of Common Stock--Limitations on Purchase of Shares."

    The Company may, in its absolute discretion, accept or reject, in whole or in part, any or all orders in the Community Offering at the time of receipt of an order or as soon as practicable following the completion of such offerings. All orders submitted are irrevocable until completion or termination of the Stock Conversion. Subscriptions paid by cash, check, bank draft or money order will be placed in a segregated account at the Bank and will earn interest at the rate of _____%, the rate currently paid by the Bank on passbook savings accounts, from the date of receipt until completion or termination of the Stock Conversion. Payments may be authorized by withdrawal from deposit accounts at the Bank without penalty and will continue to earn interest at the contractual rate until the Stock Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. See "The Conversion--Offering of Common Stock-- Subscription Offering" and "--Community Offering."

    The Company must receive an original stock order form (the "Stock Order Form") (facsimile copies and photocopies will not be accepted) and a fully executed separate Certification Form together with full payment (or appropriate instructions authorizing a withdrawal from a deposit account at the Bank) of $10.00 per share for all shares for which subscription is made, at the executive office of the Bank, 26 Church Street, Canajoharie, New York 13317, by Noon, local time, on September __, 1997. Payment for shares of Common Stock by wire transfer will not be accepted.

    The Subscription Offering will terminate at Noon, Local Time, on __________, 1997 (the "Expiration Date"), unless extended at the discretion of the Company and the Bank without notice to subscribers, with the approval of the OTS, if necessary. The Community Offering may commence simultaneously with or following the completion of the Subscription Offering and may terminate on the Expiration Date or any date thereafter at the discretion of the Bank and the Company but not later than 45 days after the Expiration Date unless extended with the approval of the OTS.

    If the Offerings are extended beyond 45 days after the Expiration Date (i.e., __________, 1997), all subscribers will be notified of such extension, of their rights to modify or confirm their subscriptions or to rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Bank of his intention to modify, confirm or rescind his subscription. In the event the value of an updated independent appraisal of the pro forma market value of the Company and the Bank, as converted, is less than $980,000 at the minimum, or more than $1,520,000 at the adjusted maximum, and the Company determines to sell an amount outside of this range to its subscribers, all subscribers must be resolicited with an updated prospectus. The failure of a subscriber to notify the Bank of his intention during a resolicitation will be deemed a rescission of the subscription and the funds will be returned promptly with interest. Under applicable OTS regulations, the Stock Conversion must be completed or terminated no later than 24 months from the approval of the Stock Conversion by the Bank's members.

    There is currently no market for the Common Stock, and it is unlikely that an active and liquid trading market for the Common Stock will develop. There can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price after the Stock Conversion. See "Market for Common Stock."
_____________________
(footnotes for preceding table)

(1) Determined in accordance with an independent appraisal prepared by FinPro, Inc. ("FinPro") as of June 19, 1997. The estimated pro forma market value of the Company and the Bank, as converted, ranges from $980,000, at the minimum, or more than $1,320,000, at the maximum, with an adjusted maximum of $1,520,000 ("Estimated Valuation Range") or between 98,000 and 132,000 shares with an adjusted maximum of 152,000 shares of Common Stock at the purchase price of $10.00 per share, which is the amount established by the Board of Directors to be paid for each share of Common Stock sold in the Offerings ("Purchase Price"). See "The Conversion--Stock Pricing and Number of Shares to be Issued." The valuation by FinPro is not intended and must not be construed as a recommendation of any kind as to the advisability of voting to approve the Stock Conversion or of purchasing shares of Common Stock. Moreover, because the valuation is necessarily based upon estimates of and projections as to a number of matters (including certain assumptions as to expense factors affecting the net proceeds from the sale of Common Stock in the Stock Conversion and as to the net earnings on such net proceeds), all of which are subject to change from time to time, no assurance can be given that persons who purchase such shares in the Stock Conversion will be able to sell such shares thereafter at or above the Purchase Price.

(2) Consists of the estimated expenses of $150,000, which includes, among other things, printing, postage, legal, accounting, appraisal and filing fees. See "Pro Forma Data."

(3) Gives effect to an increase in the number of shares sold which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Valuation Range of up to 15% above the maximum of the Estimated Valuation Range to reflect changes in market and financial conditions following commencement of the Offerings or to fill in part or in whole the order of the ESOP. See "The Conversion--Stock Pricing and Number of Shares to be Issued."

                                  [INSERT MAP HERE]

























THE STOCK CONVERSION IS CONTINGENT UPON THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE BANK, THE SALE OF AT LEAST THE MINIMUM NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN AND THE RECEIPT OF ALL APPLICABLE REGULATORY APPROVALS.

                                  PROSPECTUS SUMMARY

    The following summary does not purport to be complete. It is qualified in its entirety by the detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The purchase of Common Stock is subject to certain risks. See "Risk Factors."

Landmark Community Bank

    Landmark Community Bank is a federally chartered savings bank headquartered in Canajoharie, New York. The Bank was originally chartered as a New York savings and loan association in 1925 under the name Canajoharie Building Savings and Loan Association. In 1997, the Bank converted to a federal mutual charter and assumed its current name. Its deposits are insured up to the maximum allowable amount by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation
("FDIC").   At March 31, 1997, the Bank had total assets of $11.3 million, deposits of $10.2 million and retained earnings of $956,000.

    The Bank has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate one- to four-family residential mortgage loans, and in recent periods commercial real estate loans, commercial business loans and consumer loans consisting primarily of personal loans secured by automobiles. At March 31, 1997, the Bank's total loan portfolio was $9.6 million, of which $7.2 million or 74.9% were one- to four-family residential mortgage loans, $392,000, or 4.1% were commercial real estate loans, $1.8 million, or 19.0% were consumer loans and $195,000, or 2.0% were commercial business loans.

    During the year ended March 31, 1997, the Bank originated $3.8 million of fixed-rate and $1.8 million of adjustable rate loans, all of which were retained in the Bank's portfolio. See "Business -- Lending Activities."

    The Bank's executive office is located at 26 Church Street, Canajoharie, New York 13317-1117. Its telephone number at that address is (518) 673-2012.

Landmark Financial Corp.

    Landmark Financial Corp. was organized in June 1997 for the purpose of serving as the holding company for the Converted Bank upon its conversion from mutual to stock form, and of the Bank following the Bank Conversion. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Stock Conversion, the Company will have no significant assets other than the outstanding capital stock of the Converted Bank, up to 20% of the net proceeds from the Stock Conversion (less the amount to fund the Employee Stock Ownership Plan) and a note evidencing its loan to the Bank's ESOP. Upon consummation of the Stock Conversion, the Company's principal business will be directing the business of the Converted Bank, as the case may be, and investing the net Stock Conversion proceeds retained by it. In connection with the Bank Conversion, the Company intends to register with the Board of Governors of the Federal Reserve System (the "FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

    The directors and executive officers of the Company and the Bank believe that it is in the best interests of the Bank, the Company and the Company's shareholders for the Company and the Savings Bank to remain independent, with the objective of long-term enhancement of shareholder value. Accordingly, an investment in the Common Stock of the Company may not be suitable for investors who are seeking short-term returns through a sale of the institution.

Bank Conversion

    Following completion of the Stock Conversion, the Bank intends to convert to either a national bank or New York-chartered commercial bank. Upon consummation of the Bank Conversion, the Bank will succeed to all of the assets and liabilities of the Converted Bank, and initially will continue to conduct business in substantially the same manner as the Bank prior to the Conversion. Over time, however, management anticipates broadening its range of banking products and services consistent with a national or commercial bank charter. Diversification of the Bank's loan portfolio may also alter the risk profile of the Bank following the Bank Conversion.

    The deposits of the Bank will continue to be insured by the SAIF of the FDIC and, as such, the Bank will continue to be subject to regulation and supervision by the FDIC. Following the Bank Conversion, the Bank will not be subject to OTS regulation and supervision; rather, the primary regulator of the Bank will be either the Office of the Comptroller of the Currency ("OCC") if the Bank converts to a national bank charter, or the New York State Banking Department (the "Department") if the Bank converts to a New York commercial charter. The Bank will remain a member of the FHLB of New York.

The Stock Conversion

    The Offerings are being made in connection with the Stock Conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank and the formation of Landmark Financial Corp. as the holding company of the Bank. The Company will retain up to 20% of the net proceeds of the issuance of the Common Stock and will use the remaining net proceeds to purchase all of the stock of Landmark Community issued in the Stock Conversion. Net Conversion proceeds will increase the capital of the Bank and, consistent with regulatory restrictions, will support the Bank's lending and investment activities. The conversion to stock form and the use of a holding company structure are also expected to enhance the ability of the Bank to expand through possible mergers and acquisitions and facilitate future access to the capital markets. The Company will have additional authorized shares of common stock and serial preferred stock available for issuance to raise additional equity capital for future acquisitions or for other business purposes, although the Company has no specific plans for expansion and no present plans for the issuance of such securities. See "Use of Proceeds" and "Description of Capital Stock -- Holding Company Capital Stock."

    Following consummation of the Stock Conversion, it is anticipated that the Converted Bank will convert to either a national bank or New York-chartered commercial bank. The Bank Conversion will be consummated as soon as possible thereafter; provided, however, that under the Plan, the Bank's Board of Directors has the ability to elect, at any time, not to proceed with the Bank Conversion. Furthermore, there can be no assurance that the Bank will obtain regulatory approval to consummate the Bank Conversion. It is presently the intent of the Bank's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion. See "Risk Factors--Potential Delay in Completion or Denial of Bank Conversion" and "The Conversion--General."

    The Stock Conversion is subject to certain conditions, including the prior approval of the Plan by the Bank's members at a special meeting to be held at _____.m., local time on __________, 1997 (the "Special Meeting"). Approval of the Plan requires the affirmative vote of members of the Bank holding not less than a majority of the total number of votes eligible to be cast at the Special Meeting. After the Stock Conversion, depositors of the Bank will have no voting rights in the Company, unless they become Company stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Bank. See "The Conversion -- Effects of Stock Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Rights."

    Subscription and Community Offerings. The Company is offering up to 132,000 shares of Common Stock, at a price of $10.00 per share, in the Subscription and Community Offerings. The shares of Common Stock to be issued in the Stock Conversion are being offered in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Bank with an account balance of $50 or more as of December 31, 1995); (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders (deposit account holders of the Bank with an account balance of $50 or more as of June 30, 1997); (4) Other Members (deposit account holders of the Bank as of __________, other than Eligible Account Holders or Supplemental Eligible Account Holders); and (5) employees, officers and directors of the Bank. In addition, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Stock Conversion exceeds the maximum of the Estimated Valuation Range. Concurrently with, during, or following the Subscription Offering, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in the Community Offering to certain members of the general public to whom a prospectus is delivered. See "The Conversion." The Company and the Bank reserve the absolute right to accept or reject any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or at any time prior to the consummation of the Stock Conversion.

    It is anticipated that shares of Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering, if any, may be offered at the discretion of the Company to certain members of the general public. Any sale of the remaining shares will be subject to the approval of the OTS and to compliance with applicable securities laws.

    The Plan of Conversion places limitations on the number of shares that may be purchased in the Stock Conversion by various categories of persons. Except for the Tax-Qualified Employee Plans which intend to subscribe for 8% of the total number of shares of Common Stock offered in the Stock Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering shares of Common Stock having an aggregate purchase price which exceeds $50,000; no person or other entity, together with associates of and persons or entities acting in concert with such person or entity, may purchase in the Community Offering shares of Common Stock having an aggregate purchase price which exceeds $50,000; and no person or other entity, together with associates of or persons acting in concert with such person or entity, may purchase in the aggregate shares of Common Stock having an aggregate purchase price which exceeds the lesser of $50,000 or 5.0% of the shares sold in the Stock Conversion. The purchase limitations described herein are subject to increase or decrease within the sole discretion of the Bank and the Company. In the event the maximum purchase limitation is increased to 5% of the shares offered, such limitation may be further increased up to 9.9% provided that the orders exceeding 5% of the total shares offered do not in the aggregate exceed 10% of the shares offered. Further, to the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. See "The Conversion - Offering of Common Stock."

    All Subscription Rights for Common Stock are non-transferable and will expire at noon, Eastern Time on __________, 1997, unless the Subscription Offering is extended by the Bank and the Company. The accompanying Stock Order Form and executed certification, together with full payment for all shares of Common Stock for which subscription is made, or appropriate instructions authorizing withdrawal of such amount from one or more deposit accounts at the Bank, must be received by the Company prior to that time or any extension thereof. Under applicable federal regulations, all shares of Common Stock must be sold in the Stock Conversion within 45 days after the completion of the Subscription Offering, unless extended with OTS approval.

    If the Conversion is not approved by the members at the Special Meeting, no shares will be issued, the Stock Conversion will not take place, all subscription funds received will be returned promptly with interest at the Bank's current passbook rate, and all withdrawal authorizations will be terminated. If the aggregate Purchase Price of the Common Stock sold in the Stock Conversion is below $980,000 or above $1,520,000 (15% above the maximum of the Estimated Valuation Range), or if the Offerings are extended beyond __________, 1997, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, each subscriber will be notified in writing of the time period within which the subscriber must notify the Bank of his intention to maintain, modify or rescind his subscription. In the event the subscriber does not respond in any manner to the Bank's notice, the funds submitted will be refunded to the subscriber with interest at _____% per annum, the Bank's current passbook rate, and/or the subscriber's withdrawal authorizations will be terminated.

    Stock Pricing. The Purchase Price of the Common Stock in the Offerings is a uniform price for all subscribers, including members of the Bank's board of directors (the "Board of Directors") and management. The aggregate Purchase Price is based upon an independent appraisal of the aggregate pro forma market value of the Company and the Bank, as converted. The aggregate pro forma market value was estimated by FinPro, an experienced conversion appraisal firm independent of the Company and the Bank, to range from $980,000 to $1,320,000 at June 19, 1997. Depending upon the final updated valuation, the number of shares to be issued is subject to a maximum of 152,000 shares (15% above the maximum of the Estimated Valuation Range) and a minimum of 98,000 shares. The appraisal should not be considered a recommendation as to the advisability of purchasing shares of the Common Stock. In preparing the appraisal, FinPro assumed the accuracy and completeness of the financial and statistical information provided by the Bank and did not independently value the Bank's assets and liabilities. The Boards of Directors of the Company and the Bank have reviewed the appraisal of FinPro and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by FinPro in the preparation of such appraisal. See "The Conversion--Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use. Subject to regulatory approval, the Estimated Valuation Range may be increased or decreased to reflect market and financial conditions prior to the completion of the Stock Conversion and may be increased to permit an increase in the number of shares of Common Stock sold in the Stock Conversion to cover any oversubscriptions in the Offerings. The actual number of shares to be issued in the Stock Conversion will not be determined until completion of the Offerings. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are below the minimum of the Estimated Valuation Range or more than 15% above the maximum of the Estimated Valuation Range. See "The Conversion--Stock Pricing and Number of Shares to be Issued."

    The Estimated Valuation Range is necessarily based upon estimates of a number of matters (including certain assumptions as to expense factors affecting the net proceeds from the sale of Common Stock in the Stock Conversion and as to the net earnings on such net proceeds), all of which are subject to change from time to time. As a result, no assurance can be given that persons who purchase such shares in the Stock Conversion will be able to sell such shares thereafter at or above the Purchase Price.

    Non-transferability of Subscription Rights. Prior to the completion of the Stock Conversion, federal regulations prohibit any person from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons violating such prohibition may lose their right to purchase stock in the Stock Conversion and may be subject to sanctions by the OTS. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares.
See "The Conversion--Restrictions on Transferability."

Use of Proceeds

    The net proceeds from the sale of Common Stock in the Stock Conversion are estimated to be approximately $830,000, $1.0 million, $1.17 million and $1.37 million, respectively, based on the minimum, midpoint, maximum and 15% above the maximum, of the Estimated Valuation Range. See "Pro Forma Data." The Company will purchase all of the common stock of the Bank to be issued in the Stock Conversion in exchange for 80% of the net proceeds from the issuance of the Common Stock and will retain up to the remaining 20% of such net proceeds as its initial capitalization (less funds loaned to the ESOP sufficient to purchase up to 8% of shares sold in the Stock Conversion). Subject to regulatory approval, the Company intends to lend a portion of the net proceeds to the ESOP to facilitate its purchase of up to 8% of the Common Stock sold in the Stock Conversion. It is anticipated that the funds will be borrowed by the ESOP at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Stock Conversion, which rate is currently 8.5%. It is anticipated that the ESOP loan will have a term of 15 years. Based upon the issuance of shares at the minimum and maximum of the Estimated Valuation Range, the loan to the ESOP to purchase 8% of the Common Stock would be $78,400 and $105,600, respectively. The Bank intends to make contributions to the ESOP in an amount to be determined by the Board of Directors, but not less than the amount needed to pay any currently maturing obligations under the loan made to the ESOP, subject to the Bank's continuing compliance with OTS capital requirements. These contributions would be allocated among all eligible participants in proportion to their compensation. See "Management--Benefit Plans--Employee Stock Ownership Plan." The remaining net proceeds retained by the Company are anticipated to be initially invested in short- and intermediate-term securities and will be available as general working capital. Subject to compliance with federal regulations, such funds may also be used to repurchase the Common Stock. However, since the Company has not yet issued stock, there is currently insufficient information upon which an intention to repurchase stock could be based. For information regarding the possible purchase of stock to implement a restricted stock plan following the Stock Conversion, see "Use of Proceeds." The net proceeds to the Bank will become part of the Converted Bank's general funds and will be used to support its lending and investment activities, subject to applicable regulatory restrictions. On an interim basis, such proceeds will be invested primarily in short- and intermediate-term securities and will be available as general working capital.

Purchases by Directors and Executive Officers

    The directors and executive officers of the Bank have indicated their intention to purchase in the Stock Conversion an aggregate of $_____ of Common Stock (or _____ shares, or approximately _____%, _____%, _____%, or _____%, respectively, of the shares to be issued in the Stock Conversion at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range). There is no formal agreement among the executive officers and directors and their affiliates regarding their purchases of Common Stock. In addition, 8% of the shares issued in the Stock Conversion are expected to be purchased by the Bank's ESOP. See "Management -- Benefit Plans -- Employee Stock Ownership Plan" and "Participation by Management."

Benefits of Conversion to Directors and Executive Officers

    Employee Stock Ownership Plan. The Board of Directors of the Bank has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Company and the Bank. The ESOP intends to buy up to 8% of the Common Stock issued in the Stock Conversion (approximately $78,400 to $105,600 of the Common Stock based on the issuance of the minimum (98,000 shares) and the maximum (132,000 shares) of the Estimated Valuation Range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Bank over a 15-year period. These contributions will increase the compensation expense of the Bank. The Bank's contributions to the ESOP will be allocated among participants on the basis of their compensation. See "Management -- Benefit Plans -- Employee Stock Ownership Plan" for a description of this plan.

    Other Stock Benefit Plans. The Board of Directors of the Company intends to adopt a Stock Option and Incentive Plan ("Stock Option Plan") and a Recognition and Retention Plan ("RRP") to become effective upon no earlier than six months following the Stock Conversion. It is anticipated that certain of the directors and executive officers of the Company and the Bank will receive awards under these plans. It is currently anticipated that the Stock Option Plan and the RRP will be funded by shares subsequently reacquired and held as treasury shares or through the issuance of authorized but unissued stock of the Company, representing 10% and 4%, respectively, of the shares sold in the Stock Conversion. To the extent the Stock Option Plan and RRP are funded from authorized but unissued shares, the funding of such plans will dilute existing shareholders by an aggregate of approximately 12.95%. See "Management -- Benefit Plans" for a description of these plans. The Stock Option Plan and the RRP may be submitted for stockholder approval at an annual or a special meeting of stockholders following the Stock Conversion, provided such meeting is held at least six months following the Stock Conversion, or alternatively such approval may not be sought until after one year following the Stock Conversion. If such plans are adopted during the first year following the Stock Conversion, they would be subject to certain allocation and other requirements of the OTS, which would not apply after one year.

    Stock Option Plan. Following consummation of the Stock Conversion, the Company intends to adopt the Stock Option Plan for the benefit of the directors, officers and employees of the Company and the Bank, pursuant to which the Company intends to reserve a number of shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Stock Conversion (13,200 shares at the maximum of the Estimated Valuation Range) for issuance pursuant to stock options and stock appreciation rights. Under regulations that would be applicable to the Converted Bank following the Conversion, if the Stock Option Plan is submitted to and approved by the stockholders of the Company within one year after completion of the Stock Conversion, no more than 30% of the shares available under the Stock Option Plan could be granted to non-employee directors, no more than 5% of the shares available could be granted to individual non-employee directors, and no more than 25% of the shares available could be granted to an individual officer. Under such circumstances, it is expected that each non-employee director will receive an option for the same number of shares. In addition, it is currently expected that stock options will be granted to Mr. Gordon E. Coleman, the Bank's Chief Executive Officer and to other officers of the Bank, although no determination has been made at this time as to the amount of such stock options. The Company currently anticipates that it will not implement the Stock Option Plan until after one year following the Stock Conversion, although it reserves the right to do so as early as six months following the Stock Conversion. See "Management--Benefit Plans--Stock Option and Incentive Plan."

    Recognition and Retention Plan. Following consummation of the Stock Conversion, the Company intends to adopt the RRP for the benefit of the directors, officers and employees of the Company and the Bank. The RRP is expected to purchase a number of shares of Common Stock either from the Company or in the open market equal to an aggregate of 4% of the Common Stock issued in the Stock Conversion (5,280 shares at the maximum of the Estimated Valuation Range). Assuming the Common Stock awarded pursuant to the RRP had a value of $10.00 per share, the aggregate value of RRP awards would be $52,800 at the maximum of the Estimated Valuation Range. Under regulations that would be applicable to the Converted Bank following the Conversion, if the RRP is submitted to and approved by the stockholders of the Company within one year after completion of the Stock Conversion, no more than 30% of the shares available under the RRP could be granted to non-employee directors, no more than 5% of the shares available could be granted to an individual non-employee director, and no more than 25% of the shares available could be granted to an individual officer. Under such circumstances each non-employee director would receive an award for the same number of shares. It is currently expected that awards will be granted to Mr. Coleman and to other officers of the Bank, although no determination has been made at this time as to the amount of such awards. Awards of Common Stock under the RRP will be at no cost to the recipient. The Company currently anticipates that it will not implement the RRP until after one year following the Stock Conversion, although it reserves the right to do so as early as six months following the Stock Conversion. See "Management--Benefit Plans--Recognition and Retention Plan."

Dividends

    The Company does not intend to initially pay dividends on the Common Stock. The payment of dividends will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by the Bank to the Company, general business practices and other factors. See "Dividends," "Regulation -- Regulatory Capital Requirements" and "-- Limitations on Dividends and Other Capital Distributions."

Market for Common Stock

    The Company has never issued capital stock to the public, and due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop or be maintained. The Company has requested that Trident Securities, Inc. ("Trident") undertake to match offers to buy and sell the Conversion Stock and to list the Common Stock over the counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc., and Trident has agreed to do so. However, purchasers of Common Stock should have a long term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price. See "Market for Common Stock."

Prospectus Delivery and Procedure for Purchasing Shares

    To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date or hand-delivered any later than two days prior to such date. Execution of an order form will confirm receipt of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Bank is not obligated to accept for processing orders not submitted on original order forms. Order forms unaccompanied by an executed certification form will not be accepted. Payment by check, money order, bank draft, cash or debit authorization to an existing account at the Bank must accompany the order and certification forms. No wire transfers will be accepted. The Bank is prohibited from lending funds to any person or entity for the purpose of purchasing shares of Common Stock in the Stock Conversion. See "The Conversion--Method of Payment for Subscriptions."

    In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date, the Supplemental Eligibility Record Date or the Voting Record Date must list all deposit accounts on the stock order form, giving all names on each account and the account numbers. Failure to list all account numbers may result in the inability of the Company or the Bank to fill all or part of a subscription order. In addition, registration of shares in a name or title different from the names or titles listed on the account may adversely affect such subscriber's purchase priority. See "The Conversion--Method of Payment for Subscriptions."

Risk Factors

    See "Risk Factors" for information regarding recent losses, the adequacy of the Bank's allowance for loan losses, growth of the Bank's consumer and commercial lending operations, reliance on out of market deposits, increased credit risks associated with national bank loan products, the potential delay in completion or denial of the Bank Conversion, the Bank's reduced return on equity after the Stock Conversion, interest rate risk exposure, potential discouragement of takeover attempts resulting from takeover defensive provisions, potential operational restrictions associated with regulatory oversight, competition, potential increased costs of Conversion resulting from a delayed offering, the Bank's ESOP compensation expense, absence of active market for the common stock, absence of refund of offering subscriptions on amendment to the Plan, and the possible adverse income tax consequences of the distribution of subscription rights.

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

    Set forth below are selected financial and other data of the Bank at and for the years indicated. The selected financial and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Financial Statements and Notes thereto presented elsewhere in this Prospectus.

                                                                                      AT MARCH 31,
                                                                  -----------------------------------------------------
                                                                     1997       1996       1995       1994       1993
----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets....................................................  $  11,326  $   7,606  $   7,628  $   8,212  $   8,200
Cash and cash equivalents.......................................        709      1,351        881      1,495      1,413
Loans receivable, net...........................................      9,392      5,528      6,267      6,248      6,178
Trading account securities (1)..................................         69         --         --         --         --
Mortgage-backed securities:
  Held to maturity..............................................        257        340        206        255        319
Investment securities:
  Held to maturity..............................................        200         --         --         --         --
  Available for sale............................................        398        241        134          2         79
FHLB stock......................................................         59         64         64         64         61
Deposits........................................................     10,237      6,465      6,518      7,228      7,252
Advances by borrowers for taxes and insurance...................        107         95        155        148        127
Retained earnings--substantially restricted.....................        956        411        401        389        379
Retained earnings--unrestricted.................................         --        582        506        435        431

------------------------

(1) Consists solely of Freddie Mac stock which was sold subsequent to March 31, 1997.

                                                                                            YEARS ENDED MARCH 31,
                                                                            -----------------------------------------------------
                                                                              1997       1996       1995       1994       1993
--------------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                                             (IN THOUSANDS)
SELECTED OPERATIONS DATA:
Total interest income.....................................................  $     688  $     622  $     565  $     560  $     624
Total interest expense....................................................       (326)      (270)      (225)      (267)      (352)
                                                                            ---------  ---------  ---------  ---------  ---------
   Net interest income....................................................        362        352        340        293        272
Provision for loan losses.................................................        (78)        --         --         --         --
                                                                            ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan losses.......................        284        352        340        293        272
Fees and service charges..................................................         29         10         14         19         15
Other non-interest income.................................................         67         --         --         --         --
                                                                            ---------  ---------  ---------  ---------  ---------
Total non-interest income.................................................         96         10         14         19         15
Total non-interest expense................................................       (434)      (239)      (242)      (294)      (263)
                                                                            ---------  ---------  ---------  ---------  ---------
Income (loss) before taxes................................................        (54)       123        112         18         24
Income tax (provision) benefit............................................         18        (38)       (29)        (4)        (7)
                                                                            ---------  ---------  ---------  ---------  ---------
Net income (loss).........................................................  $     (36) $      85  $      83  $      14  $      17
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------

                                                                                 YEARS ENDED MARCH 31,
                                                               ----------------------------------------------------------
                                                                  1997        1996        1995        1994        1993
                                                               ----------  ----------  ----------  ----------  ----------
SELECTED OPERATIONS DATA:
Performance Ratios:
  Return on assets (ratio of net income to average total
    assets)..................................................     (0.41)%       1.08%       1.07%       0.17%       0.20%
  Return on retained earnings (ratio of net income to average
    equity)..................................................     (3.67)%       8.83%       9.55%       1.68%       2.07%
  Interest rate spread information:
    Average during period....................................       3.77%       4.13%       4.16%       3.29%       2.94%
    End of period............................................       3.34%       4.25%       4.18%       3.36%       3.04%
  Net interest margin (1)....................................       4.23%       4.59%       4.52%       3.65%       3.42%
  Ratio of operating expense to average total assets.........       4.89%       3.04%       3.11%       3.53%       3.19%
  Ratio of average interest-earning assets to average
    interest-bearing liabilities.............................     111.97%     114.46%     112.28%     110.84%     110.65%
Asset Quality Ratios:
  Non-performing assets to total assets at end of period.....       0.41%       0.00%       0.00%       0.00%       0.00%
  Allowance for loan losses to non-performing loans..........     235.32%       0.00%       0.00%       0.00%       0.00%
  Allowance for loan losses to loans receivable, net.........       1.17%       0.58%       0.51%       0.51%       0.49%
Capital Ratios:
  Net worth to total assets at end of period.................       8.43%      13.56%      12.31%      10.03%       9.88%
  Average net worth to average assets........................      11.06%      12.27%      11.17%       9.94%       9.69%
Other Data:
  Number of full-service offices.............................           1           1           1           1           1

------------------------
(1) Net interest income divided by average interest earning assets.

                                  RISK FACTORS

    The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Stock Conversion.


RECENT LOSS

    For the year ended March 31, 1997, the Bank incurred a loss of $36,000. During fiscal 1997, the Bank decided to implement a strategy to increase its asset size by commencing the origination of commercial real estate and commercial business loans, and increasing its consumer loan portfolio. The Bank is funding this loan growth through deposits. Consequently, during fiscal 1997, as the Bank sought to attract deposits to fund asset growth by offering above average market rates for certificates of deposits with terms of two to five years. In light of the Bank's decision to originate more commercial real estate, commercial business and consumer loans, management deemed it prudent to establish a $78,000 provision for loan losses. No provision for loan losses was established in fiscal 1996. Noninterest expense during fiscal 1997 also increased significantly as the Bank incurred costs associated with increased loan origination activity (such as increased appraisal costs), as well as increasing the size of its staff from four to six persons, which included the retention of an experienced consumer loan officer. The Bank believes these changes are necessary in order to enhance the Bank's long-term profitability. Consequently, noninterest expense increased to $434,000 for the year ended March 31, 1997 from $239,000 for the year ended March 31, 1996. Finally, the Bank incurred a one time expense of $43,000 in connection with the Savings Association Insurance Fund ("SAIF") recapitalization.

    Implementation of the Bank's strategy may take a period of time to complete and may require the expenditure of additional funds to provide the resources necessary to originate a significant number of commercial real estate, commercial business and consumer loans. The success of this strategy will depend in part on the level of interest rates, market conditions and other factors beyond the Bank's control.


RISKS ASSOCIATED WITH INCREASED CONSUMER AND COMMERCIAL LENDING

    Over the past year the Bank has diversified its loan portfolio by originating a significant amount of loans secured by collateral other than one-to four-family real estate. In particular, over the past year the Bank has emphasized the origination of consumer loans. At March 31, 1997, $1.8 million, or 19.0% of the Bank's total loan portfolio consisted of consumer loans, an increase of $1.6 million from the $248,000, or 4.5% of total loans which comprised consumer loans at March 31, 1996. At March 31, 1997, consumer loans secured by automobiles comprised approximately $1.5 million, or 16.3% of total loans. Management has determined that the Bank should continue to emphasize the origination of consumer loans. Consequently, the Bank has established a number of correspondent relationships with automobile dealerships in the Bank's market area under which the Bank extends credit to purchasers of new and used automobiles. See, "Business--Lending Activities--Consumer and Other Lending." Although consumer loans have higher yields than loans secured by one-to four-family properties, such loans are more sensitive to economic conditions, are more difficult to monitor and have greater credit risk than residential loans. Further, such loans may be unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide adequate sources of repayment for the outstanding loan balances. Consumer loan collections are dependent upon the borrower's financial stability and thus are more likely to be affected by adverse personal circumstances. Finally, the application of various federal and state laws, including bankruptcy and insolvency laws may limit the amount that may be recovered on such loans. At March 31, 1997, the Bank had not experienced any material delinquencies or losses on its consumer loan portfolio.

    In addition, management has determined to also emphasize the origination of commercial real estate and commercial business loans. At March 31, 1997, the Bank's total loan portfolio included $392,000 in commercial real estate loans which comprised 4.1% of the Bank's total loan portfolio, and $195,000 in commercial business loans which comprised 2.0% of total loans. At March 31, 1996 the Bank did not have any commercial real estate or commercial business loans in its loan portfolio. Commercial real estate loans and commercial business loans provide the Bank with the ability to obtain interest income at rates higher than those available from one-to four-family loans. At March 31, 1997, the Bank had not experienced any material delinquencies or losses on its commercial real estate or commercial business loan portfolios.

    Loans secured by commercial real estate are more difficult to monitor and evaluate than loans secured by one-to four-family properties, and therefore involve a greater degree of risk than one-to four-family loans. Because payments on loans secured by commercial real estate are often dependent on the successful operation or management of the property securing the loan, the repayment of such loans may be subject to adverse conditions in the real estate market or economy. If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. Similarly, commercial business loans involve higher risks of default than loans secured by one-to four-family properties since their repayment is dependent on the successful operation of the borrower's business. In addition, commercial business loans also involve higher risks of default since their repayment is dependent on the successful operation of the borrower's business.


ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

    At March 31, 1997, the Bank's allowance for loan losses was $110,000, or 1.2% of loans receivable, net, as compared to $32,000, or .06% of loans receivable, net, at March 31, 1996. The increase was due to a number of factors, including an increase in the size of the Bank's loan portfolio, and the changing composition of the Bank's loan portfolio, which includes higher levels of non-mortgage loans such as consumer loans and commercial business loans, which are generally considered to present increased credit risk to the Bank when compared with one-to four-family loans, as well as higher levels of commercial real estate loans which are dependent on the successful operation of the property securing the loan, and higher levels of loans with adjustable interest rates, which present an increased risk of default in a rising interest rate environment. Because future events affecting borrowers and loan collateral cannot be predicted with any degree of certainty, there can be no assurance that the Bank's allowance for loan losses will be adequate to absorb all future loan losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Lending Activities," and "--Asset Quality."


INCREASED RELIANCE ON OUT OF MARKET DEPOSITS

    In order to fund loan growth, the Bank has aggressively sought to increase its level of deposits, primarily through the growth of certificates of deposit with maturities of two to five years. In fiscal 1997, the Bank began participating in an on-line service pursuant to which it advertises its certificates of deposit rates nationwide. During the year ended March 31, 1997, the Bank obtained certificates of deposits totalling $2.6 million through this service which represented 25.5% of total deposits at March 31, 1997. Virtually all of the certificates of deposits obtained from the on-line service are from depositors who do not reside in the Bank's market area and with whom the Bank has no other banking relationship. Certificates of deposit obtained through the on-line service are a more volatile source of funds than passbook or transaction accounts, or than certificates of deposit accounts opened by depositors in the Bank's market area and who may have other business relationships with the Bank.


RELIANCE ON LOCAL ECONOMY

    The Bank originates loans in its market area. Thus, the ability of borrowers to repay their loans is substantially dependent on the strength of the local economy. The local economy consists primarily of agricultural industry, small farms and food processors. There can be no assurance that future employment practices of major employers or a downturn in the local economy will not have an adverse effect on the financial condition or results of operation of the Bank.

INCREASED CREDIT RISKS ASSOCIATED WITH COMMERCIAL LOAN PRODUCTS

    Over time, management anticipates broadening its range of banking products and services consistent with a national bank and commercial bank charter, and it will continue to diversify its loan portfolio. Diversification of the Bank's loan portfolio may also alter the risk profile of the Bank, since certain loans that may be made by national or commercial banks, such as commercial and consumer loans, generally carry more credit risk than residential one- to four-family mortgage loans. See "Business--Lending Activities."


POTENTIAL DELAY IN COMPLETION OR DENIAL OF BANK CONVERSION

    The Bank Conversion is subject to the approval of the OCC (in the case of a national bank) or the Department (in the case of a New York-chartered commercial bank). The OCC or Department may deny such approval or impose burdensome conditions on such approval. Under such circumstances, the Bank's Board of Directors may choose not to proceed with the Bank Conversion. Unless and until the Bank becomes a national bank or a state-chartered commercial bank, the Company will operate as a savings and loan holding company and the Converted Bank as a federal stock savings bank. If the Board of Directors elects not to proceed with the Bank Conversion or to proceed with the Bank Conversion notwithstanding the imposition of conditions imposed by federal or state regulators, and subscribers for Common Stock in the Offerings will not be resolicited unless required by regulatory authority. See "The Conversion--General."


REDUCED RETURN ON EQUITY AFTER STOCK CONVERSION

    Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Bank's return on equity for the year ended March 31, 1997 was, and the Company's post-Stock Conversion return on equity will be, less than the average return on equity for publicly traded thrift institutions and their holding companies. See "Selected Financial Information and Other Data" for numerical information regarding the Bank's historical return on equity and "Capitalization" for a discussion of the Company's estimated pro forma consolidated capitalization as a result of the Conversion. In addition, the expenses associated with the ESOP and the RRP (see "Pro Forma Data"), along with other post-Stock Conversion expenses, are expected to contribute initially to reduced earnings levels. The Bank intends to deploy the net proceeds of the Offerings to increase earnings per share and book value per share, with the goal of achieving a return on equity comparable to the average for publicly traded thrift institutions and their holding companies. In the short-term, the Bank will have difficulty in improving its interest rate spread and thus the return on equity to stockholders. Consequently, for the foreseeable future, investors should not expect a return on equity that will meet or exceed the average return on equity for publicly traded thrift institutions, and no assurances can be given that this goal can be attained.


INTEREST RATE RISK EXPOSURE

    The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in the level of interest rates also affect the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the market value of the Bank's interest-earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as corporate securities and other investment vehicles, which, because of the absence of federal insurance premiums, may yield higher rates of return than those paid by savings institutions.

    In addition, changes in interest rates also can affect the market value of the Bank's interest-earning assets, which are comprised of fixed- and adjustable-rate instruments with various terms to maturity. Generally, the value of fixed-rate, longer-term instruments fluctuates inversely with changes in interest rates. See "Business -- Lending

Activities -- One-to Four-Family Mortgage Loans." Increases in interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities, which can adversely impact the yields earned on the Bank's loan and securities portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management."

    The Bank has sought to increase its deposits by attracting certificates of deposits with terms ranging from two to five years. Such certificates of deposit are costlier than passbook and transaction accounts and in a declining interest rate environment may adversely affect the Bank's net interest rate spread. The Bank is attempting to increase its interest income through the origination of consumer, commercial real estate and commercial business loans, which typically provide higher rates of interest than one-to four-family loans. If the Bank is unable to originate higher yielding consumer, commercial real estate or commercial business loans, or if interest rates decline, the Bank's interest rate spread could deteriorate.

    The OTS utilizes a net portfolio value methodology to measure the interest rate risk exposure of savings associations. Effective March 31, 1995, for purposes of calculating risk-based capital, institutions with more than normal interest rate risk, as defined by OTS regulations, are required to make a deduction from capital equal to 50% of their interest rate risk exposure multiplied by the present value of their assets. Based upon this methodology, at March 31, 1997, the Bank's interest rate risk exposure to a 200 basis point increase in interest rates was considered "normal" under this regulation. Furthermore, since the Bank has total assets of less than $300 million and risk-based capital in excess of 12%, the Bank is exempt from this rule unless otherwise notified by the OTS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."


ANTI-TAKEOVER DEFENSES

    COMPANY AND BANK GOVERNING INSTRUMENTS. Certain provisions of the Company's Certificate of Incorporation and Bylaws assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings and a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. In addition, provisions in the Bank's federal stock Charter that have an anti-takeover effect could also be applicable to changes in control of the Company as the sole shareholder of the Bank. The Converted Bank's Charter includes a provision applicable for five years which prohibits acquisitions and offers to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's securities. Any person violating this restriction may not vote the Converted Bank's securities in excess of 10%. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Company's Certificate of Incorporation also authorizes preferred stock with terms to be established by the Board of Directors which may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Common Stock. The Board of Directors of the Company has the ability to waive certain restrictions on acquisition, provided that the acquisition is approved in advance by a majority of the disinterested Board of Directors. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

    REGULATORY AND STATUTORY PROVISIONS. Federal regulations prohibit, for a period of three years following the completion of the Conversion, any person from offering to acquire or acquiring the beneficial ownership of more than 10% of the stock of a converted savings institution or its holding company without prior federal regulatory approval. Federal law also requires federal regulatory approval prior to the acquisition of "control" (as defined in federal regulations) of an insured institution, including a holding company thereof. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

    BENEFIT PLANS; VOTING CONTROL OF DIRECTORS AND OFFICERS AND POSSIBLE DILUTIVE EFFECTS. The proposed Stock Option Plan and the proposed RRP also contain provisions that could have the effect of discouraging takeover attempts of the Company.

    If the Company issues additional shares pursuant to the proposed Stock Option Plan and RRP (as opposed to funding such plans with shares subsequently reacquired and held as treasury shares) the percentage of ownership of the Company of those persons purchasing Common Stock in the Stock Conversion will be diluted. Assuming exercise of all options available under the Stock Option Plan, the interest of stockholders will be diluted by approximately 9.1%. The award of all shares available under the RRP will dilute the interests of stockholders by approximately 3.9%. See "Pro Forma Data," "Management -- Benefit Plans -- Stock Option and Incentive Plan," and "-- Recognition and Retention Plan" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." For financial accounting purposes, certain incentive grants under the proposed RRP will result in the recording of compensation expense over the period of vesting. See "Pro Forma Data."

    The directors and executive officers of the Bank are anticipated to
purchase an aggregate of approximately $         or approximately    % of the
shares offered in the Stock Conversion at the maximum of the Estimate
Valuation Range, or    % at    % above the maximum of the Estimated Valuation
Range, or    % of the shares offered in the Stock Conversion at the minimum of the Estimated Valuation Range. Directors and executive officers will also receive awards under the proposed Stock Option Plan and the proposed RRP.
Assuming the purchase of $         of Common Stock in the Stock Conversion by
directors and executive officers in the aggregate (      persons), the full
vesting of the restricted stock to be awarded under the proposed RRP and the exercise of all options to be awarded under the proposed Stock Option Plan in connection with the Stock Conversion, approval of the Stock Option Plan and the RRP by the stockholders, and the acquisition by the Company of shares to fund such plans in open-market purchases, the shares owned by the directors
and executive officers in the aggregate would amount from approximately    %
(at 15% above the maximum of the Estimated Valuation Range) to    % (at the
minimum of the Estimated Valuation Range) of the outstanding shares. In addition, the ESOP is expected to purchase 8% of the shares sold in the Stock Conversion. This stock ownership, if voted as a block, could defeat takeover attempts favored by other stockholders. See "Management -- Benefit Plans -- Employee Stock Ownership Plan."


POTENTIAL OPERATIONAL RESTRICTIONS ASSOCIATED WITH REGULATORY OVERSIGHT

    The Bank is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the FHLB and is subject to certain limited regulation by the FRB. See "Regulation." Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Following the Bank Conversion, the Bank will be subject to extensive regulation and supervision by the OCC (in the case of a national bank) or the Department (in the case of a commercial bank) and the FDIC, and the Company will be subject to extensive regulation and supervision of the FRB. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for losses on loans. See "Regulation -- Federal Regulation of Savings Associations" and "-- Regulatory Capital Requirements." Any change in such regulation and oversight, whether by the OTS, the FDIC, the OCC, the Department, the FRB or Congress, could have a material impact on the Company, the Bank and their respective operations.


COMPETITION

    The Bank experiences strong competition in its local market area in both originating loans and attracting deposits. This competition arises, with respect to originating loans, from mortgage bankers and to a lesser extent from commercial banks, savings institutions and credit unions, and with respect to attracting deposits, from securities firms and mutual funds and from other financial institutions in its market area. See "Business--Market Area and Competition" and --Lending Activities."


POTENTIAL INCREASED COSTS OF CONVERSION RESULTING FROM DELAYED OFFERING

    The Subscription Offering will expire at Noon, local time on      , 1997
unless extended by the Bank and the Company. If the Offerings are extended
beyond       , 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the Offerings will not be extended as set forth above.

    A material delay in the completion of the sale of all unsubscribed shares in the Community Offering may result in a significant increase in the costs in completing the Stock Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Stock Conversion and general market conditions may occur during such material delay. In the event the Stock Conversion is not consummated within 24 months after the date of the Special Meeting, OTS regulations would require the Bank to charge accrued Stock Conversion costs to then-current period operations. See "The Conversion -- Risk of Delayed Offering."


ESOP COMPENSATION EXPENSE

    In November 1993, the American Institute of Certified Public Accountants ("AICPA") Accounting Standards Executive Committee issued Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will increase compensation expense relating to the ESOP to be established in connection with the Stock Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Recent Accounting Developments."


ABSENCE OF ACTIVE MARKET FOR THE COMMON STOCK

    The Company has never issued capital stock to the public, and due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop or be maintained. The Company has requested that Trident Securities, Inc. ("Trident") undertake to match offers to buy and sell the Conversion Stock and to list the Common Stock over the counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc., and Trident has agreed to do so. However, purchasers of Common Stock should have a long term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price. See "Market for Common Stock."


ABSENCE OF REFUND OF OFFERING SUBSCRIPTIONS ON AMENDMENT TO PLAN OF CONVERSION

    The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Company, the Plan may be substantively amended (including an amendment to eliminate the formation of the holding company as part of the Conversion) by a two-thirds vote of the respective Boards of Directors of the Bank and the Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS. Moreover, if the Plan is amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the OTS. If the Plan is amended in a manner that is deemed to be material to the subscribers by the Company, the Bank and the OTS, such subscriptions will be resolicited. No such amendments are currently contemplated, although the Bank reserves the right to increase or decrease purchase limitations. See "The Conversion -- Approval, Interpretation, Amendment and Termination."


POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS


    If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights may be taxable only to those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who exercise the Subscription Rights (either as capital gain or ordinary income) in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Bank has received an opinion of FinPro that such rights have no value, which opinion is not binding on the Internal Revenue Service ("IRS"). See "The Conversion--Effects of Stock Conversion to Stock Form on Depositors and Borrowers of the Bank--Tax Effects."


                            LANDMARK COMMUNITY BANK

    The Bank is a federally chartered mutual savings bank headquartered in Canajoharie, New York. Landmark Community was chartered in 1925 as a New York savings and loan association under the name Canajoharie Building Savings and Loan Association. In 1997, the Bank converted to a federal mutual savings bank charter and changed its name to Landmark Community Bank. Its deposits are insured up to the maximum allowable amount by the SAIF of the FDIC. Through its office it serves communities located in Canajoharie, New York. At March 31, 1997, the Bank has total assets of $11.3 million, deposits of $10.2 million and retained earnings of $956,000.

    The Bank has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate one- to four-family residential mortgage loans, and in recent periods to originate commercial real estate loans, commercial business loans and consumer loans consisting primarily of personal loans secured by automobiles. At March 31, 1997, the Bank's total loan portfolio was $9.6 million, of which $7.2 million, or 74.9% were one- to four-family residential mortgage loans, $392,000, or 4.1% were commercial real estate loans, $1.8 million, or 19.0% were consumer loans, and $195,000, or 2.0% were commercial business loans.

    During the year ended March 31, 1997, the Bank originated $3.8 million of fixed-rate and $1.8 million of adjustable rate loans, all of which were retained in the Bank's portfolio. See "Business -- Lending Activities."

    The Bank's executive office is located at 26 Church Street, Canajoharie, New York 13317-1117. Its telephone number at that address is (518) 673-2012.


                            LANDMARK FINANCIAL CORP.

    Landmark Financial Corp. was organized in June 1997 for the purpose of serving as a holding company for the Converted Bank upon its conversion from mutual to stock form, and of the Bank following the Bank Conversion. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Stock Conversion, the Company will have no significant assets other than the outstanding capital stock of the Converted Bank, up to 20% of the net proceeds from the Stock Conversion (less the amount to fund the ESOP and a note evidencing its loan to the Bank's ESOP. Upon consummation of the Stock Conversion, the Company's principal business will be overseeing and directing the business of the Bank and investing the net Stock Conversion proceeds retained by it. In connection with the Bank Conversion, the Company will register with the Board of Governors of the FRB as a bank holding company under the BHCA.

    The Company has received approval from the OTS to acquire control of the Converted Bank, subject to satisfaction of certain conditions. The Company intends to apply to the FRB for approval to retain control of the Bank following the Bank Conversion. See "Risk Factors--Potential Delay in Completion or Denial of Bank Conversion."

    The holding company structure will permit the Company to expand the financial services currently offered through the Bank, although there are no definitive plans or arrangements for such expansion at present. The holding company structure will also provide the Bank with enhanced operational flexibility and provide the ability to diversify its business opportunities through acquiring or merging with other financial institutions, thereby enhancing its financial resources in order to compete more effectively with other financial service organizations. At the present time, however, the Company does not have any plans, arrangements, agreements or understandings with respect to any such acquisitions or mergers. After the Stock Conversion, the Company will be classified as a unitary savings and loan holding company and will be subject to regulation by the OTS. After the Bank Conversion, the Company will be classified as a bank holding company and will be subject to regulation by the FRB.

    The initial activities of the Company are anticipated to be funded by such retained proceeds and the income thereon and dividends, if any, from the Bank. See "Dividends," "Use of Proceeds," "Regulation -- Holding Company Regulation" and "-- Federal and State Taxation." Thereafter, activities of the Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Company. At this time, there are no plans regarding any other activities.

    THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK BELIEVE THAT IT IS IN THE BEST INTERESTS OF THE BANK, THE COMPANY AND THE COMPANY'S SHAREHOLDERS FOR THE COMPANY AND THE SAVINGS BANK TO REMAIN INDEPENDENT, WITH THE OBJECTIVE OF LONG-TERM ENHANCEMENT OF SHAREHOLDER VALUE. ACCORDINGLY, AN INVESTMENT IN THE COMMON STOCK OF THE COMPANY MAY NOT BE SUITABLE FOR INVESTORS WHO ARE SEEKING SHORT-TERM RETURNS THROUGH A SALE OF THE INSTITUTION.

    The executive office of the Company is located at 26 Church Street, Canajoharie, New York 13317-1117. Its telephone number at that address is
(518) 673-2012.

                                 CAPITALIZATION

    The table below sets forth the capitalization, including deposits and borrowings, of the Bank as of March 31, 1997 and the pro forma capitalization of the Company at the minimum, the midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Stock Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."

                                                                               PRO FORMA CAPITALIZATION OF
                                                                                COMPANY BASED UPON SALE OF
                                                                        ------------------------------------------
                                                                         98,000     115,000    132,000    152,000
                                            CAPITALIZATION OF            SHARES     SHARES     SHARES     SHARES
                                                 BANK AT                AT $10.00  AT $10.00  AT $10.00  AT $10.00
                                              MARCH 31, 1997            PER SHARE  PER SHARE  PER SHARE  PER SHARE
                                    ----------------------------------  ---------  ---------  ---------  ---------

                                                                                   (IN THOUSANDS)
Deposits(1).......................               $10,237                $  10,237  $  10,237  $  10,237  $  10,237
Stockholders' equity:
  Preferred Stock, $.10 per value
  per share: authorized--100,000
  shares; assumed outstanding--
  none............................                $ --                  $      --  $      --  $      --  $      --
Common Stock, $.10 par value per
  share: authorized--900,000
  shares; shares to be
  outstanding-- as shown(5).......                  --                         10         12         13          15
Paid-in capital...................                  --                        820        988      1,157       1,355
Less: Common stock acquired by
        ESOP(3)...................                  --                        (78)       (92)      (106)       (122)
      Common stock to be acquired
      by RRP(4)...................                  --                        (39)       (46)       (53)        (61)
Retained earnings, substantially
  restricted(2)...................                  956                        956        956        956        956
Unrealized (losses) on available-
  for-sale securities, net of
  tax.............................                   (1)                        (1)        (1)        (1)       (1)
                                    ----------------------------------    ---------  ---------  ---------  ---------
  Total stockholders' equity........               $955                  $   1,668  $   1,817  $   1,966  $   2,142
                                    ----------------------------------    ---------  ---------  ---------  ---------
                                    ----------------------------------    ---------  ---------  ---------  ---------

------------------------

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Stock Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) See Notes I and P of the Notes to Financial Statements for information regarding restrictions on retained earnings, "Dividends" and "Regulation -- Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion -- Effects of Stock Conversion to Stock Form on Depositors and Borrowers of the Bank" regarding the liquidation account to be established upon Stock Conversion. Does not take into account Company dividends, if any, which may be paid subsequent to the Stock Conversion. See "Dividends."

(3) Assumes that 8% of the shares issued in the Stock Conversion will be acquired by the ESOP and that the ESOP will be funded by the Company. The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. Since the Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Company's consolidated financial statements. Accordingly, the amount of stock acquired by the ESOP is shown in this table as a reduction of total stockholders' equity. See "Management -- Benefit Plans -- Employee Stock Ownership Plan."

(4) While management does not currently intend to do so, following OTS and stockholder approval, shares utilized to fund the RRP could be obtained from newly issued shares. In the event RRP shares are obtained from authorized but unissued shares, the existing ownership of current stockholders would be diluted by approximately 3.9%. However, there would be no impact on stockholders' equity.

(5) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the proposed Stock Option Plan and the proposed RRP. See "Management--Benefit Plans."

                                 PRO FORMA DATA

    The following table sets forth the historical net income, total equity and per share data of the Bank at and for the year ended March 31, 1997, and after giving effect to the Stock Conversion, the pro forma consolidated net income, stockholders' equity and per share data of the Company at and for the same period. The pro forma data is computed on the assumptions that (i) the specified number of shares of Common Stock were sold at the beginning of the specified period and yielded net proceeds to the Company as indicated and
(ii) such net proceeds were invested by the Bank and the Company at the beginning of the period to yield a return of 6.02% for the fiscal year ended March 31, 1997. The assumed return is based on the yield on one-year U.S. Government securities at March 31, 1997, which is deemed by management to more accurately reflect pro forma reinvestment rates than the arithmetic average of the Bank's weighted average yield on all interest-earning assets and the weighted average rate paid on deposits. After adjusting for applicable federal and state taxes totaling 37%, the after-tax yield was equal to 3.79% for the fiscal year ended March 31, 1997. The table also assumes that the proposed RRP awards equal to 4% of the shares sold in the Stock Conversion were purchased by the RRP at $10.00 per share in the open market and fixed Stock Conversion expenses were $150,000. No effect has been given to the stock reserved for issuance under the Stock Option Plan. ACTUAL STOCK CONVERSION EXPENSES MAY BE MORE OR LESS THAN THOSE ESTIMATED BECAUSE FEES PAID MAY VARY DEPENDING UPON MARKET CONDITIONS AND OTHER FACTORS. THE PRO FORMA NET EARNINGS AMOUNTS DERIVED FROM THE ASSUMPTIONS SET FORTH HEREIN SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF THE COMPANY THAT WOULD HAVE BEEN ATTAINED FOR ANY PERIOD IF THE STOCK CONVERSION HAD BEEN ACTUALLY CONSUMMATED AT THE BEGINNING OF SUCH PERIOD, AND THE ASSUMPTIONS REGARDING INVESTMENT YIELDS SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL YIELDS EXPECTED TO BE ACHIEVED DURING ANY FUTURE PERIOD.

    The total number of shares to be issued in the Stock Conversion may be increased or decreased to reflect changes in market and financial conditions prior to the close of the Offerings. However, if the aggregate Purchase Price of the Common Stock actually sold in the Conversion is below $980,000 or more than $1,520,000 (15% above the maximum of the Estimated Valuation Range) subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

                                                                          AT OR FOR THE YEAR ENDED MARCH 31, 1997
                                                                 ------------------------------------------------------
                                                                                                            152,000
                                                                                                            SHARES
                                                                   98,000       115,000      132,000       AT $10.00
                                                                   SHARES       SHARES       SHARES        PER SHARE
                                                                  AT $10.00    AT $10.00    AT $10.00      (MAXIMUM,
                                                                  PER SHARE    PER SHARE    PER SHARE         AS
                                                                  (MINIMUM)   (MIDPOINT)    (MAXIMUM)     ADJUSTED)(1)
                                                                 -----------  -----------  -----------  ---------------

                                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.................................................   $     980    $   1,150    $   1,320      $   1,520
Less estimated expenses........................................         150          150          150            150
                                                                 -----------  -----------  -----------       -------
   Estimated net Stock Conversion proceeds.....................         830        1,000        1,170          1,370
   Less Common Stock acquired by ESOP..........................          78           92          106            122
   Less Common Stock to be acquired by RRP.....................          39           46           53             61
                                                                 -----------  -----------  -----------       -------
    Estimated proceeds available for investment................   $     713    $     862    $   1,011      $   1,187
                                                                 -----------  -----------  -----------       -------
                                                                 -----------  -----------  -----------       -------
Consolidated net income:
   Historical..................................................   $     (36)   $     (36)   $     (36)     $     (36)
   Pro forma adjustments:
       Net income from proceeds (2)............................          27           33           38             45
   Less pro forma ESOP adjustment(3)...........................           3            4            4              5
   Less pro forma RRP adjustment(4)............................           5            6            7              8
                                                                 -----------  -----------  -----------       -------
          Pro forma net income.................................   $     (17)   $     (13)   $      (9)     $      (4)
                                                                 -----------  -----------  -----------       -------
                                                                 -----------  -----------  -----------       -------
Consolidated net income per share: (5)(6)
   Historical..................................................   $    (.40)   $    (.34)   $    (.30)     $    (.26)
   Pro forma adjustments:
       Net income from proceeds (2)............................         .30          .31          .31            .32
   Less pro forma ESOP adjustment(3)...........................         .03          .04          .03            .04
   Less pro forma RRP adjustment(4)............................         .06          .06          .06            .06
                                                                 -----------  -----------  -----------       -------
          Pro forma net income per share.......................   $    (.19)   $    (.13)   $    (.08)     $    (.04)
                                                                 -----------  -----------  -----------       -------
                                                                 -----------  -----------  -----------       -------
Consolidated stockholders' equity (book value):(7)
   Historical..................................................         955          955          955            955
   Estimated net Stock Conversion proceeds.....................         830        1,000        1,170          1,370
   Less common stock acquired or to be acquired by:
       ESOP....................................................          78           92          106            122
       RRP (4).................................................          39           46           53             61
                                                                 -----------  -----------  -----------       -------
          Pro forma............................................   $   1,668    $   1,817    $   1,966      $   2,142
                                                                 -----------  -----------  -----------       -------
                                                                 -----------  -----------  -----------       -------
Consolidated stockholders' equity per share: (6)(8)
   Historical..................................................   $    9.74    $    8.30    $    7.23      $    6.28
   Estimated net Stock Conversion proceeds.....................        8.47         8.70         8.86           9.01
   Less Common Stock acquired or to be acquired by:
       ESOP....................................................         .80          .80          .80            .80
       RRP (4).................................................         .40          .40          .40            .40
                                                                 -----------  -----------  -----------       -------
          Pro forma stockholders' equity(9)....................   $   17.01    $   15.80    $   14.89      $   14.09
                                                                 -----------  -----------  -----------       -------
                                                                 -----------  -----------  -----------       -------
Pro forma price to book value (%)..............................       58.79%       63.29%       67.16%         70.97%
                                                                 -----------  -----------  -----------       -------
Pro forma price to earnings (P/E ratio)........................      (52.63)      (76.92)     (125.00)       (250.00)
                                                                 -----------  -----------  -----------       -------
                                                                 -----------  -----------  -----------       -------
Number of shares used in calculating stockholders'
equity per share...............................................          98          115          132            152
                                                                 -----------  -----------  -----------       -------
                                                                 -----------  -----------  -----------       -------
Number of shares used in calculating earnings per share........          90          106          121            140
                                                                 -----------  -----------  -----------       -------
                                                                 -----------  -----------  -----------       -------



------------------------

(1) Gives effect to the sale of an additional 20,000 shares in the Stock Conversion, which may be issued as a result of an increase in the pro forma market value of the Company and the Bank, as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination of the independent appraiser that such issuance is compatible with its determination of the estimated pro forma market value of the Company and the Bank, as converted. See "The Conversion--Stock Pricing and Number of Shares to be Issued."

(2) No effect has been given to withdrawals from accounts for the purpose of purchasing Common Stock in the Stock Conversion.

(3) It is assumed that 8% of the shares of Common Stock offered in the Stock Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP (at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Stock Conversion, which rate is currently 8.5%), from the net proceeds from the Stock Conversion retained by the Company. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders' equity will be increased. The Bank's payment of the ESOP debt is based upon equal installments of principal over a 15-year period, assuming a combined federal and state tax rate of 37%. Interest income earned by the Company on the ESOP debt offsets the interest paid by the Bank on the ESOP loan. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense reflects adoption of SOP 93-6, which will require recognition of expense based upon shares committed to be released and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share Purchase Price. See "Management--Benefit Plans--Employee Stock Ownership Plan."

(4) In calculating the pro forma effect of the RRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the RRP at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Common Stock instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.9% and pro forma net income per share for the year ended March 31, 1997 would be $(.19), $(.13), $(.08), and $(.04), the pro forma price to earnings ratio for the year ended March 31, 1997 would be (52.63)x, (76.92)x, (125.00)x and (250.00)x, and pro forma stockholders' equity per share at March 31, 1997 would be $17.01, $15.80, $14.89, and $14.09, at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range, respectively. Shares issued under the RRP vest 20% per year and, for purposes of this table, compensation expense is recognized on a straight-line basis over each vesting period. In the event the fair market value per share is greater than $10.00 per share on the date of stockholder approval of the RRP, total RRP expense would increase. No effect has been given to the shares reserved for issuance under the proposed Stock Option Plan. If stockholders approve the Stock Option Plan following the Stock Conversion, the Company will have reserved for issuance under the Stock Option Plan authorized but unissued shares of Common Stock representing an amount of shares equal to 10% of the shares sold in the Stock Conversion.
    If all of the options were to be exercised utilizing these authorized but unissued shares rather than treasury shares (which could be acquired), the voting interests of existing stockholders would be diluted by approximately 9.1%. See "Management-- Benefit Plans--Stock Option and Incentive Plan" and "--Recognition and Retention Plan."

(5) Per share amounts are based upon outstanding shares of 98,000, 115,000, 132,000, and 152,000 at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range. Such shares include all shares sold in the Stock Conversion minus shares purchased by the ESOP that are not assumed committed to be released.

(6) Historical per share amounts have been computed as if the shares of Common Stock expected to be issued in the Stock Conversion had been outstanding at the beginning of the period or on the date shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Stock Conversion, the additional ESOP expense or the proposed RRP expense, as described above.

(7) "Book value" represents the difference between the stated amounts of the Bank's assets and liabilities. The amounts shown do not reflect the liquidation account that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the Stock Conversion, or the federal income tax consequences of the restoration to income of the Bank's special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See "The Conversion--Effects of Stock Conversion to Stock Form on Depositors and Borrowers of the Bank" and "--Income Tax Consequences." The amounts shown for book value do not represent fair market values or amounts distributable to stockholders in the unlikely event of liquidation.

(8) Per share amounts are based upon shares outstanding of 98,000, 115,000, 132,000 and 152,00 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(9) Neither represents, nor is intended to represent, possible future price appreciation or depreciation of the Common Stock.

                          PRO FORMA REGULATORY CAPITAL

    Pro forma data assumes that the Common Stock has been sold as of March 31, 1997, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. For additional information regarding the financial condition of the Bank and the assumptions underlying the pro forma capital calculations set forth below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data" and the Financial Statements and related notes appearing elsewhere herein.

                                      PRO FORMA BASED UPON SALE OF
                               ------------------------------------------
              -----------------------------------------------------------------------------------------------------------------
                                                                                                            MAXIMUM, AS ADJUSTED,
                                        MINIMUM OF               MIDPOINT OF             MAXIMUM OF                OF ESTIMATED
                                   ESTIMATED VALUATION      ESTIMATED VALUATION     ESTIMATED VALUATION             VALUATION
                                        RANGE OF                 RANGE OF                RANGE OF                    RANGE OF
                 HISTORICAL AT        98,000 SHARES           115,000 SHARES          132,000 SHARES             152,000 SHARES
                 MARCH 31, 1997     AT $10.00 PER SHARE      AT $10.00 PER SHARE     AT $10.00 PER SHARE        AT $10.00 PER SHARE
               -----------------  ----------------------   ----------------------  ----------------------   ----------------------
               AMOUNT  PERCENT(1) AMOUNT(2) PERCENT(1)(2)  AMOUNT(2) PERCENT(1)(2) AMOUNT(2) PERCENT(1)(2)  AMOUNT(2) PERCENT(1)(2)
               ------  ---------  --------  ------------   --------  ------------  --------  ------------   --------  ------------
                                                       (DOLLARS IN THOUSANDS)

THE BANK
--------
Capital
 under
 generally
 accepted
 accounting
 principles.    $ 956    8.44%    $ 956         7.94%       $ 956      7.85%        $  956     7.75%        $  956      7.64%
                ------   -----    -----         -----       -----      ------       -----     ------        ------     ------
                ------   -----    -----         -----       -----      ------       -----     ------        ------     ------
Tangible
 capital(2).    $ 955    8.43%    $1,668        13.86%       $1,817   14.91%        $1,966     15.94%        $2,142    17.12%
Tangible
 capital
requirement(5).   170    1.50        181          1.50          183    1.50            185      1.50            188     1.50
                 ----    -----    ------         -----       ------   ------        -------     -----        ------    ------
Excess......    $ 785    6.93%    $1,487         12.36%      $1,634   13.41%        $1,781     14.44%        $1,954    15.62%
                -----    -----    ------         ------      ------   ------        ------     ------        ------    ------
                -----    -----    ------         ------      ------   ------        ------     ------        ------    ------
Core
capital(2)..    $ 955    8.43%    $1,668          13.86%      $1,817  14.91%        $1,966     15.94%        $2,142    17.12%
Core capital
requirement(3)(5) 340    3.00        361           3.00          366   3.00            370      3.00            375     3.00
                -----    -----    ------          ------      ------  ------         ------     -----        ------    ------
Excess......    $ 615    5.43%    $1,307          10.86%       1,451  11.91%        $1,596     12.94%        $1,767    14.12%
                -----    -----    ------          ------      ------  ------        ------     ------        ------    ------
                -----    -----    ------          ------      ------  ------        ------     ------        ------    ------
Risk-based
capital(2)(4).  $1,065  16.76%    $1,778          27.37%      $1,927  29.53%        $2,076     31.67%        $2,252    34.17%
Risk-based
capital
requirement(5)(6)  508   8.00        520           8.00          522   8.00            524      8.00            527     8.00
                ------  ------    ------          -----       ------  ------        ------     ------        ------    ------
Excess......    $  557   8.76%    $1,258          19.37%      $1,405  21.53%        $1,551     23.67%        $1,725    26.17%
                ------  ------    ------          ------      ------  ------        ------     ------        ------    ------
                ------  ------    ------          ------      ------  ------        ------     ------        ------    ------

                                                  (footnotes on following page)
                                      25

------------------------

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) The table assumes retention by the Company of 20% of the net Stock Conversion proceeds (less the amount of the loan made to the ESOP from the Company's portion of the net Stock Conversion proceeds). For regulatory capital purposes, the Bank's capital will be reduced by the anticipated purchases by the ESOP of 8% of the shares of Common Stock sold in the Stock Conversion and the proposed issuance of 4% of the shares of Common Stock sold in the Stock Conversion for the RRP. The actual amount of net Stock Conversion proceeds to be invested into the Bank to maintain the 10% tangible capital level will depend on a number of factors, including the amount of deposit withdrawals to fund subscriptions for Common Stock in the Offerings, the actual level of assets of the Bank at the closing of the Offerings (which will depend in part on the repayment and prepayment of loans and the maturity of mortgage-backed and investment securities), the Bank's asset/liability management in the period up to the closing of the Offerings, and the overall expenses of the Conversion.

(3) In April 1991, the OTS proposed a core capital requirement for savings associations comparable to the requirement for national banks that became effective December 31, 1990. The proposal calls for an OTS core capital requirement of at least 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness, with a 4% to 5% core capital requirement for all other thrifts. If adopted as proposed, management would expect the Bank to be subject to a 4% to 5% core capital requirement. See "Regulation -- Regulatory Capital Requirements."

(4) Includes $110,000 of general valuation allowances, which qualify as supplementary capital. See "Regulation -- Regulatory Capital Requirements."

(5) Assumes investment of net proceeds in U.S. Government agency securities which have a 20% risk weight.

(6) The OTS utilizes a net market value methodology to measure the interest rate risk exposure of savings associations. Effective March 31, 1996, institutions with more than normal interest rate risk, as defined by OTS regulations, are required to make a deduction from capital equal to 50% of its interest rate risk exposure multiplied by the present value of its assets. Based upon this methodology, at March 31, 1997, the latest date for which such information is available, the Bank's interest rate risk exposure to a 200 basis point increase in interest rates was considered "normal" under this regulation. However, since the Bank has assets of less than $300 million and a total risk-based capital ratio in excess of 12%, it is exempt from this requirement unless the OTS determines otherwise. See "Regulation -- Regulatory Capital Requirements."

                                USE OF PROCEEDS

    The net proceeds from the sale of Common Stock in the Stock Conversion, based on the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, are estimated at $980,000 million, $1.15 million, $1.32 million and $1.52 million, respectively. See "Pro Forma Data." The Company will retain up to 20% of the net Stock Conversion proceeds as its initial capitalization and will use the balance of the net Stock Conversion proceeds to purchase all of the common stock of the Bank to be issued upon Stock Conversion. The Company intends to lend a portion of the net proceeds retained by it to the ESOP to facilitate its purchase of 8% of the Common Stock in the Stock Conversion. It is anticipated that the funds will be borrowed by the ESOP at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Stock Conversion, which rate is currently 8.5%. It is anticipated that the ESOP loan will have a term of 15 years. Based upon the issuance of shares at the minimum and maximum of the Estimated Valuation Range, the loan to the ESOP to purchase 8% of the Common Stock would be $78,400 and $105,600, respectively. See "Management -- Benefit Plans -- Employee Stock Ownership Plan."

    The remainder of the proceeds will be invested on an interim basis in short- and intermediate-term securities. These funds would be available for general corporate purposes which may include expansion of operations through acquisitions of other financial service organizations and diversification into other related or unrelated businesses, or for investment purposes. Currently, there are no specific plans being considered for the expansion of the business of the Company. In addition, the funds may be used to infuse additional capital to the Bank when and if appropriate.

    The net proceeds retained by the Company may also be used to repurchase the Company's Common Stock as permitted by federal regulation. Upon completion of the Stock Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Since the Company has not yet issued stock, there is currently insufficient information upon which an intention to repurchase stock could be based.

    Based upon facts and circumstances which may arise following the Stock Conversion, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value or earnings per share of the remaining outstanding shares, and the effect on the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders.

    Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of non-performing assets and other loans of concern, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. Repurchases during the first year following the Stock Conversion may be subject to limitations imposed by federal regulations. A stock repurchase program may have the effect of: (i) reducing the overall market value of the Company, (ii) increasing the cost of capital and (iii) promoting a temporary demand for Common Stock.

    Should the Company implement a restricted stock plan (i.e., the RRP) following the Stock Conversion, a portion of the net proceeds may be used to fund the purchase by the plan of Common Stock in an amount up to 4% of the shares sold in the Stock Conversion. The actual cost of such purchase will depend on the number of shares sold in the Stock Conversion and the market price at the time of purchase. Based upon the minimum and the maximum of the Estimated Valuation Range and on a $10.00 per share Purchase Price, the cost would be approximately $39,200 and $52,800, respectively.

    The net proceeds from the sale of the Common Stock in the Stock Conversion will substantially increase the capital of the Bank. The Bank will use the net proceeds for general corporate business purposes, such as lending and investment activities in the ordinary course of business. On an interim basis, the proceeds will be invested by the Bank in short- and intermediate-term securities.

    The actual net proceeds may be more or less than the estimated net proceeds calculated as shown under "Pro Forma Data," above. Additionally, the actual expenses may be more or less than those estimated. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

                                   DIVIDENDS

    The Company does not intend to initially pay dividends on its Common Stock. The payment of dividends will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Therefore, no assurances can be made as to the future ability of the Company to pay dividends. Delaware law generally limits dividends of the Company to an amount equal to the excess of its net assets (the amount by which total assets exceeds total liabilities) over its paid-in capital or, if there is no excess, to its net profits for the current and immediately preceding fiscal year.

    It is presently anticipated that the Company will not conduct significant operations independent of those of the Bank for some time following the Stock Conversion. As such, the Company does not expect to have any significant source of income other than earnings on the net Stock Conversion proceeds retained by the Company and dividends from Landmark Community, if any. Consequently, the ability of the Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of the Bank to pay dividends to the Company. Management believes that, upon completion of the Stock Conversion, the Converted Bank will qualify as a Tier 1 institution, and thereby be entitled to make capital distributions without OTS approval in an amount not exceeding 100% of its net income year-to-date plus 50% of the Converted Bank's capital surplus, as measured at the beginning of the calendar year. Net proceeds retained by the Company would be immediately available for the payment of dividends. See "Regulation -- Regulatory Capital Requirements" and "--Limitations on Dividends and Other Capital Distributions." Earnings appropriated to the Bank's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Company without adverse tax consequences. See "Regulation -- Federal and State Taxation."

                            MARKET FOR COMMON STOCK

    The Company and the Bank have never issued capital stock. Consequently, there is no established market for the Common Stock at this time. The development of a liquid public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. It is unlikely that an active and liquid trading market for the Common Stock will develop due to the relatively small size of the Offerings and the small number of stockholders expected following the Stock Conversion. Moreover, subject to shareholder approval, the Company intends to adopt the Stock Option Plan and the RRP following the Stock Conversion. If the Company purchases shares in the open market for the purpose of funding such plans, such purchases could also initially reduce the overall number of shares outstanding and initially could further reduce the liquidity of the Common Stock. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment. Accordingly, purchasers should consider the illiquid, long-term nature of an investment in the Common Stock. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

                          PARTICIPATION BY MANAGEMENT

    The following table sets forth information regarding intended Common Stock purchases by each of the directors of the Bank and the Company, by Mr. Coleman, and by all directors and executive officers as a group. This table excludes shares to be purchased by the ESOP or proposed Restricted Stock Awards under the proposed RRP or proposed option grants pursuant to the proposed Stock Option Plan. See "Management--Benefit Plans." The directors and officers of the Bank have indicated their intention to purchase in the Stock Conversion an aggregate
of $         of Common Stock, equal to    %,    %,    %, and    % of the number
of shares to be issued in the Subscription and Community Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. For information regarding options and restricted stock intended to be awarded to management pursuant to the proposed Stock Option Plan and the proposed RRP, see "Management -- Benefit Plans."


                                                                                         AGGREGATE     NUMBER      PERCENT
                                                                                          PURCHASE       OF          AT
    NAME                      TITLE                                                        PRICE        SHARES     MIDPOINT
-------------       ---------------------------








All directors and executive officers as a group (      persons).........................  $----------  ---------             %
                                                                                           ----------  ---------


------------------------
*less than 1%.

                            LANDMARK COMMUNITY BANK
                            STATEMENTS OF OPERATIONS

    The following Statements of Operations of the Bank for the fiscal years ended March 31, 1997 and 1996 have been audited by Harvazinski & Montanye, LLP, independent certified public accountants, whose report thereon appears elsewhere herein. These Statements should be read in conjunction with the Financial Statements of the Bank and Notes thereto included elsewhere in this Prospectus.

                                                                             YEARS ENDED
                                                                              MARCH 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Interest income:
  Loans receivable
    First mortgage loans..............................................  $  545,030  $  492,992
    Other loans.......................................................      39,932      23,115
  Investment securities and interest bearing deposits.................     103,398     106,347
                                                                        ----------  ----------
    Total interest income.............................................     688,360     622,454

Interest expense:
    Interest on deposits..............................................     326,607     270,115
                                                                        ----------  ----------
       Net interest income............................................     361,753     352,339

Provision for loan losses.............................................      78,000          --
                                                                        ----------  ----------
       Net interest income after provision for loan losses............     283,753     352,339
                                                                        ----------  ----------
Noninterest income:
    Loan fees and service charges.....................................      28,779      10,280
    Trading account gain..............................................      67,056          --
                                                                        ----------  ----------
        Total noninterest income......................................      95,835      10,280
                                                                        ----------  ----------
Noninterest expense:
    General and administrative expenses
       Compensation, payroll taxes and fringe benefits................     184,154     115,481
       Advertising and business promotion.............................       6,030       5,331
       Building occupancy and equipment expenses,
         including depreciation.......................................      34,086      24,920
       Federal insurance premiums.....................................      55,256      15,695
       Other operating expenses.......................................     154,534      77,754
                                                                         ----------  ----------
       Total noninterest expense......................................     434,060     239,181
                                                                         ----------  ----------
       Income (loss) before income taxes..............................     (54,472)    123,438

Provision for income tax expense (benefit)............................      (18,400)     38,100
                                                                         ----------  ----------
       Net income (loss)..............................................   $  (36,072) $   85,338
                                                                         ----------  ----------
                                                                         ----------  ----------

    The accompanying Notes to the Financial Statements are an integral part of these Statements of Operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    This discussion is intended to assist in understanding the financial condition and results of operations of the Bank. The information contained in this section should be read in conjunction with the Financial Statements and accompanying Notes thereto and the other sections contained in this Prospectus.

    The Company has only recently been formed and, accordingly, has no results of operations. The following discussion relates only to the financial condition and results of operations of the Bank.

    The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of mortgage and consumer loans and other investments, and the interest paid on interest-bearing liabilities, consisting of deposits. Net interest income is a function of the Bank's "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In order to increase the Bank's long-term interest income and overall profitability, management has determined to emphasize the origination of consumer loans, commercial real estate loans and commercial business loans, in addition to the origination of one-to four-family residential loans. The Bank has experienced increased costs of funds by actively seeking to increase the Bank's deposit base through certificates of deposit (as opposed to passbook or transaction accounts) with maturities of two to five years. The increased deposits have been utilized to fund the Bank's loan growth.

    The Bank, like other financial institutions, is subject to interest-rate risk to the degree that its interest-earning assets mature or reprice at different times, or on different bases, than its interest-bearing liabilities. The Bank's operating results are also affected by the amount of its noninterest income, including service charges and loan origination and commitment fees. Noninterest expense consists principally of compensation and benefits, building occupancy and equipment expense, federal insurance premiums and other operating expenses. The Bank's operating results are significantly affected by general economic and competitive conditions, in particular, the changes in market interest rates, government policies and actions by regulatory authorities.

FINANCIAL CONDITION

March 31, 1997 Compared to March 31, 1996

    ASSETS. Total assets increased approximately $3.7 million, or 48.9%, to $11.3 million at March 31, 1997 from $7.6 million at March 31, 1996. The increase in total assets was primarily attributable to an increase in loans receivable, net, and investment securities partially offset by decreases in cash and cash equivalents and mortgage-backed securities.

    Loans receivable, net increased $3.9 million, or 69.9% to $9.4 million at March 31, 1997 from $5.5 million at March 31, 1996. Loan originations totaled $5.7 million while principal repayments totaled $1.6 million. The increase in loan originations was funded from deposits.

    Investment securities increased $357,000, or 148.1%, to $598,000 at March 31, 1997 from $241,000 at March 31, 1996. The increase in investments resulted from purchases of U.S. Government securities consisting of short-term treasury bills with maturities of three years or less, which totaled $398,000 at March 31, 1997. The Bank had no investments in U.S. Government securities at March 31, 1996.

    Mortgage-backed securities decreased $83,000, or 24.4% to $257,000 at March 31, 1997 from $340,000 at March 31, 1996. The decrease in mortgage-backed securities resulted solely from principal repayments. Cash and cash equivalents decreased $649,000, or 46.4% to $709,000 at March 31, 1997 from $1.4 million at March 31, 1996.

    LIABILITIES. Total liabilities consisting solely of deposits increased $3.8 million, or 58.3% to $10.2 million at March 31, 1997 from $6.5 million at March 31, 1996. The increase in deposits resulted primarily from an increase in certificates of deposit to $4.6 million at March 31, 1997 from $2.6 million at March 31, 1996.

    RETAINED EARNINGS. Retained earnings totaled $956,000 at March 31, 1997. Retained earnings totaled $993,000 at March 31, 1996. The decrease in retained earnings is the result of the Bank incurring a $36,000 loss for the year ended March 31, 1997.

ANALYSIS OF NET INTEREST INCOME

    Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

    The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                                     YEARS ENDED MARCH 31,
                                                            --------------------------------------------------------------------
                                    AT MARCH 31, 1997                   1997                                 1996
                                -----------------------  ----------------------------------  -----------------------------------
                                                           AVERAGE    INTEREST                 AVERAGE     INTEREST
                                OUTSTANDING              OUTSTANDING   EARNED/               OUTSTANDING    EARNED/
                                  BALANCE    YIELD/RATE    BALANCE      PAID     YIELD/RATE    BALANCE       PAID     Yield/Rate
                                -----------  ----------  -----------  ---------  ----------  -----------   ---------  ----------
                                                                           (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
 Loans receivable (1)..........  $   9,392       8.78%    $   6,960    $   585       8.41%    $   5,866    $     516     8.80%
 Mortgage-backed securities....        257       8.97           290         26       8.97           249           22     8.84
 Investment securities.........        598       6.87           393         27       6.87           314           19     6.05
 FHLB stock....................         59       6.35            61          4       6.56            64            5     7.81
 Interest bearing deposits.....        120       6.50           846         46       5.44         1,178           60     5.09
                                -----------              -----------      ----               -----------       -----
  Total interest-earning assets
    (1).......................   $  10,426       8.62     $   8,550    $   688       8.05     $   7,671    $     622     8.11
                                -----------              -----------      -----              -----------       -----
 Interest-Bearing Liabilities:
 Interest-bearing checking.....  $     235       1.75%    $      63    $     1       1.59%    $      --    $      --     0.00%
 Passbook accounts.............      3,584       3.00         3,703        108       2.92         4,185          126     3.01
 Certificate accounts..........      6,120       5.70         3,870        217       5.61         2,517          144     5.72
                                -----------              -----------     -----               -----------       -----
  Total interest-bearing
    liabilities................  $   9,939       4.62%    $   7,636        326       4.27%    $   6,702          267     4.03%
                                -----------              -----------     -----               -----------       -----
Net interest income...........                                         $   362                             $     352
                                                                         -----                                 -----
                                                                         -----                                 -----
Net interest rate spread......                   4.00%                               3.78%                               4.08%
                                                 ----                                ----                                ----
                                                 ----                                ----                                ----
Net earning assets............   $     487                $     914                           $     969
                                -----------              -----------                         -----------
                                -----------              -----------                         -----------
Net yield on average
  interest-earning assets.....                                                       4.23%                               4.59%
                                                                                     ----                                ----
                                                                                     ----                                ----
Average interest-earning
  assets to average
  interest-bearing
  liabilities.................                                             1.12x                                1.14x
                                                                           ----                                 ----
                                                                           ----                                 ----

------------------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

RATE/VOLUME ANALYSIS

    The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                                               YEARS ENDED MARCH 31,
                                                                                       -------------------------------------
                                                                                                   1997 VS. 1996
                                                                                       -------------------------------------
                                                                                         INCREASE/(DECREASE)
                                                                                               DUE TO              TOTAL
                                                                                       ----------------------    INCREASE
                                                                                         VOLUME       RATE      (DECREASE)
                                                                                       -----------  ---------  -------------
                                                                                            (IN THOUSANDS)
Interest-earning assets:
 Loans receivable....................................................................   $      97   $     (28)   $      69
 Mortgage-backed securities..........................................................           4          --            4
 Investment securities...............................................................          12          (4)           8
 Other...............................................................................         (18)          3          (15)
                                                                                              ---         ---          ---
  Total interest-earning assets......................................................   $      95   $     (29)   $      66
                                                                                              ---         ---          ---
                                                                                              ---         ---          ---
Interest-bearing liabilities:
 Passbook accounts...................................................................   $     (21)  $      --    $     (21)
 Interest-bearing checking...........................................................           1          --            1
 Certificates of deposit.............................................................          64          12           76
                                                                                              ---         ---          ---
  Total interest-bearing liabilities.................................................   $      44   $      12    $      56
                                                                                              ---         ---          ---
                                                                                              ---         ---          ---
Net change in interest income........................................................                            $      10
                                                                                                                       ---
                                                                                                                       ---


Comparison of Operating Results for the Years Ended March 31, 1997 and 1996

    INTEREST INCOME. Interest income totaled $688,000 for the year ended March 31, 1997, an increase of approximately $66,000, or 10.6% from $622,000 at March 31, 1996. The increase in interest income was the result of an increase of $900,000 in the average balance of interest earning assets to $8.6 million for the year ended March 31, 1997 from $7.7 million for fiscal 1996. The average yield on interest-earning assets decreased to 8.05% from 8.11%.

    For the years ended March 31, 1997 and 1996, interest income on loans receivable increased $69,000, or 13.4% to $585,000 from $516,000. The average balance of loans receivable increased $1.1 million, or 18.7% in fiscal 1997. The average yield on loans receivable for the years ended March 31, 1997 and 1996 were 8.41% and 8.80%, respectively. The decrease in the average yield resulted from the origination of adjustable rate mortgage ("ARM") loans at below market rates of interest.

    Interest income from mortgage-backed securities totaled $26,000 and $22,000 for the years ended March 31, 1997 and 1996, respectively. The slight increase in interest income in fiscal 1997 was attributable to a $41,000 increase in the average balance of mortgage-backed securities, as well as an increase in the average yield on mortgage-backed securities to 8.97% from 8.84%. The increase in the average balance as well as the average yield on mortgage-backed securities resulted from the Bank's purchase of higher yielding mortgage-backed securities during the latter part of fiscal 1996.

    Interest income from investment securities increased $8,000, or 42.1% for the year ended March 31, 1997, to $27,000 from $19,000 for the year ended March 31, 1996. The increase in interest income from investment securities resulted from an increase in the average balance of investment securities to $393,000 from $314,000 as well as an increase in the average yield to 6.87% from 6.05% during the years ended March 31, 1997 and 1996, respectively. The increase in the average yield on investment securities reflects the Bank's decision to invest in longer term investment securities which provide a higher yield than shorter term investment securities.

    For the year ended March 31, 1997 interest income from interest bearing deposits decreased $14,000, or 23.3%, to $46,000 from $60,000 for the year ended March 31, 1996. The decrease in interest income from interest bearing deposits was attributable to a $332,000 decrease in the average balance of interest bearing deposits to $846,000 from $1.2 million, which was partially offset by an increase in the average yield on interest bearing deposits to 5.44% from 5.09%. Interest bearing deposits were used to fund increased loan originations during fiscal 1997.

    INTEREST EXPENSE. Interest expense increased $59,000, or 22.1% for the year ended March 31, 1997 to $326,000 from $267,000 for the year ended March 31, 1996. The increase in interest expense was due to an increase in the cost of deposits to 4.27% from 4.03%, and an increase in the average balance of deposits to $7.6 million from $6.7 million. During fiscal 1997 the composition of deposits changed, as certificates of deposit increased as a percentage of the total deposits and in absolute dollar amount, and the percentage of deposits represented by lower yielding passbook accounts and interest-bearing checking accounts decreased.

    NET INTEREST INCOME. For the years ended March 31, 1997 and 1996 net interest income was $362,000 and $352,000, respectively, an increase of $10,000. The ratio of average interest earning assets to average interest bearing liabilities fell slightly to 1.12x from 1.14x. The interest rate spread for the year ended March 31, 1997 decreased to 3.78% for fiscal 1997 from 4.08% for fiscal 1996.

    PROVISION FOR LOAN LOSSES. During fiscal 1997 the Bank added $78,000 to the allowance for loan losses. The Bank did not establish a provision for loan losses in fiscal 1996. Management regularly reviews its loan portfolio including changes in the relative composition of the portfolio to determine whether any loans require classification or the establishment of additional reserves. The provision for loan losses in fiscal 1997 was deemed prudent in light of the Bank's decision to emphasize the origination of commercial real estate, commercial business and consumer loans. At March 31, 1997, the Bank had three loans with aggregate principal balances of $107,000 which were delinquent more than 60 days, and total nonperforming assets of $47,000 which represented .41% of total assets. At March 31, 1997, the Bank's allowance for loan losses totaled $110,000, which represented 235.32% of nonperforming loans.

    NONINTEREST INCOME. Noninterest income for the years ended March 31, 1997 and 1996 was $96,000 and $10,000, respectively. The increase of approximately $86,000 is primarily attributable to a $67,000 unrealized gain on sale of investment securities for which the Bank established a trading account, as well as a $19,000, or 180.0% increase in loan fees and service charges to $29,000 from $10,000.

    NONINTEREST EXPENSE. Noninterest expense for the years ended March 31, 1997 and 1996 were $434,000 and $239,000, respectively. The increase of approximately $195,000, or 81.5% is primarily the result of increases in compensation expense of $69,000, or 59.5%, building occupancy and equipment expense of $9,000, or 36.8%, federal insurance premiums of $40,000, or 252.1%, and other operating expenses (consisting of postage, professional fees, audits and examinations, appraisal fees and credit changes, data processing, office supplies) of $77,000, or 98.7%. The increase in federal insurance premiums was the result of the special one-time assessment to recapitalize the Savings Association Insurance Fund ("SAIF"). The principal increase in compensation expense is due to an increase in employees from four to six. The increase in building and occupancy expense is due to remodeling of the Bank's office. The increase in other operating expense is due to increased consulting fees and increases in data processing costs.

    INCOME TAXES. For the years ended March 31, 1997 the Bank realized a tax benefit of $18,000. For the year ended March 31, 1996 income taxes were $38,100.

    NET INCOME. The Bank had a net loss of $36,000 for the year ended March 31, 1997. The reasons for the Bank's loss in fiscal 1997 are (i) management's decision to add $78,000 to the Bank's allowance for loan losses, (ii) a one time non-recurring expense of $43,000 associated with the SAIF recapitalization and, (iii) costs associated with modernizing the Bank's facilities and operations, as well as increased compensation expense associated with an increase in the number of employees from four to six persons. Finally, the costs associated with the Bank's rapid loan growth (such as increased appraisal costs) are expected to adversely impact earnings in the short term. The Bank had net income of $85,000 for the year ended March 31, 1996.

ASSET/LIABILITY MANAGEMENT

    Savings institutions such as the Bank are subject to interest rate risk to the extent their interest-bearing liabilities (consisting primarily of deposit accounts, FHLB advances and other borrowings) mature or reprice more rapidly, or on a different basis, than their interest-earning assets (consisting predominantly of intermediate and long-term real estate loans and investments held for investment and liquidity purposes). Having interest-bearing liabilities that mature or reprice less frequently on average than assets may be detrimental in times of declining interest rates, although such an asset/liability structure may result in increasing net interest earnings during periods of rising interest rates. Conversely, having interest-earning assets that mature or reprice less frequently on average than liabilities may be detrimental in times of rising interest rates, although this asset/liability structure may result in increasing net interest earnings during periods of falling interest rates.

    The Bank has sought to fund its lending activities through deposit growth. In this regard, the Bank has emphasized increasing its deposits by increasing the dollar amount of certificates of deposit with maturities ranging from two-to five-years. Certificates of deposit are a costlier source of funds than passbook or transactional accounts. The Bank intends that in addition to originating an increased amount of one-to four-family loans, such funds be used to originate consumer, commercial real estate and commercial business loans, which typically provide higher rates of interest than one-to four-family loans. The Bank also intends to emphasize the origination of ARM loans and adjustable rate consumer, commercial real estate and commercial business loans. Consequently, the Bank's interest earning assets are expected to reprice more frequently than its interest bearing liabilities which may adversely impact the Bank's net interest income during periods of declining interest rates.

    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1997, which are expected to reprice or mature in each of the future time periods shown. The table does not include any estimates of pre-payments on interest-earning assets. Pre-payments significantly shorten the average life of the assets and may cause the Bank's actual repayment experience to differ from that shown below. Except for transaction accounts, which are classified as repricing in the "within 1 year" category, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability. Historically, the dollar amount of fixed rate loans which have pre-paid has been immaterial. For information regarding the contractual maturities of the Bank's loans, investments and deposits, see "Business--Lending Activities," "--Investment Activities" and "--Sources of Funds."







                                                                AMOUNTS MATURING OR REPRICING AT MARCH 31, 1997
                                                 ------------------------------------------------------------------------------
                                                  WITHIN                                                           OVER
                                                  1 YEAR     1-3 YEARS    3-5 YEARS   5-10 YEARS   10-20 YEARS   20 YEARS  TOTAL
                                                 ---------  -----------  -----------  -----------  -----------  ---------  -----
                                                                          (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
 Loans receivable (1)..........................  $4,910     $     311    $   1,238    $     879    $   2,054    $   --    $ 9,392
 Mortgage-backed securities....................      --            --           16           29           94       118        257
 Trading account securities (2)................      69            --           --           --           --        --         69
 Investment securities.........................      --           398          100           --          100        --        598
 Interest-bearing deposits at FHLB.............     120            --           --           --           --        --        120
                                                 ------    -----------  -----------  -----------  -----------      ---    -------
  Total interest-earning assets (1)............  $5,099     $     709    $   1,354    $     908    $   2,248    $  118    $10,436
                                                 ------    -----------  -----------  -----------  -----------      ---    -------
                                                 ------    -----------  -----------  -----------  -----------      ---    -------
Interest-Bearing Liabilities:
 Savings deposits..............................  $3,584     $      --    $      --    $      --    $      --    $   --    $ 3,584
 Interest-bearing deposits.....................     235            --           --           --           --        --        235
 Certificate accounts..........................   1,877         3,443          768           32           --        --      6,120
                                                 ------    -----------  -----------  -----------  -----------      ---    -------
  Total interest-bearing liabilities...........  $5,696     $   3,443    $     768    $      32    $      --    $   --    $ 9,939
                                                 ------    -----------  -----------  -----------  -----------      ---    -------
                                                 ------    -----------  -----------  -----------  -----------      ---    -------
Interest sensitivity gap.......................  $ (597)    $  (2,734)   $     586    $     876    $   2,248    $  118    $   497
                                                 --------   -----------  -----------  -----------  -----------      ---   -------
                                                 ---------  -----------  -----------  -----------  -----------      ---   -------
Cumulative interest sensitivity gap............  $ (597)    $  (3,331)   $  (2,745)   $  (1,869)   $     379    $  497    $   497
                                                 ------     -----------  -----------  -----------  -----------      ---   -------
                                                 ------     -----------  -----------  -----------  -----------      ---   -------
Ratio of interest-earning assets to
  interest-bearing liabilities.................   89.52%        20.59%      176.30%    2,837.50%        0.00%     0.00%   105.00%
                                                 ------     -----------  -----------  -----------  -----------      ---   -------
                                                 ------     -----------  -----------  -----------  -----------      ---   -------
Ratio of cumulative gap to total assets........   (5.27)%      (24.14)%       5.17%        7.73%       19.85%     1.04%      4.39%
                                                 ------     -----------  -----------  -----------  -----------      ---   --------
                                                 ------     -----------  -----------  -----------  -----------      ---   --------

------------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(2) Consists solely of Freddie Mac stock that was sold subsequent to March 31, 1997.

    NET PORTFOLIO VALUE. In order to measure its interest rate risk, the Bank computes the amounts by which the net present value of the Bank's cash flows from assets, liabilities and off-balance sheet items, if any (the institution's Net Portfolio Value, or NPV), would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV of instantaneous and permanent 1% to 4% increases and decreases in market interest rates. The Board of Directors has established maximum increases and decreases in NPV. The table below indicates the Board limits and the estimates of projected changes in NPV in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively.

    The Net Portfolio Value method of calculating interest rate risk originated in a rule adopted by the OTS for the purpose of incorporating an interest rate risk ("IRR") component into its risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk- based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at March 31, 1997, as calculated by the OTS, based on information provided to the OTS by the Bank.

    The table below sets forth, as of March 31, 1997, the estimated changes in the Bank's net portfolio value ("NPV") (i.e., the present value of expected cash flows from assets, liabilities and off-balance sheet contracts).


                          NET PORTFOLIO EQUITY
      ----------------------------------------------------------
         CHANGE IN
      INTEREST RATES        ESTIMATED     AMOUNT OF
      (BASIS POINTS)           NPV         CHANGE        PERCENT
      --------------        -----------   ---------      -------
           +400             $   1,329     $    (99)         (7)%
           +300                 1,392          (35)         (2)%
           +200                 1,438           10           1%
           +100                 1,457           29           2%
              0                 1,428
           -100                 1,340          (88)         (6)%
           -200                 1,212         (216)        (15)%
           -300                 1,148         (280)        (20)%
           -400                 1,103         (325)        (23)%

    Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as illustrated above, rising interest rates will reduce the Bank's NPV because over time the Bank's interest bearing liabilities will reprice more rapidly than its interest earning assets. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk. See "Regulation--Regulatory Capital Requirements."

    Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in the prior table setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, ARM loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates would decrease and remain at lower levels for a sustained period, due to increased refinance activity and borrowers' desire to lock in low fixed interest rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

    The Bank's Board of Directors has formulated an Asset/Liability Policy designed to promote long-term profitability while managing interest rate risk. The Asset/Liability Policy is designed to reduce the impact of changes in interest rates on the Bank's net interest income by achieving a more favorable match between the maturity or repricing dates of its interest-earning assets and interest-bearing liabilities. The Bank has sought to reduce exposure of its earnings to changes in market interest rates by increasing the interest rate sensitivity of the Bank's assets through the origination of loans with interest rates subject to periodic adjustment to market conditions and a shorter duration then one-to four-family loans. Accordingly, the Bank has emphasized the origination of ARM loans, consumer loans, commercial real estate and commercial business loans. The Bank has promoted certificates of deposit with terms of two-to five-years in an effort to extend the maturity of its liabilities.

LIQUIDITY AND CAPITAL RESOURCES

    The Bank's primary sources of funds are deposits, FHLB advances, repayments on loans, the maturity of investment securities and income from operations. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

    The primary investing activity of the Bank is the origination of loans for investment. For the year ended March 31, 1997, the Bank originated loans for portfolio in the amount of $5.7 million. The Bank is required to maintain minimum levels of liquid assets under the OTS regulations. Savings institutions are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, and specified U.S. Government, state or federal agency obligations) of not less than 5.0% of its average daily balance of net withdrawal accounts plus short-term borrowings. It is the Bank's policy to maintain its liquidity portfolio in excess of regulatory requirements. The Bank's liquidity ratio was 11.2% at March 31, 1997.

    The Bank's most liquid assets are cash and cash equivalents, which include short-term investments. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At March 31, 1997 and 1996, cash and cash equivalents were $709,000 and $1.4 million, respectively. The principal component of cash provided during the years ended March 31, 1997 and 1996 was the proceeds from loan repayments, deposit activity, and investment maturities. The Bank will have a higher level of liquidity following consummation of the Stock Conversion until appropriate investments are identified for the proceeds raised. See "Use of Proceeds."

    Liquidity management for the Bank is both an ongoing and long-term function of the Bank's asset/ liability management strategy. Excess funds generally are invested in overnight deposits at the FHLB of New York. Should the Bank require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB of New York advances. The Bank would pledge its FHLB of New York stock or certain other assets as collateral for such advances. During the twelve months ended March 31, 1997, the Bank had no FHLB advances.

    At March 31, 1997, the Bank had outstanding loan commitments of $335,000, and undisbursed loans in process of $87,000. The Bank anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process prior to the issuance of firm commitments. Certificates of deposit which are scheduled to mature in one year or less at March 31, 1997 totaled $1.9 million. Management believes that a significant portion of such deposits will remain with the Bank.

    Following consummation of the Stock Conversion, the Company initially will have no business other than holding the capital stock of the Bank and the investment of the net proceeds from the Stock Conversion retained by it. Management believes the net proceeds will provide sufficient funds for the Company's operations.

    Under federal law, the Bank is required to meet certain tangible, core and risk based capital requirements. For information regarding the Bank's regulatory capital compliance, see "Pro Forma Regulatory Capital" and "Regulation--Regulatory Capital Requirements."

RECENT ACCOUNTING DEVELOPMENTS

    Statement of Financial Accounting Standards ("SFAS") No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosures of information such as credit and market risks, cash requirements and accounting policies about derivative financial instruments. SFAS No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets. For those entities, SFAS No. 119 was effective for financial statements issued for fiscal years ending after December 15, 1995. SFAS No. 119 is effective for the Bank for the fiscal year ending March 31, 1996. The adoption of SFAS No. 119 did not have a material adverse impact on the Bank's financial position or results of operations.

    The Financial Accounting Standards Board ("FASB") has issued SFAS No. 107, Disclosure about Fair Value of Financial Instruments, which generally requires disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheets. The FASB has also issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. SFAS No. 107, SFAS No. 114 and SFAS No. 118 are effective for fiscal years beginning after December 15, 1994. SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Homogeneous loans, such as single-family loans and most categories of consumer loans, are excluded from this requirement. Adoption of these statements was effective for the fiscal year beginning July 1, 1995. The adoption of SFAS Nos. 114 and 118 did not have a material adverse impact on the Bank's financial position or results of operations.

    In November 1993, the AICPA issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and which applies to shares of capital stock of sponsoring employers acquired by ESOPs after December 31, 1992 that have not been committed to be released as of the beginning of the year in which the ESOP is adopted. SOP 93-6 requires that shares to be released in an accounting period should be reflected in the consolidated financial statements as compensation expense equal to the fair value of the shares at the time of release. Thus, as shares increase or decrease in value, earnings will be affected relative to the shares to be released in that period. Additionally, SOP 93-6 requires that outstanding shares for purposes of computing both primary and fully diluted earnings per share include only those shares scheduled to be released in that or prior periods. Thus, as additional shares are released by the ESOP in future periods, earnings per share may be diluted. Shares of Common Stock to be acquired by the ESOP are scheduled to be released over a fifteen-year period commencing with the consummation of the Stock Conversion. However, the effect on net income and book value per share for 1997 cannot be predicted due to the uncertainty of the fair value of the shares subsequent to their issuance.

    SFAS No. 123, "Accounting for Stock-Based Compensation," became effective for fiscal years beginning after December 15, 1995. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans, including stock option plans. These plans include all arrangements by which employees receive shares of stock or other equity investments of the employer or where an employer issues its equity instruments to acquire goods and services from nonemployees. This statement will require pro forma disclosures in fiscal 1998 of net income and earnings per share as if a new accounting method based on the estimated fair value of employee stock options had been adopted. The Bank has not yet determined whether the optional accounting treatment proposed by SFAS No. 123 will be adopted.

    SFAS No. 122, "Accounting for Mortgage Servicing Rights," will be effective for the Bank for the year beginning April 1, 1997 and generally requires entities that sell or securitize loans and retain the mortgage servicing rights to allocate the total cost of the mortgage loans to the mortgage servicing right and the loan based on their relative fair value. Costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income and evaluated for impairment based on fair value. The adoption of this statement is not expected to have a material effect on the Bank's financial statements.

    SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" supersedes SFAS No. 122 and will be effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguished transfers of financial assets that are sales from transfers that are secured borrowings.

    Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The adoption of this statement is not expected to have a material effect on the Bank's financial statements.

    SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," is effective for the fiscal year beginning July 1, 1996. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows is less than the carrying amount of the asset. Management does not expect the implementation of SFAS No. 121 to have a material impact on the Bank's financial statements.

    In April 1995, the FASB issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." This SOP applies to financial statements prepared in conformity with generally accepted accounting principles by all nongovernmental entities. The disclosure requirements in SOP 94-6 focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near-term functioning of the reporting entity. The risks and uncertainties discussed in SOP 94-6 stem from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements, and from significant concentrations in certain aspects of the entity's operations. SOP 94-6 is effective for financial statements issued for fiscal years ending after June 30, 1995 and is not expected to have any impact on the Bank's financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

    The Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Nearly all the assets and liabilities of the Bank are financial, unlike most industrial companies. As a result, the Bank's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Bank's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of change in interest rates on the Bank's performance. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

                                    BUSINESS

GENERAL

    The Bank has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate one- to four-family residential mortgage loans, and in recent periods to originate commercial real estate loans and commercial business loans, and consumer loans consisting primarily of personal loans secured by automobiles. At March 31, 1997, the Bank's total loan portfolio was $9.6 million, of which $7.2 million, or 74.9% were one- to four-family residential mortgage loans, $392,000, or 4.1% were commercial real estate loans, $1.8 million, or 19.0% were consumer loans, and $195,000, or 2.0% were commercial business loans.

    During the year ended March 31, 1997, the Bank originated $3.8 million of fixed-rate and $1.8 million of adjustable rate loans, all of which were retained in the Bank's portfolio. See "Business -- Lending Activities."

    The Bank has in the past year decided to increase its asset size by beginning the origination of commercial real estate and commercial business loans, and by increasing the size of its consumer loan portfolio. The Bank has entered into correspondent relationships with a number of automobile dealerships in its market area for the origination of indirect automobile loans. In addition, the Bank has also sought to improve its long term profitability by upgrading its facilities and operations. In this regard, the Bank has updated its data processing capabilities, modernized its office location and increased the size of its staff to six persons at March 31, 1997 from four persons at March 31, 1996. As part of the increase in staff, the Bank hired an experienced consumer lending officer.

    The Bank currently offers a passbook savings accounts, interest-bearing checking accounts and certificate accounts. The Bank solicits deposits in its primary market area and advertises for certificates of deposit through an on-line program. The Bank does not accept any brokered deposits.

CURRENT BUSINESS STRATEGY

    The Bank's business strategy is to operate as a well-capitalized, profitable and independent community savings institution to increase its asset size and to provide continuing quality service to its customers.

    The Bank intends to implement this strategy by: (i) modernizing its facilities and operations; (ii) emphasizing commercial and consumer loan products; (iii) maintaining asset quality; (iv) utilizing investments in consumer, commercial real estate and commercial business lending to increase net interest income; (v) maintaining capital in excess of regulatory requirements;
(vi) attempting to increase the Bank's earnings; and (vii) managing interest rate risk.

    As a result of the Bank's continued emphasis on commercial and consumer lending, the Boards of Directors of the Bank has determined that a conversion of the Bank to either a national bank or commercial bank should be undertaken following the completion of the Stock Conversion. It is anticipated that, subject to market conditions, competition and related factors, among other things, the Bank will broaden its range of banking products and services as it implements its strategy of increasing its consumer, commercial real estate and commercial business lending.

Accordingly, management anticipates that the Bank will incur start-up and ongoing expenses as these new programs and services are introduced. See "Risk Factors--Risks Associated with Increased Consumer and Commercial Lending."

    The highlights of the Bank's business strategy are as follows:

    - MODERNIZING FACILITIES AND OPERATIONS. As a small, community-based financial institution, the Bank is able to offer personalized banking services and utilize management staff to respond to customer inquiries. Because it operates in a small community, the Bank also believes it is able to closely monitor the needs of its customers. Over the last year the Bank has sought to implement a customer oriented business philosophy by modernizing its data processing capabilities and its existing office location. In addition, the Bank has increased the size of its staff from four persons to six, as well as the experience of its staff by hiring an experienced consumer loan officer.

    - EMPHASIZING ORIGINATION OF CONSUMER, COMMERCIAL REAL ESTATE AND COMMERCIAL BUSINESS LOANS. The Bank has recently emphasized the origination of consumer loans, commercial real estate loans and commercial business loans. At March 31, 1997, consumer, commercial real estate and commercial business loans totalled $1.8 million, $392,000 and $195,000, respectively. At March 31, 1996, consumer loans totalled $248,000; at that date the Bank did not have any commercial real estate or commercial business loans. The Bank believes that the opportunity to increase the origination of such loans in its market area is significant. It is the Bank's intention to originate commercial real estate loans with principal balances of $200,000 or less. Consumer, commercial real estate and commercial business loans provide higher levels of interest income than one-to four-family residential loans.

    - MAINTAINING ASSET QUALITY. The Bank's non-performing assets totalled $47,000 at March 31, 1997, or .41% of total assets. The Bank's allowance for loan losses at March 31, 1997 totaled $110,000, or 1.2% of total loans receivable, net. The Bank attributes its ability to maintain high asset quality to its underwriting standards as well as the stable economy in its market area.

    - MAINTAINING REGULATORY CAPITAL. At March 31, 1997, the Bank exceeded all of its regulatory capital requirements with tangible and core capital of 8.4% of adjusted total assets and risk-based capital of 16.0% of total risk-based assets. See "Pro Forma Regulatory Capital" for the Bank's compliance with its regulatory capital requirements. As a result of the Stock Conversion and based on the assumptions stated herein, at the midpoint of the Estimated Valuation Range at March 31, 1997, the Bank would have had pro forma tangible, core and risk-based capital ratios of 14.9%, 14.9% and 29.5%, respectively.

    - MANAGING INTEREST RATE RISK. Management of the Bank has attempted to reduce interest rate risk by: (i) emphasizing the origination of ARM loans and higher yielding consumer, commercial real estate and commercial business loans; (ii) originating consumer loans, commercial real estate and commercial business loans which have shorter terms than one- to four-family loans; and (iii) increasing the amount of certificate of deposits with maturities of two-to five-years to lengthen the maturity of its liabilities. For the fiscal year ended March 31, 1997, of the $7.2 million in one-to four- family mortgage loans held by the Bank in portfolio, $4.1 million, or 57.6%, had adjustable interest rates. See "--Lending Activities--One- to Four-Family Mortgage Loans." Finally, the Bank does not originate fixed-rate mortgage loans with maturities greater than 20 years.

    - INCREASING EARNINGS. Although no assurance can be made regarding future profitability, with the exception of fiscal 1997, the Bank has been profitable in each of the past five fiscal years. The Bank had a net loss of $36,000 in fiscal 1997 but income of $85,000 in fiscal 1996.
      The Bank is
        attempting to increase its net earnings by improving its interest rate spread by increasing the origination of higher-yielding consumer, commercial real estate and commercial business loans. In addition, the Bank anticipates utilizing the proceeds of the Conversion to increase its assets in a controlled manner. See "-- Lending Activities."

MARKET AREA AND COMPETITION

    The Bank conducts its operations through its office in Canajoharie, New York which is located in Montgomery County. Montgomery County's population has remained relatively stable over the last 10 years. The largest employers in the Bank's market area are Beechnut Foods, Inc., Richardson Foods and Hasbro Toys. Consequently, the local economy is not expected to produce a large number of one- to four-family residential mortgage lending opportunities. Unemployment in Montgomery County is higher than the average nationally and in New York State. At February 1997 the unemployment rate in Montgomery County was 9.7%

    The Bank faces competition in attracting deposits and originating loans. Such competition consists of two commercial banks, one savings association and one credit union. See "Risk Factors--Competition."

LENDING ACTIVITIES

    GENERAL. The Bank has emphasized and, subject to market conditions, will continue to emphasize the origination of one- to four-family residential mortgage loans. However, to a lesser extent, the Bank intends to continue to focus additional resources and lending efforts in consumer lending and commercial business lending. In recent years, subject to market conditions, the Bank has emphasized the origination of ARM loans and shorter-term fixed-rate residential mortgage loans. At March 31, 1997, the Bank's portfolio of one- to four-family residential mortgage loans totaled $7.2 million, or 74.9% of total loans. At March 31, 1997, the commercial real estate portfolio totaled $392,000, or 4.1% of total loans, all of which were secured by properties located in the Bank's market area. The Bank's consumer loans consist primarily of personal loans (primarily secured by automobiles), passbook loans and property improvement loans. At March 31, 1997 consumer loans totaled $1.8 million, or 19.0% of total loans. The Bank has recently commenced the origination of commercial business loans which at March 31, 1997 totaled $195,000, or 2.0% of total loans.

    Under OTS regulations, a thrift institution's loans-to-one borrower limit is generally limited to the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation -- Federal Regulation of Savings Associations." At March 31, 1997, the maximum amount which the Bank could have lent under this limit to any one borrower and the borrower's related entities was approximately $500,000. At March 31, 1997, the Bank had no loans or groups of loans to related borrowers with outstanding balances in excess of this amount. The Bank's largest lending relationship at March 31, 1997 was approximately $118,000, which was secured by a personal residence and dairy farm. At March 31, 1997, this loan was performing in accordance with its terms.
                                      42

    LOAN PORTFOLIO COMPOSITION. The following information concerning the composition of the Bank's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                                                                 MARCH 31,
                                                                    ---------------------------------------
                                                                              1997                       1996
                                                                    ----------------------        ----------------------
                                                                      AMOUNT         PERCENT       AMOUNT      PERCENT
                                                                    -----------  ---------------  ---------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Real Estate Loans:
 One- to four-family..............................................  $    7,185             74.93% $   5,312        95.54%
 Commercial.......................................................         392              4.09         --         0.00
                                                                    -----------  ---------------  ---------       ------
   Total real estate loans........................................       7,577             79.02      5,312        95.54
                                                                    -----------  ---------------  ---------       ------
Other Loans:
 Consumer Loans:
  Property improvement............................................          29               .30         56         1.01
  Passbook loans..................................................         229              2.39        123         2.21
  Personal loans (1)..............................................       1,558             16.25         69         1.24
                                                                    -----------  ---------------  ---------       ------
   Total consumer loans...........................................       1,816             18.94        248         4.46
  Commercial business loans.......................................         196              2.04         --         0.00
                                                                    -----------  ---------------  ---------       ------
   Total loans....................................................   $   9,589            100.00% $   5,560       100.00%
                                                                    -----------  ---------------  ---------       ------
                                                                    -----------  ---------------  ---------       ------
Less:
 Loans in process.................................................   $     (87)                    $    --
 Allowance for losses.............................................        (110)                        (32)
                                                                    -----------  ---------------  ---------       ------
 Total loans receivable, net......................................   $   9,392                     $ 5,528
                                                                    -----------  ---------------  ---------       ------
                                                                    -----------  ---------------  ---------       ------

------------------------

(1) Personal loans are primarily comprised of loans secured by automobiles.

    The following table shows the composition of the Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                                            MARCH 31,
                                                                                        --------------------
                                                                                     1997                  1996
                                                                             --------------------  --------------------
                                                                              AMOUNT     PERCENT    AMOUNT     PERCENT
                                                                             ---------  ---------  ---------  ---------
                                                                                       (DOLLARS IN  THOUSANDS)
Fixed-Rate Loans:
 Real estate:
  One- to four-family......................................................  $   3,044      31.74% $   1,130      20.32%
  Commercial...............................................................        392       4.09         --       0.00
                                                                             ---------  ---------  ---------  ---------
   Total real estate loans.................................................      3,436      35.83      1,130      20.32
Consumer...................................................................      1,816      18.94        248       4.46
                                                                             ---------  ---------  ---------  ---------
   Total fixed-rate loans..................................................      5,252      54.77      1,378      24.78
                                                                             ---------  ---------  ---------  ---------
Adjustable-Rate Loans:
 Real estate:
                                                                             ---------  ---------  ---------  ---------
  One- to four-family......................................................      4,141      43.18      4,182      75.22
                                                                             ---------  ---------  ---------  ---------
   Total real estate loans.................................................      4,141      43.18      4,182      75.22
                                                                             ---------  ---------  ---------  ---------
Consumer...................................................................        196       2.04         --       0.00
                                                                             ---------  ---------  ---------  ---------
   Total adjustable-rate loans.............................................      4,337      45.23      4,182      75.22
                                                                             ---------  ---------  ---------  ---------
   Total loans.............................................................  $   9,589     100.00% $   5,560     100.00%
                                                                             ---------  ---------  ---------  ---------
Less:
 Loans in process..........................................................  $     (87)            $      --
 Allowance for loan losses.................................................       (110)                 (32)
                                                                             ---------  ---------  ---------  ---------
   Total loans receivable, net.............................................  $   9,392              $ 5,528
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

    ONE- TO FOUR-FAMILY MORTGAGE LOANS. The Bank's primary lending activity is the origination for its portfolio of one- to four-family, owner-occupied, residential mortgage loans secured by property located in the Bank's market area. Loans are generated through the Bank's marketing efforts, its existing customers and referrals, real estate brokers, builders and local businesses. The Bank generally has limited its real estate loan originations to the financing of properties located within its market area. The average principle balance of the loans in the Bank's one- to four-family residential mortgage loan portfolio was approximately $32,500 at March 31, 1997. At March 31, 1997, the Bank had $7.2 million, or 74.9% of its total loan portfolio, invested in mortgage loans secured by one- to four-family residences.

    The Bank originates fixed-rate residential one- to four-family loans with terms of up to 20 years. As of March 31, 1997, $3.0 million, or 31.7% of the Bank's loan portfolio, consisted of fixed-rate residential one-to four-family loans. The Bank's fixed-rate mortgage loans amortize monthly with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option. The Bank also originates a fixed-rate residential balloon loan with either a five or ten year term and which amortizes over 30 years.

    The Bank also offers ARM loans with maturities ranging up to 30 years. The Bank currently offers ARM loans that adjust every year, with interest rate adjustment limitations up to two percentage points per year and up to six percentage points over the life of the loan. In a rising interest rate environment, such rate limitations may prevent ARM loans from repricing to market interest rates, which would have an adverse effect on net interest income. The Bank has used different interest indices for ARM loans in the past, and currently uses the one year U.S. Treasury Index adjusted to a constant maturity, with a margin of 350 basis points for agency-conforming ARM loans. ARM loans secured by residential one- to four-family real estate totaled $4.1 million, or 43.2% of the Bank's total loan portfolio at March 31, 1997. The origination of fixed-rate mortgage loans versus ARM loans is monitored on an ongoing basis and is affected significantly by the level of market interest rates, customer preference, the Bank's interest rate gap position and loan products offered by the Bank's competitors. Particularly in a relatively low interest rate environment, borrowers prefer fixed-rate loans to ARM loans. During fiscal 1997, the Bank originated $1.9 million in fixed-rate residential mortgage loans and $1.1 million of ARM loans.

    The primary purpose of offering ARM loans is to make the Bank's loan portfolio more interest rate sensitive. However, as the interest income earned on ARM loans varies with prevailing interest rates, such loans do not offer the Bank predictable cash flows as would long-term, fixed-rate loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management." ARM loans carry increased credit risk associated with potentially higher monthly payments by borrowers as general market interest rates increase. It is possible, therefore, during periods of rising interest rates, that the risk of delinquencies and defaults on ARM loans may increase due to the upward adjustment of interest costs to the borrower, resulting in increased loan losses.

    The Bank's residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are a means of imposing assumption fees and increasing the interest rate on the Bank's mortgage portfolio during periods of rising interest rates.

    Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Such regulations permit a maximum loan-to-value ("LTV") ratio of 95% for residential property (and 100% for loans guaranteed by the Veterans Administration) and 90% for all other real estate loans. The Bank's lending policies, however, generally limit the maximum LTV ratio to 80% of the lesser of the appraised value or the purchase price of the property securing the loan in the case of loans secured by one- to four-family owner-occupied properties. On conventional one- to four-family loans, the Bank will lend up to a 95% LTV ratio; however, loans with LTV ratios in excess of 80% may require private mortgage insurance and loans with LTV ratios in excess of 90%, with rare exceptions, require private mortgage insurance or additional readily marketable collateral.

    When underwriting residential real estate loans, the Bank reviews each loan applicant's employment, income and credit history. The Bank's policy is to obtain credit reports and financial statements on all borrowers and guarantors. Properties securing real estate loans are appraised by the Bank's directors. Appraisals are subsequently reviewed by the Bank's Chief Executive Officer. Management believes that stability of income, past credit history and adequacy of the proposed security are integral parts in the underwriting process. Generally, the applicant's total monthly mortgage payment, including all escrow amounts, is limited to 28% of the applicant's total monthly income. In addition, total monthly obligations of the applicant, including mortgage payments, should not generally exceed 36% of total monthly income. Written appraisals are always required on real estate property offered to secure an applicant's loan. The Bank requires fire and casualty insurance on all properties securing real estate loans, as well as title insurance or a certified abstract and written attorney's title opinion.

    COMMERCIAL REAL ESTATE LENDING. The Bank originates loans secured by commercial real estate. At March 31, 1997, $392,000, or 4.1%, of the Bank's loan portfolio consisted of seven commercial real estate loans. The Bank's commercial real estate loans are secured by a campground, restaurant and rental properties. At March 31, 1997, the Bank's commercial real estate loans were all performing according to their terms. The Bank will seek to emphasize the origination of commercial real estate lending in the future.

    Commercial real estate loans originated by the Bank may be either fixed- or adjustable-rate loans with terms to maturity and amortization schedules of up to 20 years. Commercial real estate loans are written in amounts of up to 75% of the lesser of the appraised value of the property or the sales price.

    Appraisals on properties which secure commercial real estate loans are performed by the Bank's directors or an independent appraiser designated by the Bank before the loan is made. All appraisals on commercial real estate loans are reviewed by the Bank's Chief Executive Officer. In underwriting such loans, the Bank primarily considers the cash flows generated by the real estate to support the debt service, the financial resources and income level of the borrower and the Bank's experience with the borrower. In addition, the Bank's underwriting procedures require verification of the borrower's credit history, an analysis of the borrower's income, financial statements and banking relationships, a review of the borrower's property management experience and references, and a review of the property, including cash flow projections and historical operating results. The Bank seeks to ensure that the property securing the loans will generate sufficient cash flow to adequately cover operating expenses and debt service payments.

    Commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. Nevertheless, loans secured by such properties are generally larger, more difficult to evaluate and monitor and, therefore generally, involve a greater degree of risk than one-to four-family residential mortgage loans. Because payments on loans secured by commercial real estate are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, the borrower's ability to repay the loan might be impaired. The Bank has attempted to minimize these risks by lending primarily to the ultimate user of the property or on existing income-producing properties.

    CONSUMER AND OTHER LENDING. The Bank originates a limited variety of consumer loans, primarily property improvement loans, passbook loans and personal loans which are secured by automobiles. The Bank currently originates substantially all of its consumer loans in its primary market area.

    The primary component of the Bank's consumer loan portfolio consists of personal loans secured by automobiles. In the past year the Bank has sought to increase its consumer loan originations. It has entered into correspondent relationships with a number of automobile dealerships in its market area whereby a borrower wishing to acquire an automobile will complete a loan form at the dealership. The loan document is sent to the Bank which evaluates the borrower's credit worthiness, including the borrower's credit history, ability to meet existing obligations and payments on the proposed loan. The Bank generally will not make an automobile loan with a loan-to-value ratio in excess of 80% of the invoice price or the automobile's National Automobile Dealers Association "yellow book" value. The Bank's personal loans are generally fixed rate loans and have terms that do not exceed 66 months.

    Finally, the Bank has originated a small number of loans for property improvement. Such loans are generally secured by a second mortgage or UCC-1 filing on improvement and are originated as fixed-rate loans with terms of less than 66 months.

    Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Bank for originated consumer loans include an application, a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

    Consumer loans entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At March 31, 1997, no consumer loans were classified as non-performing. See "--Asset Quality--Delinquent Loans and Non-performing Assets." There can be no assurances, however, that delinquencies will not occur in the future.

    COMMERCIAL BUSINESS. The Bank originates commercial business loans to borrowers located in its market area which are secured by collateral other than real estate. Such commercial business loans are generally secured by equipment, inventory and accounts receivable. At March 31, 1997, the Bank's commercial business loan portfolio totaled $195,000, or 2.0% of total loans. At that date, all of the Bank's commercial business loans were performing in accordance with their terms.

    The underwriting standards used by the Bank for commercial business loans include a determination of the borrower's ability to meet existing obligations and payments on the proposed loan from normal cash flow generated from the borrower's business. The financial strength of each borrower is assessed through a review of tax returns and credit reports.

    Commercial business loans generally bear higher interest rates than one-to four-family residential loans, but they also involve a higher risk of default since their repayment is dependent on the successful operation of the borrower's business.

LOAN MATURITY SCHEDULE

    The following table illustrates the interest rate sensitivity of the Bank's loan portfolio at March 31, 1997. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                              COMMERCIAL                                        COMMERCIAL
                    ONE-TO FOUR-FAMILY        REAL ESTATE               CONSUMER                 BUSINESS
                 ----------------------  ------------------------  ----------------------  ------------------------
                              WEIGHTED                WEIGHTED                WEIGHTED                    WEIGHTED
                               AVERAGE                AVERAGE                 AVERAGE                     AVERAGE
                   AMOUNT       RATE      AMOUNT        RATE       AMOUNT       RATE         AMOUNT         RATE
                 ----------  ----------  -----------  -----------  ---------  -----------  ---------     ----------
                                                                        (Dollars in Thousands)

Due During
  Years Ending
  March 31,
1997(1)......... $    --        0.00%   $    --         0.00%     $     419      7.91%        $   --        0.00%
1998............      50        9.05         --         0.00             99      9.95             --        0.00
1999............      29       11.36         27         9.25            141     10.97              8        9.25
2000 and 2001...     441        9.28         --         0.00            866      9.43            188        9.20
2002 to 2006....     819        9.67         --         0.00            291      8.85             --        0.00
2007 to 2021....   5,102        8.48        365         9.33             --      0.00             --        0.00
2022 and
 following......     744        8.10         --         0.00             --      0.00             --        0.00
                 -------                -------                   ---------                   ------
    Total Amount $ 7,185        8.64    $   392         9.33      $   1,816      9.13         $  196        9.20
      Due.......
                 -------                -------                   ---------                   ------
                 -------                -------                   ---------                   ------


                           TOTAL
                  ----------------------
                                WEIGHTED
                                AVERAGE
                   AMOUNT         RATE
                  --------     ---------

Due During
  Years Ending
  March 31,.....  $    419        7.91%
1997(1).........       149        9.86
1998............       205       10.70
1999............     1,495        9.36
2000 and 2001...     1,110        9.45
2002 to 2006....     5,467        8.54
2007 to 2021....
2022 and               744        8.10
 following......  --------
Total Amount
  Due.......      $  9,589        8.78
                  --------
                  --------

---------------
(1) Includes demand loans, loans having no stated maturity and overdraft loans.


    The total amount of loans due after March 31, 1998 which have predetermined interest rates is $4.6 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is $5.0 million.

Loan Originations

    Loan originations are developed from continuing business with depositors and borrowers, soliciting realtors, builders, walk-in customers and third-party sources. The Board of Directors of the Bank has authorized certain officers to originate loans within specified underwriting limits. Specifically, Bank officers may originate loans secured by single-family, owner occupied residences up to $140,000. All loans over $50,000 or with a loan to value ratio over 80% require action by the Bank's Loan Committee. In addition, the full Board of Directors meets monthly to review all real estate loans made by officers of the Bank.

    While the Bank originates both adjustable-rate and fixed-rate loans, its ability to originate loans to a certain extent is dependent upon the relative customer demand for loans in its market, which is affected by the interest rate environment, among other factors. For fiscal 1997, the Bank originated $3.8 million in fixed-rate loans and $1.8 million in adjustable-rate loans.

    The following table shows the loan origination and repayment activities of the Bank for the periods indicated. The Bank did not purchase or sell any loans during the periods indicated.

                                                              YEARS ENDED MARCH 31,
                                                              --------------------
                                                                1997       1996
                                                              ---------  ---------
                                                                 (IN THOUSANDS)
Originations by Type:
Adjustable rate real estate:
      -one- to four-family..................................  $   1,051  $     135
      -multi-family.........................................         --         --
      -commercial...........................................        586         --
Non-real estate-consumer....................................         --         --
Commercial business.........................................        210         --
                                                              ---------  ---------
    Total adjustable-rate...................................      1,847        135
                                                              ---------  ---------
Fixed-rate real estate:
      - one- to four-family.................................      1,909        126
      - multi-family........................................         --         --
      - commercial..........................................         --         --
Non-real estate--consumer...................................      1,919        135
Commercial business.........................................         --         --
                                                              ---------  ---------
    Total fixed-rate........................................      3,828        261
                                                              ---------  ---------
    Total loans originated..................................      5,675        396
                                                              ---------  ---------
Principal repayments........................................      1,645      1,135
                                                              ---------  ---------
    Total reductions........................................      1,645      1,135
                                                              ---------  ---------
Net increase (decrease).....................................  $   4,030  $    (739)
                                                              ---------  ---------
                                                              ---------  ---------

Asset Quality

    The Bank's collection procedures provide that when a real estate loan is past due 15 days, a delinquent notice is sent requesting payment. Prior to a loan becoming 30 days past due, personal contact is attempted by the Bank's collection officer. If the loan document provides for a right to cure, then the required notice is mailed by certified mail and regular mail when the loan becomes 30 days past due. Personal contact is continued on all delinquent real estate loans until the loan is completely current.


    With respect to consumer loans, a delinquent notice is sent requesting payment 15 days after the due date. If payment is not made by the 30th day after it is due, the Bank sends a certified letter requesting that the borrower cure the delinquency. If consumer loans are not resolved by 90 days, the account is put on non-accrual status and repossession and/or legal action is normally initiated. Real estate loans of 60 days or more past due and consumer loans of 30 or more past due are reported monthly to the Board of Directors. For both consumer loans and real estate loans, the Bank officer has authority to begin foreclosure and/or repossession procedures at any time he feels it necessary or advisable. At
March 31, 1997, the total loans delinquent 90 days or more to total loans was $47,000 and the total loans delinquent 60 to 89 days to total loans was $60,000.

    Delinquent Loans and Non-performing Assets. Loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Mortgage and consumer loans are placed on non-accrual status when principal is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. The loan will remain on non-accrual status until the loan is brought current.

    Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until such time as it is sold. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan, or its fair value, less estimated selling expenses. Any further write-down of real estate owned is charged against earnings. At March 31, 1997, the Bank had no property classified as real estate owned.

    The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at March 31, 1997.

                                                                 LOANS DELINQUENT FOR:
                                      ----------------------------------------------------------------------------
                                                   60-89 DAYS                          90 DAYS AND OVER
                                      -------------------------------------  -------------------------------------
                                                                  PERCENT                               PERCENT
                                                                  OF LOAN                               OF LOAN
                                        NUMBER       AMOUNT      CATEGORY      NUMBER       AMOUNT      CATEGORY
                                      -----------  -----------  -----------  -----------  -----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Real Estate:
  One- to four-family...............           1    $      60         0.84%           2    $      47         0.65%
  Commercial........................          --           --           --           --           --           --
Consumer............................          --           --           --           --           --           --
Commercial business.................          --           --           --           --           --           --
                                          ------       ------       ------       ------       ------       ------
      Total.........................           1    $      60         0.84%           2    $      47         0.65%
                                          ------       ------       ------       ------       ------       ------
                                          ------       ------       ------       ------       ------       ------


                                           TOTAL DELINQUENT LOANS
                                    -------------------------------------
                                                               PERCENT
                                                                OF LOAN
                                      NUMBER       AMOUNT      CATEGORY
                                    -----------  -----------  -----------

Real Estate:
  One- to four-family...............         3    $     107         1.49%
  Commercial........................        --           --           --
Consumer............................        --           --           --
Commercial business.................        --           --           --
                                        ------       ------       ------
      Total.........................         3    $     107         1.49%
                                        ------       ------       ------
                                        ------       ------       ------

    The table below sets forth the amounts and categories of non-performing assets in the Bank's loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. For all years presented, the Bank has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans. At March 31, 1997 and 1996, the Bank did not have any accruing loans that were delinquent more than 90 days, nor did it have any foreclosed assets.

                                                             March 31,
                                                        --------------------
                                                          1997       1996
                                                        ---------  ---------
                                                           (In Thousands)

Non-accruing loans:
  One- to four-family.................................     $   47     $   --
  Commercial real estate..............................         --         --
  Consumer............................................         --         --
  Commercial business.................................         --         --
                                                           ------     ------
    Total.............................................         47         --
                                                           ------     ------
Total non-performing assets...........................     $   47     $   --
                                                           ------     ------
                                                           ------     ------
Total as a percentage of total assets.................       0.41%         0%
                                                           ------     ------
                                                           ------     ------


    For the year ended March 31, 1997, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $3,000. No amounts were included in interest income on such loans for the year ended March 31, 1997.

    Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities, considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full" on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

    When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional general or specific loss allowances.

    In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank reviews loans in its portfolio quarterly to determine whether such assets require classification in accordance with applicable regulations.

    On the basis of management's review of its assets, at March 31, 1997, the Bank had classified a total of $47,000 of its loans and other assets as follows:


                                                March 31, 1997
                                                (In Thousands)
                                               -----------------

Special Mention..............................      $      --
Substandard..................................             --
Doubtful assets..............................             47
Loss assets..................................             --
                                                       -----
   Total.....................................      $      47
                                                       -----
                                                       -----
General loss allowance.......................      $     110
                                                       -----
                                                       -----
Specific loss allowance......................             --
                                                       -----
                                                       -----
Charge-offs..................................             --
                                                       -----
                                                       -----


    Other Loans of Concern. In addition to the non-performing loans set forth in the tables above, as of March 31, 1997, there were no loans classified by the Bank with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

    Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity, including those loans which are being specifically monitored by management. Such evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers among other matters, the loan classifications discussed above, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, the amount of loans outstanding and other factors that warrant recognition in providing for an adequate loan loss allowance.

    Real estate properties acquired through foreclosure are recorded at the lower of cost or fair value minus estimated cost to sell. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged-off to the allowance for loan losses at the time of transfer. Valuations are periodically updated by management and if the value declines, a specific provision for losses on such property is established by a charge to operations. At March 31, 1997, the Bank had no properties that were acquired through foreclosure.

    Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to the Bank's allowance for loan losses will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. In addition, federal regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to increase the allowance based upon their judgment of the information available to them at the time of their examination. At March 31, 1997, the Bank had a total allowance for loan losses of $110,000, representing 234.0% of total non-performing loans and 1.2% of the Bank's loans receivable, net. See Notes A and C of the Notes to Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The distribution of the Bank's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                            March 31,
                                         ---------------------------------------------------------------------------------
                                                           1997                                     1996
                                         ---------------------------------------  ----------------------------------------
                                                                       Percent                                 Percent
                                                                      of Loans                                 of Loans
                                                           Loan        in Each                      Loan       in Each
                                           Amount of      Amounts     Category      Amount of      Amounts     Category
                                           Loan Loss        by        to Total      Loan Loss        by        to Total
                                           Allowance     Category       Loans       Allowance     Category      Loans
                                         -------------  -----------  -----------  -------------  -----------  -----------
                                                                     (Dollars in Thousands)

One- to four-family....................    $      55     $   7,185        74.93%    $      30     $   5,312        95.54%
Commercial real estate.................                        392         4.09            --            --           --
Construction or development............            4            --           --
Consumer...............................           49         1,816        18.94             2           248         4.46
Commercial business....................            2           196         2.04            --            --           --
Unallocated............................           --            --           --            --            --           --
                                               -----    -----------  -----------       ------    -----------  -----------
   Total...............................    $     110     $   9,589       100.00%    $      32     $   5,560       100.00%
                                               -----    -----------  -----------       ------    -----------  -----------
                                               -----    -----------  -----------       ------    -----------  -----------

    The following table sets forth an analysis of the Bank's allowance for loan losses.

                                                 Years Ended March
                                                        31,
                                                --------------------
                                                  1997       1996
                                                ---------  ---------
                                                   (In Thousands)

Balance at beginning of period................  $      32  $      32
Charge-offs:
  One- to four-family.........................         --         --
  Commercial real estate......................         --         --
  Consumer....................................         --         --
  Commercial business.........................         --         --
                                                   ------     ------
      Total charge-offs.......................         --         --
                                                   ------     ------
Recoveries:
  One- to four-family.........................         --         --
  Commercial real estate......................         --         --
  Consumer....................................         --         --
  Commercial business.........................         --         --
                                                   ------     ------
      Total recoveries........................         --         --
                                                   ------     ------
Net charge-offs...............................         --         --
Provision for loan losses.....................         78         --
                                                   ------     ------
Balance at end of period......................  $     110  $      32
                                                   ------     ------
                                                   ------     ------
Ratio of net charge-offs during the period to
 average loans outstanding during the period..       0.00%      0.00%
                                                   ------     ------
                                                   ------     ------
Ratio of net charge-offs during the period
 to average non-performing assets.............       0.00%      0.00%
                                                   ------     ------
                                                   ------     ------

Investment Activities

    General. The Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has generally maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including repayments of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At March 31, 1997, the Bank's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 11.2%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Regulation --Liquidity."

    Federally chartered savings institutions have the authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

    Generally, the investment policy of the Bank, as established by the Board of Directors, is to invest funds among various categories of investments and maturities based upon the Bank's liquidity needs, asset/ liability management policies, investment quality, marketability and performance objectives.

    Mortgage-backed Securities. The Bank historically purchased mortgage-backed securities primarily to supplement its lending activities, to generate positive interest rate spreads on principal balances with minimal administrative expense, to lower the credit risk of the Bank as a result of the guarantees provided by Government National Mortgage Administration ("GNMA") and to generally assist in managing the interest rate risk of the Bank. The Bank has invested primarily in federal agency securities, principally GNMA obligations. At March 31, 1997, the Bank's investment in mortgage-backed securities totaled $257,000, or 2.3% of its total assets. At March 31, 1997, all of the Bank's mortgage-backed securities were classified as held to maturity. See Note B of the Notes to Financial Statements.

    The GNMA certificates are modified pass-through mortgage-backed securities that represent undivided interests in underlying pools of fixed-rate, or certain types of adjustable-rate, single-family residential mortgages issued by these government-sponsored entities. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable rate, as well as prepayment risk, are passed on to the certificate holder. GNMA's guarantee to the holder of timely payments of principal and interest is backed by the full faith and credit of the United States Government. All of the Bank's GNMA certificates are fixed-rate securities.

    Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Bank. These types of securities also permit the Bank to optimize its regulatory capital because they have low risk weighting.

    Of the Bank's $257,000 mortgage-backed securities portfolio at March 31, 1997, mortgage-backed securities totaling $212,000 had contractual maturities over 10 years. The actual maturity of a mortgage-backed security may be less than its contractual maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Bank may be subject to reinvestment risk because, to the extent that the Bank's mortgage-backed securities amortize or prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate.

    The guaranteed portion of a given pool must be all fixed or all variable rate. The certificates purchased by the Bank are fixed rate mortgage backed securities.

    The following table sets forth the composition of the Bank's mortgage-backed securities at the dates indicated.

                                                                             March 31,
                                                            --------------------------------------------
                                                                    1997                   1996
                                                            --------------------  ----------------------
                                                              Book       % of        Book        % of
                                                              Value      Total       Value       Total
                                                            ---------  ---------     -----     ---------
                                                                       (Dollars in Thousands)
Mortgage-backed securities held to maturity:
  GNMA....................................................  $     267     103.89%  $     351      103.24%
                                                            ---------  ---------       -----   ---------
Unamortized premium (discounts), net......................        (10)     (3.89)%       (11)      (3.24)%
                                                            ---------  ---------       -----   ---------
    Total mortgage-backed securities......................  $     257     100.00%  $     340      100.00%
                                                            ---------  ---------       -----   ---------
                                                            ---------  ---------       -----   ---------

-----------------------


     The following table shows mortgage-backed securities repayment activities of the Bank for the periods indicated. The Bank did not purchase or sell any mortgage-backed securities during fiscal 1997.


                                                           Years Ended March 31,
                                                           --------------------
                                                             1997       1996
                                                           ---------  ---------
                                                              (In Thousands)
Purchases:
  Adjustable-rate (1)....................................  $      --  $      --
  Fixed-rate (1).........................................         --        166
                                                           ---------  ---------
    Total purchases......................................         --        166
                                                           ---------  ---------
Principal Repayments:
  Principal repayments...................................         83         32
  Increase in other items, net...........................         --         --
                                                           ---------  ---------
      Net increase (decrease)............................  $      83  $      32
                                                           ---------  ---------
                                                           ---------  ---------
------------------------
(1) Consists of pass-through securities.

    Other Investments. At March 31, 1997, the Bank's investment securities other than mortgage-backed securities consisted of federal agency obligations, U.S. Government securities, equity securities, FHLB stock, and interest-earning deposits with other financial institutions.

    OTS regulations restrict investments in corporate debt and equity securities by the Bank. These restrictions include prohibitions against investments in the debt securities of any one issuer in excess of 15% of the Bank's unimpaired capital and unimpaired surplus as defined by federal regulations, plus an additional 10% if the investments are fully secured by readily marketable collateral. At March 31, 1997, the Bank was in compliance with this regulation. See "Regulation--Federal Regulation of Savings Associations" for a discussion of additional restrictions on the Bank's investment activities.

    In fiscal 1997, the Bank reclassified Freddie Mac stock with a fair market value of $69,000 from available for sale to trading account securities. The equity securities had an unrealized gain of $67,000 which was recognized in net income for the year ended March 31, 1997. The Freddie Mac stock was sold subsequently to March 31, 1997. The Bank does not have any other trading account securities and does not intend to establish a trading securities portfolio. See Note B to Notes to Financial Statement.

    The following table sets forth the composition of the Bank's investment securities at the dates indicated.

                                                                                     At March 31,
                                                                --------------------------------------------------
                                                                           1997                       1996
                                                                ---------------------------   --------------------
                                                                   Book          % of           Book       % of
                                                                  Value          Total         Value       Total
                                                                ----------  ---------------  ----------  ---------
                                                                              (Dollars in Thousands)

Investment securities held to maturity: Federal agency
  obligations.................................................  $      200            27.55% $       --         --%
Investment securities available for sale:

 U.S. government securities...................................         398            54.82          --         --
Federal agency obligations....................................          --               --         200      65.57
Equity securities.............................................          --               --          41      13.44
                                                                ----------  ---------------  ----------  ---------
   Subtotal...................................................         598            82.37         241      79.02
                                                                ----------  ---------------  ----------  ---------
Trading account security (1)..................................          69             9.50          --         --
FHLB stock....................................................          59             8.13          64      20.98
                                                                ----------  ---------------  ----------  ---------
   Total investment securities and FHLB stock.................  $      726           100.00% $      305     100.00%
                                                                ----------  ---------------  ----------  ---------
                                                                ----------  ---------------  ----------  ---------
Average remaining life of debt securities.....................  4.3 years                    1.4 years
Other interest-earning assets:

 Interest-bearing deposits with banks.........................  $      120           100.00% $    1,231     100.00%
 Federal funds sold...........................................          --               --          --         --
                                                                ----------  ---------------  ----------  ---------
  Total.......................................................  $      120           100.00% $    1,231     100.00%
                                                                ----------  ---------------  ----------  ---------
                                                                ----------  ---------------  ----------  ---------

------------------------
(1) Consists of Freddie Mac stock that was sold subsequent to March 31, 1997.


    Investment Portfolio Maturities. The composition and maturities of the investment securities portfolio and mortgage-backed securities are indicated in the following table.

                                                                   At March 31, 1997
                                    ---------------------------------------------------------------------------------
                                    ---------------------------------------------------------------------------------
                                      Less Than      1 To 5       5 To 10       Over               Total
                                       1 Year         Years        Years      10 Years      Investment Securities
                                    -------------  -----------  -----------  -----------  ------------------------
                                        Book          Book         Book         Book         Book        Market
                                        Value         Value        Value        Value        Value        Value
                                    -------------  -----------  -----------  -----------  ----------  ------------
                                                                (Dollars in Thousands)
U.S. government securities........    $      --     $     399    $      --    $      --    $     399    $     398
Federal agency obligations........           --           100           --          100          200          197
Mortgage-backed securities........           --            16           29          212          257          248
Total investment securities.......    $      --     $     515    $      29    $     312    $     856    $     843
                                          -----         -----        -----        -----        -----        -----
                                          -----         -----        -----        -----        -----        -----
Weighted average yield............         0.00%         6.27%        8.04%        9.13%        7.37%        7.45%
                                          -----         -----        -----        -----        -----        -----
                                          -----         -----        -----        -----        -----        -----


Sources of Funds

    General. The Bank's primary sources of funds are deposits, receipt of principal and interest on loans and securities, FHLB advances, and other funds provided from operations.

    FHLB advances are used to support lending activities and to assist in the Bank's asset/liability management strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Asset\Liability Management." Typically, the Bank does not use other forms of borrowings. At March 31, 1997, the Bank had no FHLB advances.

    Deposits. The Bank offers deposit accounts having a range of interest rates and terms. The Bank's deposits consist of passbook, checking and certificate accounts. The certificate accounts currently range in terms from 91 days to 10 years.

    The Bank relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. In fiscal 1997 the Bank began participating in an on-line service pursuant to which it advertises its certificate of deposit rates nationwide. For the year ended March 31, 1997, the Bank obtained certificates of deposit totalling $2.6 million through this service, which represented 25.5% of the Bank's total deposits at March 31, 1997. Deposits obtained through the on-line service are a more volatile source of funds than transaction or savings accounts, or certificate of deposit accounts obtained from depositors in the Bank's market area. See "Risk Factors--Increased Reliance on Out of Market Deposits." The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. During fiscal 1997, the Bank introduced an interest bearing checking account product. At March 31, 1997, $235,000, or 2.3% of total deposits were in interest bearing checking accounts.

    The Bank has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest-rate conscious. The Bank endeavors to manage the pricing of its deposits in keeping with its profitability objectives giving consideration to its asset/liability management. Notwithstanding the foregoing, a significant percentage of the Bank's deposits are for terms of less than one year. At March 31, 1997, $1.9 million, or 30.7% of the Bank's certificates of deposit were in certificates of deposit with terms of 12 months or less. The Bank believes that upon maturity most of these deposits will remain at the Bank. The ability of the Bank to attract and maintain savings accounts and certificates of deposit, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

Savings Portfolio

    The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Bank as of the dates indicated.

                                                                     At March 31,
                                                      ------------------------------------------
                                                              1997                  1996
                                                      --------------------  --------------------
                                                       Amount     Percent    Amount     Percent
                                                      ---------  ---------  ---------  ---------
                                                                (Dollars in Thousands)
Transactions and savings deposits:
---------------------------------
Interest-bearing checking accounts 1.75%............  $     235       2.30% $      --       0.00%
Passbook accounts 3.00%.............................      3,882      37.92      3,683      56.97
                                                      ---------  ---------  ---------  ---------
Total transactions and savings deposits.............      4,117      40.22      3,683      59.15
                                                      ---------  ---------  ---------  ---------
Certificates of deposit:
-----------------------
0.00 -3.99%.........................................        198       1,93        141       2.18
4.00 -5.99%.........................................      2,672      26.10      2,370      36.66
6.00 -7.99%.........................................      3,250      31.75        271       4.19
                                                      ---------  ---------  ---------  ---------
Total certificates of deposit.......................      6,120      59.78      2,641      43.03
                                                      ---------  ---------  ---------  ---------
Accrued Interest....................................         --       0.00         --       0.00
                                                      ---------  ---------  ---------  ---------
Total Deposits......................................  $  10,237     100.00% $   6,465     102.18%
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

Deposit Activity

    The following table sets forth the savings flows at the Bank during the periods indicated.

                                                   Years Ended March 31,
                                                   ---------------------
                                                      1997       1996
                                                   ----------  ---------
                                                   (Dollars in Thousands)

Opening balance...................................  $   6,465  $   6,518
Deposits..........................................      7,115      3,345
Withdrawals.......................................     (3,628)    (3,668)
Interest credited.................................        285        270
                                                    ---------  ---------
Ending balance....................................  $  10,237  $   6,465
                                                    ---------  ---------
                                                    ---------  ---------
Net increase (decrease)...........................  $   3,772  $     (53)
                                                    ---------  ---------
                                                    ---------  ---------
Percent increase (decrease).......................      58.34%     (0.81)%
                                                    ---------  ---------
                                                    ---------  ---------


Time Deposit Maturity Schedule

    The following table shows weighted average rate and maturity information for the Bank's certificates of deposit as of March 31, 1997.


                                                       Weighted
 Certificate accounts maturing in          Total        Average    Percent of
 Quarter Ending:                          Balance        Rate         Total
 --------------------------------------- ---------    -----------  -----------
                                       (In Thousands)

June 30, 1997..........................  $     370          5.07%        6.05%
September 30, 1997.....................        544          5.11         8.89
December 31, 1997......................        728          5.45        11.90
March 31, 1998.........................        234          5.56         3.82
June 30, 1998..........................        233          5.40         3.81
September 30, 1998.....................      1,058          5.97        17.29
December 31, 1998......................        408          5.68         6.67
March 31, 1999.........................        811          4.70        13.25
June 30, 1999..........................          1          5.25         0.02
September 30, 1999.....................        135          5.97         2.21
December 31, 1999......................        192          5.92         3.14
March 31, 2000.........................        605          6.39         9.89
June 30, 2000..........................        236          7.12         3.86
Thereafter.............................        565          6.69         9.23
                                         ---------        ------   -----------
  Total................................  $   6,120          5.70       100.00%
                                         ---------        ------   -----------
                                         ---------        ------   -----------

    The following table indicates the amount of the Bank's certificates of deposit and other deposits by time remaining until maturity as of March 31, 1997.

                                                                                     Maturity
                                                          -------------------------------------------------------------
                                                                          Over         Over
                                                           3 Months      3 to 6       6 to 12       Over
                                                            or Less      Months       Months      12 Months     Total
                                                          -----------  -----------  -----------  -----------  ---------
                                                                                 (In Thousands)
Certificates of deposit less than $100,000..............   $     370    $     544    $     757    $   4,142   $   5,813
Certificates of deposit of $100,000 or more.............          --           --          205          102         307
                                                               -----        -----        -----   -----------  ---------
Total certificates of deposit...........................   $     370    $     544    $     962    $   4,244   $   6,120
                                                               -----        -----        -----   -----------  ---------
                                                               -----        -----        -----   -----------  ---------

------------------------
(1) Deposits from governmental and other public entities.

    Borrowings. Federal law limits an institution's borrowings from the FHLB to 20 times the amount paid for capital stock in the FHLB, subject to regulatory collateral requirements. At March 31, 1997, the Bank had an unused line of credit at the FHLB for up to $765,000. At March 31, 1997, the Bank had no advances from the FHLB.

Employees

    At March 31, 1997, the Bank had 6 full-time and no part-time employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.



Properties

    The Bank conducts its business through its office, located in Canajoharie, New York. The following table sets forth information relating to the Bank's office as of March 31, 1997. The total net book value of the Bank's premises and equipment (including land, buildings and leasehold improvements and furniture, fixtures and equipment) at March 31, 1997 was $155,000.


                                                    Total      Net Book Value
                                                 Approximate   of Real Estate
                                      Date         Square            at
Location                            Acquired       Footage     March 31, 1997
---------------------------------  -----------  -------------  ---------------
Main Office:                          1973          3,600         $121,000
26 Church Street
Canajoharie, New York


    The Bank believes that its current facilities are adequate to meet the present and foreseeable needs of the Bank and the Company.

Legal Proceedings

    The Bank is involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing the Bank in the proceedings, that the resolution of these proceedings should not have a material effect on the Company's financial position or results of operations on a consolidated basis.

Service Corporation Activities

    As a federally chartered savings association, the Bank is permitted by OTS regulations to invest up to 2% of its assets, or approximately $200,000 at March 31, 1997, in the stock of, or loans to, service corporation subsidiaries. The Bank may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, federal associations are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal association may engage.

    Following the Bank Conversion, the Bank will be able to invest unlimited amounts in subsidiaries that are engaged in activities in which the parent bank may engage. In addition, the Bank will be permitted to invest limited amounts in subsidiaries that provide banking services, such as data processing, to other financial institutions.

                                      REGULATION

General

    The Bank is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of New York and is subject to certain limited regulation by the Federal Reserve Board. As the savings and loan holding company of the Bank, the Company also is subject to federal regulation and oversight. The purpose of the regulation of the Company and other holding companies is to protect subsidiary savings and loan associations. The Bank is a member of the SAIF. The deposits of the Bank are insured by the SAIF of the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

    The foregoing regulatory oversight will continue to apply to the Bank following consummation of the Stock Conversion but prior to completion of the Bank Conversion.

    Upon consummation of the Bank Conversion, the Bank's deposit accounts will continue to be insured by the SAIF. Following the Bank Conversion the Bank will be subject to supervision, examination and regulation either by the OCC if it converts to a national bank, or the Department if it converts to a commercial bank charter. The Bank will remain subject to the FDIC's authority to conduct special examinations.

    Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

    The OTS has extensive authority over the operations of savings associations. As part of this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings and loan association's total assets.

    The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank and the Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

    In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws and regulations, and the Bank is prohibited from engaging in any activities not permitted by such laws and regulations. For example, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. The Bank is in compliance with the noted restrictions. See "--Regulation of Company Following the Bank Conversion--Interstate Banking and Branching."

    OTS regulations limit a thrift institution's loans to one borrower to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At March 31, 1997, the Bank's lending limit under this restriction was approximately $500,000. The Bank is in compliance with the loans-to-one borrower limitation. These percentage limitations will continue to apply to the Bank following completion of the Bank Conversion.

    The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a capital compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and the other federal banking agencies have also adopted additional guidelines on asset quality and earnings standards. The guidelines were designed to enhance early identification and resolution of problem assets. Following the completion of the Bank Conversion, the Bank will be subject to substantially similar guidelines adopted either by the OCC or the FDIC.

Insurance of Accounts and Regulation by the FDIC

    The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the U.S. Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings and loan associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

    In September 1996, Congress enacted legislation to recapitalize the SAIF by a one-time assessment on all SAIF-insured deposits held as of March 31, 1995. The assessment was 65.7 basis points per $100 in deposits, payable on November 27, 1996 and amounted to $43,000 for the Bank. In addition, beginning January 1, 1997, interest payments on FICO bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation will be paid jointly by Bank Insurance Fund ("BIF") insured institutions and SAIF-insured institutions. The FICO assessment is 1.29 basis points per $100 for BIF deposits and 6.44 basis points per $100 for SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro rata by banks and thrifts based on deposits (approximately 2.4 basis points per $100 in deposits). In addition, as of January 1, 1997, SAIF assessment rates dropped significantly and currently range from zero to 27 basis points based upon an institution's regulatory risk classification and capital group.

    The legislation also provides for the merger of the BIF and SAIF on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and OTS. The bills would require that all federal savings associations convert to national banks or state depository institutions by no later than January 1, 1998 in one bill and June 30, 1998 in the other and would treat all state savings associations as state banks for purposes of federal banking laws. Subject to a narrow grandfathering, all savings and loan holding companies would become subject to the same regulation as bank holding companies under the pending legislative proposals. Under such proposals, any lawful activity in which a savings association would be permitted for up to two years following the effective date of its conversion to the new charter, with two additional one-year extension which may be granted at the discretion of the regulator. Additionally, such proposals would grandfather existing thrift intrastate and interstate branches which were operated as branches or in the process of being established on January 1, 1997 or January 7, 1997, respectively. The legislative proposals would also abolish the OTS and transfer its functions to the federal bank regulators with respect to the institutions and to the Federal Reserve Board with respect to the regulation of holding companies. The Company is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Company is also unable to predict whether the SAIF and BIF funds will eventually be merged.

    Following the Bank Conversion, the Bank will continue to be insured by the SAIF. To the extent it becomes available, the Bank may consider paying an exit fee to the SAIF and an entrance fee to the BIF in order to convert its insured deposits to the BIF. No prediction can be made at this time as to whether this option, currently prohibited, may become available.

Regulatory Capital Requirements

    Federal Savings Associations. Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings and loan associations. Generally, these capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

    The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. Further, the valuation allowance applicable to the write-down of investments and mortgage-backed securities in accordance with SFAS No. 115 is excluded from the regulatory capital calculation. At March 31, 1997, the Bank had no intangible assets and an unrealized loss, net of tax under SFAS No. 115 of $1,400.

    For information regarding the Bank's compliance with applicable regulatory requirements at March 31, 1997 and on a pro forma basis following completion of the Conversion and Bank Conversion see "Historical and Pro Forma Regulatory Capital."

    National or Commercial Banks. Upon consummation of the Bank Conversion, the Bank will no longer be subject to OTS capital regulations, but will be subject to the capital regulations of either the OCC or the FDIC. The OCC and FDIC capital regulations are identical. The regulations for national and commercial banks establish two capital standards: a leverage requirement and a risk-based capital requirement. In addition, the OCC or the FDIC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply. A bank that fails to satisfy the capital requirements established under the OCC's or FDIC regulations will be subject to such administrative action or sanctions as the primary federal regulator deems appropriate.

    The leverage ratio adopted by the OCC and FDIC requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for national banks rated composite 1 under the CAMEL rating system for banks. National or commercial banks not rated composite 1 under the CAMEL rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the leverage requirement, Tier 1 capital generally consists of the same components as core capital under the OTS's capital regulations, except that no intangibles except certain purchased mortgage servicing rights and purchased credit card relationships may be included in capital.

    The risk-based capital requirements established by the OCC and FDIC regulations require national banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital" (as described below), provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital under the OCC and FDIC regulations generally correspond to the components of supplementary capital under OTS regulations. Total risk-weighted assets generally are determined under the OCC and FDIC regulations in the same manner as under the OTS's regulations.

    The OCC and FDIC have revised their risk-based capital requirements to permit the OCC or FDIC to require higher levels of capital for an institution in light of its interest rate risk. In addition, the OCC has proposed that a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the institution's internal model for measuring such exposure, if such model is determined to be adequate by the institution's examiner. Small institutions that are highly capitalized and have minimal interest rate risk, such as the Bank, would be exempt from the rule unless otherwise determined by the OCC or FDIC. Management of the Bank has not determined what effect, if any, the proposed interest rate risk component would have on the Bank's capital if adopted as proposed.

    Bank Holding Companies. The Federal Reserve Board has established capital requirements for bank holding companies with consolidated assets of $150 million or more that generally parallel the capital requirements for national banks under the OCC's regulations. Since the Company's consolidated assets are expected to be less than $150 million, the Federal Reserve Board's holding company capital requirements are not expected to apply to the Company.

Limitations on Dividends and Other Capital Distributions

    Federal Savings Associations. OTS regulations impose various restrictions or requirements on associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual-to-stock conversion. See "The Conversion -- Effects of Stock Conversion to Stock Form on Depositors and Borrowers of the Bank" and "-- Restrictions on Repurchase of Stock."

    The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. See "-- Regulatory Capital Requirements."

    Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Bank meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

    Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. As a subsidiary of the Company, the Bank will also be required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "-- Regulatory Capital Requirements."

    The OTS has proposed regulations that would revise the current capital distribution restrictions. The proposal eliminates the current tiered structure and the safe-harbor percentage limitations. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not in troubled condition and would remain adequately capitalized (as defined by regulation) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. A savings association will be considered in troubled condition if it has a CAMEL rating of 4 or 5, is subject to an enforcement action relating to its safety and soundness or financial viability or has been informed in writing by the OTS that it is in troubled condition. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

    National Banks. Following the Bank Conversion, if the Bank converts to a national bank, its ability to pay dividends would not be subject to the limitations in the OTS regulations but would instead be governed by the National Bank Act and OCC regulations. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts. The National Bank Act further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the Bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

    The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, the Bank would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, the Bank would be classified as "undercapitalized" under the OCC's regulations. Finally, the Bank, like the Converted Bank, would not be able to pay dividends on its capital stock if its capital would thereby be reduced below the remaining balance of the liquidation account established in connection with the Stock Conversion.

    New York Commercial Banks. In the event the Bank converts to a commercial bank, its ability to pay dividends would be subject to the limitations of the Department. Under New York Banking Law, the directors of a commercial bank may annually, semi-annually or quarterly, but not more frequently, declare such dividends as they deem judicious to be paid from net profits, as adjusted when a commercial bank makes a provision for loan losses. No dividends may be declared, credited or paid so long as there is any impairment of capital stock. The approval of the Department is required if the total of all dividends declared by a commercial bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

Liquidity

    All savings associations, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Bank includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

    In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term U.S. Treasury obligations) currently must constitute at least 1% of the Bank's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid assets ratio requirement. At March 31, 1997, the Bank was in compliance with both requirements, with a liquid assets ratio of 11.2% and a short-term liquid assets ratio of 6.9%.

    National banks and New York-chartered commercial banks are not subject to any prescribed liquidity requirements.

Accounting

    An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with generally accepted accounting principles. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation.

    The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than generally accepted accounting principles to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS. The Bank is in compliance with these amended rules.

    The Bank will be subject to similar requirements following completion of the Bank Conversion.

Qualified Thrift Lender Test

    All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At March 31, 1997, the Bank met the test.

    Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the savings association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "-- Holding Company Regulation."

    The QTL requirements and the penalties imposed for the failure to comply will not be applicable to the Bank following the Bank Conversion.

Transactions with Affiliates

    Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include the Company and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.

    Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals. Following completion of the Bank Conversion, the Bank will be subject to substantially identical rules on transactions with affiliates and loans to directors, officers or controlling persons.

Holding Company Regulation

    The Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

    As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings holding company, and the activities of the Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings and loan association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

    If the Bank fails the QTL test, the Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "-- Qualified Thrift Lender Test."

    The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings and loan associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings and loan association.

Regulation of the Company Following the Bank Conversion

    General. Upon consummation of the Bank Conversion, the Company, as the sole shareholder of the Bank, will become a bank holding company and will register as such with the FRB and deregister with the OTS as a savings and loan holding company. Bank holding companies are subject to comprehensive regulation by the FRB under the BHCA, and the regulations of the FRB. As a bank holding company, the Company will be required to file reports with the FRB and such additional information as the FRB may require, and will be subject to regular examinations by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

    Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

    Under the BHCA, a bank holding company must obtain FRB approval before:
(i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

    The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The Company has no present plans to engage in any of these activities.

    Interstate Banking and Branching. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Act") was enacted to ease restrictions on interstate banking. The Act allows the FRB to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The FRB may not approve the acquisition of the bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Act also prohibits the FRB from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act.

    Additionally, beginning on June 1, 1997, the federal banking agencies are authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Act by adopting a law after the date of enactment of the Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

    The Act authorizes the OCC and FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve. The OCC, FDIC and FRB proposed such regulations on March 17, 1997. Management of the Bank cannot predict when, or in what form final regulations will be adopted.

    Dividends. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized." See "--Regulatory Capital Requirements."

    Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

    Capital Requirements. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, such as the Company, compliance is measured on a bank-only basis. See "--Regulatory Capital Requirements--National Banks."

Federal Securities Law

    The stock of the Holding Company will be registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

    Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

    The Federal Reserve Board requires all depository institutions to maintain noninterest-bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At March 31, 1997, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity."

    Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

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

Federal Home Loan Bank System

     The Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

     As a member, the Bank is required to purchase and maintain stock in the FHLB of New York. At March 31, 1997, the Bank had $59,000 of FHLB stock. Subsequent to March 31, 1997, the Bank purchased an additional $22,000 in FHLB stock. In past years, the Bank has received dividends on its FHLB stock. The dividend yield from FHLB stock was 6.4% for fiscal 1997. No assurance can be given that such dividends will continue in the future at such levels. The Bank currently intends to remain a member of the FHLB of New York following completion of the Bank Conversion.

     Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

Federal and State Taxation

     Federal Taxation. Savings associations such as the Bank that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Code are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. For tax years beginning before December 31, 1995, the amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election). If a savings association elected the latter method, it could claim, each year, a deduction based on a percentage of taxable income, without regard to actual bad debt experience.

     Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings and loan association over a period of years.

     Pursuant to certain legislation which was recently enacted and which is effective for tax years beginning after 1995, a small thrift institution (one with an adjusted basis of assets of less than $500 million), such as the Bank, no longer is permitted to make additions to its tax bad debt reserve under the percentage of taxable income method. Such institutions are permitted to use the experience method in lieu of deducting bad debts only as they occur. Such legislation requires the Bank to realize increased tax liability over a period of at least six years, beginning in 1996. Specifically, the legislation requires a small thrift institution to recapture (i.e., take into income) over a multi-year period the balance of its bad debt reserves in excess of the lesser of (i) the balance of such reserves as of the end of its last taxable year ending before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the experience method. The recapture requirement is suspended for each of two successive taxable years beginning January 1, 1996 in which the Bank originates an amount of certain kinds of residential loans which in the aggregate are equal to or greater than the average of the principal

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

amounts of such loans made by the Bank during its six taxable years preceding 1996. It is anticipated that any recapture of the Bank's bad debt reserves accumulated after 1987 would not have a material adverse effect on the Bank's financial condition and results of operations. As of March 31, 1997, the Bank's accumulated bad debt reserves after 1987 amounted to $39,000.

     If an association ceases to qualify as a "bank" (as defined in Code
Section 581) or converts to a credit union, the pre-1988 reserves and the supplemental reserve are restored to income ratably over a six-year period, beginning in the tax year the association no longer qualifies as a bank. The balance of the pre-1988 reserves are also subject to recapture in the case of certain excess distributions to (including distributions on liquidation and dissolution), or redemptions of, shareholders.

     In addition to the regular federal income tax, corporations, including savings and loan associations such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings and loan associations such as the Bank, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

     The Bank files its federal income tax returns on a calendar year basis using the cash method of accounting. The Company intends to file consolidated federal income tax returns with the Bank. Savings and loan associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings and loan association members of the consolidated group that are functionally related to the activities of the savings association member.

     The Bank has not been audited by the IRS with respect to federal income tax returns during the past five years. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank.

     State Taxation. The Bank is subject to the New York State Franchise Tax on Banking Corporations in an annual amount equal to the greater of (i) 9% of the Bank's "entire net income" allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) .01% of the value of the taxable assets allocable to New York State with certain modifications, (b) 3% of the Bank's "alternative entire net income" allocable to New York State or (c) $250. Entire net income is similar to federal taxable income, subject to certain modifications (including that net operating losses cannot be carried back or carried forward) and alternative entire net income is equal to entire net income without certain adjustments.

     Delaware Taxation. As a Delaware holding company, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

                                  MANAGEMENT

Directors and Executive Officers of the Company

     The Board of Directors of the Company currently consists of seven members, each of whom is also a director of the Bank. See "--Directors of Bank." Each Director of the Company has served as such since the Company's incorporation in June 1997. Directors of the Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Company are the same as their terms as directors of the Bank. The Company does not intend initially to pay directors fees for their service on the Board of Directors of the Company. See "--Directors of the Bank."

     The executive officer of the Company is elected annually and holds office until his respective successor has been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officer of the Company is set forth below.


               Name          Age                      Title
     ----------------------  ---  --------------------------------------------
          Gordon E. Coleman   42       President and Chief Executive
                                    Officer


     It is not anticipated that the executive officer of the Company will receive any remuneration in his capacity as a Company executive officer.
For information regarding compensation of directors and executive officers of the Bank, see "-- Meetings of the Board of Directors and Committees of the Bank," "--Compensation of the Board of Directors of the Bank" and "--Executive Compensation."

Committees of the Company

     The Company formed standing Audit, Nominating and Compensation Committees in connection with its organization in June 1997. The Company was not incorporated in fiscal 1996 and therefore the committees did not meet during that fiscal year.

     The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform the Company's annual audit and acts as a liaison between the auditors and the Board. The current members of this committee are Directors Mr. Walton, Ms. Symolon and Mr. Coleman.

     The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the Board members who are not up for election.

     The Personnel Committee will establish the Company's compensation policies and review compensation matters. This Committee is currently composed of Mr. Ferraro, Mr. LaCoppola and Mr. Rockefeller.

Indemnification

     The Certificate of Incorporation of the Company provides that a director or officer of the Company shall be indemnified by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, either had reasonable cause to believe such conduct was lawful or did not have reasonable cause to believe his conduct was unlawful.

       The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate of Incorporation and the statute are not exclusive of any other right which a person seeking indemnification

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

may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

     These provisions may have the effect of deterring shareholder derivative actions, since the Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third-party claims.

     In addition, the Certificate of Incorporation and Delaware law also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company has the power to indemnify such person against such expense, liability or loss under the DGCL. The Company intends to obtain such insurance.

Directors of the Bank

     Prior to the Stock Conversion, the direction and control of the Bank, as a mutual savings institution, has been vested in its Board of Directors.
Upon conversion of the Bank to stock form, each of the directors of the Bank will continue to serve as a director of the converted Bank. The Board of Directors of the Bank currently consists of seven directors. The directors are divided into three classes. Approximately one-third of the directors will be elected at each annual meeting of stockholders. Because the Company will own all of the issued and outstanding shares of capital stock of the Converted Bank after the Stock Conversion, directors of the Company will elect the directors of the Bank.

     The following table sets forth certain information regarding the directors of the Bank and the Company:

                                                                                 Director       Term
Name                         Position(s) Held with the Bank         Age(1)        Since       Expires
----------------------       --------------------------------       -----        --------     -------

John R. Francisco                 Chairman of the Board               46          1981          1998

Gordon E. Coleman            President and Chief Executive Officer    42          1997          1998

F. Richard Ferraro                      Director                      72          1972          1999

Frederick P. LaCoppola           Director and Treasurer               54          1986          2000

Carl J. Rockefeller                      Director                     45          1994          2000

Patricia A. Symolon                      Director                     62          1994          1999

Myron H. Walton              Director and Corporate Secretary         72          1972          2000


--------------------------
(1) At March 31, 1997.

     The business experience of each director is set forth below. All directors have held their present position for at least the past five years, except as otherwise indicated.

     John R. Francisco is Chairman of the Board of the Bank and, until June 1997, he was the Bank's President. Mr. Francisco is a practicing attorney in the town of St. Johnsville, New York.

     Gordon E. Coleman is the President and Chief Executive
Officer of the Bank. Prior to joining the Bank in 1996, Mr. Coleman was the Agricultural loan officer for Central National Bank from 1993 until 1996. Prior to that time Mr. Coleman was an Assistant Vice President of Citizens National Bank of Malone.

     F. Richard Ferraro is a Leasing Manager for R. Brown & Sons, Inc. an automobile dealership.

     Carl J. Rockefeller serves as the business manager of the Fort Plain Central School in Ft. Plain, New York. Mr. Rockefeller is also bookkeeper for the town of Minden.

     Patricia A. Symolon is retired. Until her retirement in 1996, she was the former Chief Executive Officer of Canajoharie Buildings Savings and Loan Association.

     Myron H. Walton has been Corporate Secretary since March 1997. Previously, Mr. Walton was a self-employed businessman.

     Frederick P. LaCoppola is the Bank's Treasurer. Mr. LaCoppola is a District Agent for Presidential Insurance Corp.

     There are no executive officers of the Bank that are not also directors of the Bank.

Meetings of the Board of Directors and Committees of the Bank

     The Board of Directors met 24 times during the year ended March 31, 1997. During fiscal 1997, no director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.


     The Bank's Compensation Committee, composed of the entire Board of Directors, meets annually to review the compensation for employees of the Bank. This committee met once during the year ended March 31, 1997.

     The Audit Committee reviews (i) the independent auditors' reports and results of their examination, (ii) the internal audit function, which is under the control of and reports directly to the Audit Committee, and (iii) the examination reports of the OTS and the FDIC and other regulatory reports.
 The Audit Committee met once during the year ended March 31, 1997.

Compensation of the Board of Directors of the Bank

     During fiscal 1997, directors, other than the Chairman of the Board, received fees of $300 for their attendance at each regular meeting of the Board of Directors and $100 for each special meeting. The Chairman of the Board received $600 for his attendance at each regular meeting of stockholders. The Bank paid total director fees of $29,000 during fiscal 1997.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation paid or granted to the Bank's President and Chief Executive Officer. No other executive officer of the Bank had aggregate compensation (salary plus bonus) in excess of $100,000 in fiscal 1997.

                                              SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------
                                                                                  LONG-TERM
                                                                                COMPENSATION
                                ANNUAL COMPENSATION(1)                             AWARDS
-------------------------------------------------------------------------------------------------
                                                                 OTHER      RESTRICTED
                                                                 ANNUAL        STOCK     OPTIONS/     ALL OTHER
  NAME AND PRINCIPAL            FISCAL                        COMPENSATION     AWARD       SARS     COMPENSATION
      POSITION                  YEAR(1)  SALARY($)  BONUS($)       ($)          ($)         (#)          ($)
-----------------------------   -------  ---------  --------  ------------  ----------   --------   ------------
Gordon E. Coleman, President and
Chief Executive Officer......    1997      45,000     3,600    $   --           --           --          --


------------------------

(1) In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended March 31, 1996 and 1995, as the Bank was not a public company during such periods.

Benefit Plans

     General. The Bank currently provides health care benefits, including medical and prescription plan benefits, subject to certain deductibles and copayments by employees, and group life insurance to its full time employees.

     Stock Option and Incentive Plan. Following consummation of the Stock Conversion, the Board of Directors of the Company intends to adopt a Stock Option Plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of
Section 422 of the Code ("incentive stock options"), non-incentive stock options, stock appreciation rights, and limited stock appreciation rights (collectively "Awards"). Awards may be granted to key employees of the Company and any subsidiaries. The Stock Option Plan will be administered and interpreted by the Company's Compensation Committee (the "Committee") the members of which will be either the full Board or at least two "non-employee directors" as defined in Rule 16b-3 of the Exchange Act. Directors who are not employees ("Outside Directors") will only be entitled to receive non-incentive stock options pursuant to a formula governing the amount and timing of such options. Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of 10 years from the date the Stock Option Plan is adopted by the Board of Directors.

     Under the proposed Stock Option Plan, the Committee will determine which officers and key employees will be granted Awards, whether options will be incentive or non-incentive options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive or non-incentive stock option must at least equal the fair market value of a share of Common Stock on the date the option is granted.

     Stock options will become exercisable in the manner specified by the Committee, provided that all options will become fully exercisable in the event of a change in control of the Company if the plan is implemented following the one-year anniversary of the Stock Conversion. If the plan is implemented within the first year following the Stock Conversion, OTS regulations that would be applicable to the Bank following the Conversion, would require the stock options to vest at a rate not in excess of 20% per year and prohibit accelerated vesting except in the case of disability or death. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to one year following the death, disability or other termination of the optionee's employment. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Incentive stock options are non-transferable except by will or the laws of descent and distribution. Non-incentive stock options may be transferable in the sole discretion of the Committee.

     The proposed Stock Option Plan provides for the grant of Stock Appreciation Rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options. There is no present intention to grant any SARs.

     At the time an Award is granted pursuant to the Plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or non-incentive stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of Common Stock. If a stock appreciation right is exercised, the holder of the right is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of Common Stock over the applicable exercise price, without having to pay the exercise price.

     A number of shares of Common Stock equal to an aggregate of 10% of the Common Stock sold in the Conversion will be reserved for issuance pursuant to the Stock Option Plan (11,500 shares, based on the sale of 115,000 shares). Such shares may be authorized but previously unissued shares, treasury shares, or shares purchased by the Company on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding.

     Under current provisions of the Code, the federal income tax treatment of incentive stock options and non-incentive stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to non-incentive stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for federal income tax purposes in the same amount.

     Under regulations of the OTS that would apply to the Bank following the Conversion, if the Stock Option Plan is submitted to and approved by stockholders of the Company within one year after completion of the Conversion, no more than 30% of the shares available under the Stock Option Plan could be granted to non-employee directors, no more than 5% of the shares available could be granted to an individual non-employee director, and no more than 25% of the shares available could be granted to an individual officer. It is currently expected that stock options will be granted to Mr. Coleman and other officers and directors of the Bank, although no determination has been made at this time as to the amount of such stock option awards. The Company does not expect to grant any stock appreciation rights or performance share awards in the first year following completion of the Stock Conversion.

     The Company currently intends to submit the Stock Option Plan to stockholders for approval following the one-year anniversary of the Stock Conversion. However, the Company reserves the right to submit such plan to stockholders prior to such time, provided that such meeting is at least six months following the Stock Conversion. In such event, the proposed Stock Option Plan would need to include a mandatory five-year vesting schedule and a prohibition on accelerated vesting in the event of a change in control, which provisions are required by current OTS regulations for plans implemented within one year following the Stock Conversion.

     RECOGNITION AND RETENTION PLAN. Following consummation of the Stock Conversion, the Board of Directors of the Company intends to adopt an RRP for directors, officers and key employees. The objective of the RRP will be to enable the Company to provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to its success.

     The RRP will be administered and interpreted by the Company's Compensation Committee (the "Committee"), the members of which will be the full Board or at least two "non-employee directors" as defined in Rule 16b-3 of the Exchange Act. The Committee will have the responsibility to invest all funds contributed to the RRP. The Company will contribute sufficient funds so that the RRP can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the Common Stock sold in the Stock Conversion (4,600 shares, based on the sale of 115,000 shares). Assuming the Common Stock awarded pursuant to the RRP had a value of $10.00 per share, and the Company issued 115,000 shares, the aggregate value of RRP awards would be $46,000. Shares of Common Stock granted pursuant to the RRP generally will be in the form of restricted stock and, if the RRP is implemented within the first year following the Stock Conversion, will vest at the rate of 20% per year over the five years following the date of grant, to the extent required by applicable law. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to the allocated shares under restriction. If the recipient's termination is caused by death or disability, all restrictions will expire and all allocated shares will become unrestricted. All restrictions also will expire and all allocated shares will become unrestricted in the event of a change in control of the Company, as defined in the RRP. However, if the plan is implemented within the first year following the Stock Conversion, current OTS regulations would prohibit accelerated vesting except in the event of disability or death. The Board of Directors of the Company can terminate the RRP at any time, and if it does so, any shares not allocated will revert to the Company. Recipients of grants under the RRP will not be required to make any payment at the time of grant or when the underlying shares of Common Stock become vested.

     Under regulations of the OTS that would apply to the Bank following the Conversion, if the RRP is submitted to and approved by the stockholders of the Company within one year after completion of the Stock Conversion, no more than 30% of the shares available under the RRP could be granted to non-employee directors, no more than 5% of the shares available could be granted to an individual outside director, and no more than 25% of the shares available could be granted to an individual officer. It is currently expected that awards will be granted to Mr. Coleman and other officers and directors of the Bank, although no determination has been made at this time as to the amount of such awards.

     The Company currently intends to submit the RRP to stockholders for approval following the one-year anniversary of the Stock Conversion. However, the Company reserves the right to submit such plan to stockholders prior to such time, provided that such meeting is held at least six months following the Stock Conversion. In such event, the RRP would need to include a prohibition on accelerated vesting in the event of a change in control, which provision is required by current OTS regulations applicable to plans implemented within one year following the Stock Conversion.

     It is currently anticipated that the RRP will be funded by shares subsequently reacquired and held as treasury shares or through the issuance of authorized but unissued shares. To the extent the RRP is funded from authorized but unissued shares, the funding of the RRP will have the effect of diluting existing stockholders. See "Prospectus Summary --Benefits of Conversion to Directors and Executive Officers" and "Capitalization."

     EMPLOYEE STOCK OWNERSHIP PLAN. The Boards of Directors of the Bank and the Company have approved the adoption of an ESOP for the benefit of employees of Landmark Community. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Common Stock.

     It is anticipated that the ESOP will be capitalized with a loan from the Company. The proceeds from this loan are expected to be used by the ESOP to purchase up to 8.0% of the Common Stock issued in the Stock Conversion. After the Stock Conversion, as a qualified employee pension plan under Section 401(a) of the Code, the ESOP will be in the form of a stock bonus plan and will provide for contributions, predominantly in the form of either Common Stock or cash, which will be used within a reasonable period after the date of contributions primarily to purchase Common Stock. The Bank will receive a tax deduction equal to the amount it contributes to the ESOP, subject to the limitations set forth in the Code. The maximum tax-deductible contribution by the Bank in any year is an amount equal to the maximum amount that may be deducted by the Bank under
Section 404 of the Code, subject to reduction based on contributions to other Tax-Qualified Employee Plans. Additionally, the Bank will not make contributions if such contributions would cause the Bank to violate its regulatory capital requirements. The assets of the ESOP will be invested primarily in Common Stock.

     From time to time, the ESOP may purchase additional shares of Common Stock for the benefit of plan participants through purchases of outstanding shares in the market, upon the original issuance of additional shares by the Company or upon the sale of shares held in treasury by the Company. Such purchases, which are not currently contemplated, would be subject to then-applicable laws, regulations and market conditions.

     Generally accepted accounting principles require that any borrowing by the ESOP be reflected as a liability in the Company's consolidated financial statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of the Company or the Bank. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

     All employees of the Bank will be eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they work at least 1,000 hours. Employees will be credited for years of service to the Bank prior to the adoption of the ESOP for participation and vesting purposes. The Bank's contribution to the ESOP will be allocated among participants on the basis of compensation. Each participant's account will be credited with cash and shares of Common Stock based upon compensation earned during the year with respect to which the contribution is made. After completing five years of service, a participant will be 100% vested in his ESOP account. ESOP participants will be entitled to receive distributions from their ESOP accounts only upon termination of service.

Distribution will be made in cash and in whole shares of Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

     Participating employees will be entitled to instruct the trustee of the ESOP as to how to vote the shares held in their account. The trustee, who has dispositive power over the shares in the Plan, will not be affiliated with the Company or the Bank. The ESOP may be amended by the Board of Directors of the Company, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.

INDEBTEDNESS OF MANAGEMENT

     The Bank has followed a policy of granting consumer loans and loans secured by one- to four-family real estate to officers, directors and employees. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

     All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Bank. OTS regulations permit executive officers and directors to obtain loans on the same terms that are available to other employees. There were no loans outstanding to any director, executive officer or their affiliates at preferential rates or terms which in the aggregate exceeded $60,000 during the three years ended March 31, 1997. All loans to directors and officers were performing in accordance with their terms at March 31, 1997.

                                THE CONVERSION

     The Board of Directors of the Bank and the OTS have approved the Plan of Conversion, subject to approval by the members of the Bank and the satisfaction of certain other conditions. OTS approval does not constitute a recommendation or endorsement by the OTS of the Plan of Conversion. Certain terms used in the following summary are defined in the Plan of Conversion, a copy of which may be obtained by contacting the Bank.

GENERAL

     On April 1, 1997, the Board of Directors adopted the Plan, subject to approval by the OTS and the members of the Bank. The Plan was subsequently amended in November 1996. Pursuant to the Plan, the Bank proposes to convert from a federal mutual savings association to a federal stock savings bank and subsequently to either a national bank or New York State chartered commercial bank. The OTS has approved the Plan, subject to its approval by the affirmative vote of the members of the Bank holding not less than a majority of the total number of votes eligible to be cast at a Special Meeting called for that purpose
to be held on       , 1997.

     The Stock Conversion will be accomplished through amendment of the Bank's federal mutual charter to authorize the issuance of capital stock, at which time the Bank will become a wholly owned subsidiary of the Company. Following the consummation of the Stock Conversion, the Board of Directors of the Bank intends to effectuate the Bank Conversion.

     The Company has received approval from the OTS to become the holding company of the Converted Bank subject to the satisfaction of certain conditions and to acquire all of the common stock of the Converted Bank to be issued in the Stock Conversion in exchange for a minimum of 80% of the net proceeds from the sale of Common Stock in the Stock Conversion. The Stock Conversion will be effected only upon completion of the sale of the shares of Common Stock to be issued by the Company pursuant to the Plan of Conversion. The Company intends to apply to the FRB for approval of the Company's continued ownership of 100% of the stock of the Bank following the Bank

Conversion. The Bank intends to apply to either the OCC or the Department to convert its charter to either a national bank or New York State commercial charter. There can be no assurance that such approvals will be received. If such approvals are not received, the Bank Conversion will not occur. See "Risk Factors--Potential Delay in Completion or Denial of Bank Conversion."

     The Plan of Conversion provides that the Board of Directors of the Bank may, at any time, elect not to proceed with the Bank Conversion. It is the present intent of the Bank's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion.

     Subscription Rights are being given to Eligible Account Holders, the Tax-Qualified Employee Plans of the Bank and the Company, Supplemental Eligible Account Holders, Other Members, and officers, directors and employees of the Bank. Concurrently with, during, or following the Subscription Offering, and subject to the prior rights of holders of Subscription Rights, members of the general public to whom a prospectus is delivered are being afforded the opportunity to subscribe for Common Stock in the Community Offering. See "-- Offering of Common Stock." Depending upon market conditions, any shares not initially subscribed for in the Subscription Offering may be offered for sale by the Company in any other manner permitted by the OTS." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

BUSINESS PURPOSES

     The Bank has several business purposes for the Stock Conversion. The sale of Common Stock will have the immediate result of providing the Bank with additional equity capital. This increased capital will support expansion of its financial services, subject to applicable regulatory restrictions. The sale of the Common Stock is the most effective means of increasing the Bank's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of the net Stock Conversion proceeds is expected to provide additional operating income to further increase the Bank's capital on a continuing basis.

     The Bank's Board of Directors will undertake the Bank Conversion to allow the Bank to broaden its range or banking practices and services consistent with a commercial bank charter. Management believes such expansion can be more effectively developed if the Bank operated under regulatory requirements applicable to a national or commercial bank rather than a federally chartered savings association. Moreover, management believes the additional operating flexibility associated with the national or commercial bank charter will enable the Bank to compete more effectively with other financial institutions. See "Regulation."

     The Board of Directors of the Bank believes that a holding company structure could facilitate the acquisition of other financial institutions as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution or bank would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Company rather than as a division of the Bank. For example, the acquired savings institution could retain its own directors, officers and corporate name as well and have representation on the Board of Directors of the Company. As of the date hereof, there are no plans or understandings by the Bank or the Company regarding the acquisition of any other institutions.

     The preferred stock and additional common stock of the Company being authorized in the Stock Conversion will be available for future acquisitions (although the Company has no current negotiations, understandings or plans with respect to any acquisition) and for issuance and sale to raise additional equity capital, subject to market conditions and generally without stockholder approval.

     The Stock Conversion will structure the Bank in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Stock Conversion will permit the Bank's members to become stockholders of the Company, thereby allowing them to own stock in the parent corporation of the Bank in which they maintain deposit accounts or with which they have a borrowing relationship.

Such ownership may encourage customers who become stockholders to promote the Bank to others, thereby further contributing to the Bank's growth. The more flexible operating structure provided by the Company and the stock form of ownership is expected to assist the Bank in competing aggressively with other financial institutions in its principal market area.

     The Bank is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

Effects of Stock Conversion to Stock Form on Depositors and Borrowers of the
 Bank

     VOTING RIGHTS. Upon Conversion, neither deposit account holders nor borrowers will have voting rights in the Bank, or the Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Bank. Subsequent to the Stock Conversion, voting rights will be vested exclusively in the Company as the sole stockholder of the Bank. Voting rights as to the Company will be held exclusively by its stockholders. Each purchaser of Company Common Stock shall be entitled to vote on any matters to be considered by the Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." The Company intends to supply each stockholder with annual reports and proxy statements.

     DEPOSIT ACCOUNTS AND LOANS. The terms of the Bank's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Bank.

     TAX EFFECTS. The Bank has received an opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. with regard to federal income taxation, and an opinion of Harvazinski & Montanye, LLP with regard to New York taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or New York tax purposes to the Bank or the Company. See "-- Income Tax Consequences."

     LIQUIDATION RIGHTS. The Bank has no plan to liquidate either before or after the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after the Stock Conversion would be as follows:

     LIQUIDATION RIGHTS IN PRESENT MUTUAL BANK. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation each holder of a deposit account in the Bank in its present mutual form would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his deposit account was to the aggregate balance in all deposit accounts in the Bank at the time of liquidation.

     LIQUIDATION RIGHTS IN PROPOSED CONVERTED BANK. After the Stock Conversion each deposit account holder, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of the Bank in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his deposit account plus accrued interest and the holder would have no interest in the value of the Bank above that amount.

     The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders

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(i.e., depositors with an account balance of $50 or more at December 31, 1995 and June 30, 1997, respectively) in an amount equal to the net worth of the Bank as of the date of its latest statement of financial condition contained in the final Prospectus relating to the sales of shares of Company Common Stock in the Stock Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each qualifying deposit account held in the Bank on the qualifying date. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his account on December 31, 1995 and June 30, 1997, respectively, was to the aggregate balance in all qualifying deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such date. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if an Eligible Account Holder or Supplemental Eligible Account Holder should reduce the amount in the qualifying deposit account on any annual closing date of the Bank to a level less than the lowest amount in such account on December 31, 1995 or June 30, 1997, respectively, and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such qualifying deposit account were closed.

     In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after the Stock Conversion, and would only decrease.

     Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the Company as the sole stockholder of the Bank.

     No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Bank, as converted, or another SAIF-insured institution if the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not an SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Bank believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position and, in such event, that the Bank's position will be determined to be correct.

     The Bank Conversion shall not be deemed to be a complete liquidation of the Converted Bank for purposes of the distribution of the liquidation account. Upon consummation of the Bank Conversion, the liquidation account, and all rights and obligations of the Converted Bank in connection therewith, shall be assumed by the Bank.

     COMMON STOCK. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other government agency.

     The Bank will continue, immediately after completion of the Stock Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Bank. Other than for payment of expenses incident to the Stock Conversion, no assets of the Bank will be distributed in the Stock Conversion. The Bank will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of the Bank will continue to be directed by the existing Board of Directors and management.

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OFFERING OF COMMON STOCK

    Pursuant to the Plan of Conversion, up to 132,000 shares of Company Common Stock will be offered for sale, subject to certain restrictions described below through a Subscription and Community Offering.

    SUBSCRIPTION OFFERING.  The Subscription Offering will expire at Noon, local
time, on       , 1997 (the "Subscription Expiration Date") unless extended by the Bank and the Company. Regulations of the OTS require that all shares to be offered in the Stock Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Stock Conversion will not be effected and the Bank will remain in mutual
form. This period expires on       , 1997, unless extended with the approval of
the OTS. If the Stock Conversion is not completed by       , 1997, all
subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, all subscribers will be notified in writing of the time period within which subscribers must notify the Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to the Bank's notice, the funds submitted will be
refunded to the subscriber with interest at    %, the Bank's current passbook
rate per annum, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the Stock Conversion is not effected, all funds submitted and not previously refunded pursuant to the Subscription and Community
Offering will be promptly refunded to subscribers with interest at    %, the
Bank's current passbook rate per annum, and all withdrawal authorizations will be terminated.

    SUBSCRIPTION RIGHTS. In accordance with OTS regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Bank maintaining an account balance of $50 or more as of December 31, 1995), (2) Tax-Qualified Employee Plans, (3) Supplemental Eligible Account Holders (deposit account holders of the Bank maintaining an account balance of $50 or more as of June 30, 1997); (4) Other Members of the Bank (deposit account holders of the Bank
as of       , 1997 other than Eligible Account Holders and Supplemental
Eligible Account Holders and borrowers as of April 1, 1997), and (5) officers, directors and employees of the Bank. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion. Subscription Rights are non-transferable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the OTS, an agency of the U.S. Government. The preference categories are more fully described below.

    Category No. 1 is reserved for the Bank's Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of (i) $50,000 of the Common Stock sold in the Stock Conversion; (ii) one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion; or (iii) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Eligible Account Holders in the converting Bank in each case on December 31, 1995 (the "Eligibility Record Date"); if sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his qualifying deposit bears to the total qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

    Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total shares issued in the Subscription Offering, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the

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Company Conversion Stock. Subscription Rights received pursuant to this
Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision in the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have a first priority Subscription Right to the extent that the total number of shares of Company Conversion Stock sold in the Subscription and Community Offering exceeds the maximum of the Estimated Valuation Range. However, such plans shall not, in the aggregate, purchase more than 10% of the Company Common Stock issued. It is currently intended that the ESOP will purchase 8% of the shares of Common Stock issued in the Stock Conversion.

    Category No. 3 provides that each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Company Conversion Stock in an amount equal to the greater of (i) 50,000 of the Common Stock sold in the Stock Conversion; (ii) one-tenth of one percent (.10%) of the total offering of shares; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in the converting association in each case on June 30, 1997 (the "Supplemental Eligibility Record Date"). Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders and Tax-Qualified Employee Plans. Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1 equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his qualifying deposit bears to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

    Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to each such Other Member to purchase shares in an amount equal to the greater of (i) $50,000 of the Common Stock sold in the Stock Conversion; or (ii) or one-tenth of one percent (.10%) of the total offering of shares offered in the Conversion based on the Estimated Valuation Range subject to the overall purchase limitation and to the extent Common Stock is available. In the event of an oversubscription for shares, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Bank's mutual charter and bylaws in effect on the date of approval by members of the Plan of Conversion.

    Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Bank, to purchase up to a maximum of $50,000 of the Common Stock sold in the Stock Conversion to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this Category.

    The Bank and the Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares pursuant to the Plan of Conversion reside. However, no shares will be offered or sold under the Plan of Conversion to any such person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Bank and the Company determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Bank or the Company or any of their officers, directors or employees

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

register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such person.

    COMMUNITY OFFERING. To the extent that shares are available for purchase, the Company and the Bank have determined to offer shares pursuant to the Plan of Conversion to certain members of the general public to whom the Company delivers a copy of this Prospectus and a stock order form in the Community Offering, with preference given to natural persons residing in the Bank's community (the "Local Community"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $50,000 of the Common Stock sold in the Stock Conversion. The Community Offering, if any, may terminate at any
time without notice, but may not terminate later than       , 1997, unless
extended with the approval of the OTS. The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Company and the Bank, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

    In the event of an oversubscription for shares in the Community Offering, shares may be allocated (to the extent shares remain available) first to cover any reservation of shares for a public offering or institutional orders, next to cover orders of natural persons residing in the county in which the Bank maintains its offices, then to cover the orders of any other person subscribing for shares in the Community Offering so that each such person may receive 500 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions. If for any reason shares remain unsold after the Subscription Offering and the Community Offering, the Boards of Directors of the Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

    Any Common Stock remaining unsold after the Subscription or Community Offering shall be sold in any manner permitted by the OTS and applicable securities laws.

    LIMITATIONS ON PURCHASE OF SHARES. The Plan also provides for certain additional limitations to be placed upon the purchase of shares in the Stock Conversion. Specifically, no person (other than a Tax-Qualified Employee Plan) by himself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than the lesser of $50,000 or 5% of the Common Stock sold in the Stock Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares to be sold in the Stock Conversion. For purposes of the Plan of Conversion, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan. Also, for purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan or a recognition and retention plan, such as the RRP. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Bank, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Company or the Bank or a majority-owned subsidiary of the Company or the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
(iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Company or the Bank or any subsidiary of the Company or the Bank.

    The Boards of Directors of the Company and the Bank may, in their sole discretion, decrease the maximum purchase limitation referred to above or increase the maximum purchase limitation up to 9.99% of the shares being offered in the Stock Conversion, provided that orders for shares exceeding 5.0% of the shares being offered in the Stock Conversion shall not exceed, in the aggregate, 10% of the shares being offered in the Stock Conversion.

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Requests to purchase additional shares of Company Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the Boards of Directors of the Company and the Bank, with the approval of the OTS and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

    Common Stock purchased in the Stock Conversion will be freely transferable except for shares purchased by executive officers and directors of the Bank or the Company and except as described below. See "-- Restrictions on Transferability." In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

MARKETING ARRANGEMENTS

    The Company and the Bank have engaged Trident Financial Corporation ("TFC") to act as a consultant and financial advisor in connection with the Offerings. TFC will train officers and employees of the Bank with respect to the record keeping and solicitation of offers to purchase Common Stock and to generally advise the directors and officers of the Company and Bank in connection with the Offerings. In connection with its services, TFC will receive $20,000, of which $5,000 was paid at the time TFC was engaged, and $15,000 will be paid upon the completion of the Conversion. In the event the Conversion is terminated or is delayed for more than six months from May 28, 1997, TFC may receive a portion or all of its fee based upon the efforts expended by TFC up to the time the Conversion is terminated or delayed. As part of its engagement the Bank has agreed to reimburse TFC for out-of-pocket expenses not to exceed $5,000. The Company and the Bank have agreed to indemnify TFC for costs and expenses in connection with certain claims, loss or liabilities arising under federal or state securities laws.

    Directors and executive officers of the Company and the Bank, may to a limited extent and subject to applicable state law, participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Subscription and Community Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in this Prospectus or other offering document. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Sales of Common Stock by directors, executive officers and registered representatives will be made from the Stock Information Center. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock except in some states where only registered broker-dealers may sell. No officer, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

    Federal regulations require that the aggregate Purchase Price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation. FinPro, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Company and the Bank, as converted.

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    FinPro will receive a fee of $20,000 for its appraisal and assistance in preparation of the Bank's business plan plus reasonable out-of-pocket expenses. The Company has agreed to indemnify FinPro, under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Stock Conversion.

    FinPro has prepared an appraisal of the estimated pro forma market value of the Company and the Bank, as converted, taking into account market conditions for initial public offerings of thrift stocks and the formation of Company as the holding company for the Bank. FinPro's appraisal concluded that at June 19, 1997, an appropriate range for the estimated pro forma market value of the Company and the Bank, as converted, ranged from a minimum of $980,000 to a maximum of $1,320,000, with a midpoint of $1,150,000 and an adjusted maximum of $1,520,000. Assuming that the shares are sold at $10.00 per share in the Stock Conversion, the estimated number of shares to be issued in the Stock Conversion is expected to be between 98,000 and 132,000 with an adjusted maximum of 152,000. The appraisal involved a comparative evaluation of the operating and financial statistics of the Bank with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in New York, which affect the operations of thrift institutions, the competitive environment within which the Bank operates, the effect of the Bank becoming a subsidiary of the Company, and the effect of the Bank becoming a national bank. No detailed individual analysis of the separate components of the Company's and the Bank's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Subscription and Community Offering be sold at the same price per share. The Board of Directors of the Company and the Bank have reviewed the appraisal of FinPro and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by FinPro in the preparation of such appraisal.

    No sale of the shares will take place unless, prior thereto, FinPro confirms to the Bank, the Company and the OTS that, to the best of FinPro's knowledge and judgment, nothing of a material nature has occurred which would cause FinPro to conclude that the actual aggregate Purchase Price was incompatible with its estimate of the total pro forma market value of the Common Stock at the time of the sale. If, however, the facts do not justify such a statement, a new Estimated Valuation Range and price per share may be set. Under such circumstances, the Company will be required to resolicit, and subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if the pro forma market value of the Bank upon the Stock Conversion has not decreased below $980,000 or increased to an amount which does not exceed $1,520,000 (15% above the maximum of the Estimated Valuation Range), the Company and the Bank do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

    Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. A decrease in the number of shares to be issued in the Stock Conversion would increase a purchaser's ownership interest and both pro forma net income and net worth on a per share basis while decreasing these amounts on an aggregate basis. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. In the event a new valuation range is established by FinPro, such new range will be subject to approval by the OTS and the Company will be required to resolicit. The Company will also be required to resolicit if the aggregate Purchase Price of Common Stock sold in the Stock Conversion is less than the minimum of the Estimated Valuation Range or above 15% above the maximum of the Estimated Valuation Range.

    If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of the Bank and the Company, if possible. Such other purchase arrangements will be subject to the approval of the OTS and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations discussed herein. If such other purchase arrangements cannot be made, the Subscription and Community Offering will terminate.

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

    In preparing its valuation of the pro forma market value of the Company and the Bank, as converted, FinPro relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Bank and the Company. FinPro also considered information based upon other publicly available sources which it believes are reliable. However, FinPro does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Bank and the Company or independently value the assets or liabilities of the Bank and the Company. The valuation by FinPro is not intended and must not be construed as a recommendation of any kind as to the advisability of voting to approve the Stock Conversion or of purchasing shares of Common Stock. Moreover, because the valuation is necessarily based upon estimates of and projections as to a number of matters (including certain assumptions as to expense factors affecting the net proceeds from the sale of Common Stock in the Stock Conversion and as to the net earnings on such net proceeds), all of which are subject to change from time to time, no assurance can be given that persons who purchase such shares in the Stock Conversion will be able to sell such shares thereafter at or above the Purchase Price.

METHOD OF PAYMENT FOR SUBSCRIPTIONS

    Subscribers must, before the Subscription Expiration Date, or such date to which the Subscription Expiration Date may be extended, return an original stock order form and certification to the Bank, properly completed, together with cash, checks or money orders in an amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares for which subscription is made. Subscriptions which are returned by mail must be received by the Bank by the Expiration Date. Payment for stock purchases can also be accomplished through authorization on the order form of withdrawals from accounts with the Bank. Until completion or termination of the Stock Conversion, subscribers who elect to make payment through authorization of withdrawal from accounts with the Bank will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the Stock Conversion. Interest at the Bank's current passbook rate per annum will be paid on amounts submitted in cash, check, bank draft or money order. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of said accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts, and the remaining balance will earn interest at the Bank's current passbook rate per annum.

    The beneficiaries of Individual Retirement Accounts ("IRAs") are deemed to have the same subscription rights as other depositors. However, the IRA accounts maintained at the Bank do not permit investment in Common Stock. A depositor interested in using his IRA funds to purchase Common Stock must do so through a self-directed IRA account. Since the Bank does not offer such accounts, it will allow such a depositor to make a trustee to trustee transfer or other form of transfer of the IRA on deposit at the Bank. There will be no early withdrawal or IRS penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Bank now holds the depositor's IRA funds. An annual administrative fee might be payable to the new trustee. The Bank assumes no responsibility as to the selection of, or services performed by, a new trustee.

    Depositors interested in transferring IRA funds on deposit at the Bank to purchase Common Stock should contact the Stock Information Center at (518)
      - as soon as possible so that the necessary forms may be completed prior to the Expiration Date of the Subscription Offering. This process cannot be done through the mail and sufficient time should be allowed for the completion of the transfer.

    Stock subscriptions received by the Bank may not be modified, withdrawn or canceled by the subscriber without the consent of the Bank and, if accepted by the Bank, are final. Subscriptions which are not received by the Subscription Expiration Date or are not in compliance with the Plan of Conversion or the stock order form instructions may be deemed void by the Bank. The Bank and the Company have the right to extend the Subscription

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

Expiration Date, unless objected to by the OTS, or to waive or permit correction of incomplete or improperly executed stock order forms, but does not represent that they will do so.

    If Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Common Stock subscribed for by such plans at the actual Purchase Price upon consummation of the Stock Conversion, provided that, in the case of the ESOP, there is a loan commitment to lend to the ESOP the aggregate Purchase Price of the shares for which it subscribes.

    To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Subscription Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Bank will accept for processing only orders submitted on original order forms. Payment by check, money order, bank draft or debit authorization to an existing account at the Bank must accompany the order form.

RISK OF DELAYED OFFERING

    In the event that all shares of the Common Stock are not sold in the Subscription Offering and Community Offering, the Bank and the Company may extend the Community Offering for a period of up to 45 days from the date of the termination of the Subscription Offering. Further extensions are subject to OTS approval and may be granted for successive periods, but not beyond 24 months from the date of the Special Meeting.

    A material delay in the completion of the sale of all unsubscribed shares in the Community Offering may result in a significant increase in the costs in completing the Stock Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Stock Conversion and general market conditions may occur during such material delay. In the event the Stock Conversion is not consummated within 24 months after the date of the Special Meeting, the Bank would charge accrued Conversion costs to then current period operations. See "Risk Factors--Potential Increased Costs of Conversion Resulting from Delayed Offering."

APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION

    All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms, will be made by the Bank and the Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Company, the Plan of Conversion may be substantively amended (including an amendment to eliminate the formation of the Company as part of the Stock Conversion) by the Boards of Directors of the Bank and the Company, as a result of comments from regulatory authorities or otherwise, at any time but only with the concurrence of the OTS. Moreover, if the Plan of Conversion is amended, subscriptions which have been received prior to such amendment will not be refunded if such amendment is not material to the transaction or otherwise required by the OTS.

    In the event that a decision is made to eliminate the Company as part of the Stock Conversion, the Company will withdraw its registration statement from the SEC and the Bank will take all steps necessary to complete the Stock Conversion without the Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Bank determines not to complete the Stock Conversion, if permitted by the OTS the Bank will issue and sell the common stock of the Bank and subscribers will be notified of the elimination of the Company and resolicited (i.e., permitted to affirm their orders, in which case they will need affirmatively to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Bank's current passbook rate per

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annum; or be permitted to modify or rescind their subscriptions) and notified of the time period within which they must affirmatively notify the Bank of their intention to affirm, modify or rescind their subscription. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan of Conversion as described in "-- Offering of Common Stock" will apply to the conversion of the Bank from the mutual to stock form of organization and the sale of the Bank's common stock, as well as the subsequent charter conversion of the Converted Bank.

    The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting. The Plan of Conversion may be terminated by the Board of Directors of the Bank with the concurrence of the OTS at any time. A specific resolution approved by a two-thirds vote of the Board of Directors would be required to terminate the Plan of Conversion prior to the end of such 24-month period. See "Risk Factors -- Absence of Refund of Subscriptions on Amendment to Plan of Conversion."

RESTRICTIONS ON REPURCHASE OF STOCK

    For a period of three years following Conversion, the Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Company may not repurchase any of its stock (i) if the result thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

    The above limitations are subject to the OTS conversion rules which generally provide that the Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Stock Conversion (except with OTS approval), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Company's outstanding capital stock during a 12-month period, (iii) the repurchases do not cause the Bank to become undercapitalized, and (iv) the Company provides notice or an application to the OTS at least ten days prior to the commencement of a repurchase program and the OTS does not object. In addition, the above limitations do not preclude repurchases of capital stock by the Company as otherwise permitted by the OTS or in the event applicable federal regulatory limitations are subsequently liberalized.

RESTRICTIONS ON TRANSFERABILITY

    The Subscription Rights described in this Prospectus are non-transferable and shall be awarded to eligible persons without payment. Prior to the completion of the Stock Conversion, federal regulations prohibit any person from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Persons violating such prohibition may lose their right to purchase stock in the Stock Conversion and may be subject to sanctions by the OTS. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. The Bank and the Company will pursue any and all legal and equitable remedies in the event they become aware of the transfer of Subscription Rights and will not honor orders known by them to involve the transfer of such rights.

    Shares purchased by directors, executive officers or their associates in the Stock Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder or resulting from an exchange of securities in a merger or acquisition approved by applicable regulatory authorities, in which event such restriction shall be released. Accordingly, stock certificates issued by the Company to directors, executive officers and associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Bank and the Company will give appropriate instructions to the transfer

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agent for the Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. The Common Stock (like the stock of most companies) is subject to the requirements of the Securities Act. Accordingly, Company stock may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration.

    OTS regulations provide that for a period of three years following the Conversion, without prior approval of the OTS, neither directors and officers of the Company, the Bank nor their associates may purchase shares of the Company, except from a broker registered with the SEC. This restriction does not, however, apply to negotiated transactions involving more than one percent of the Company's outstanding Common Stock or the purchase of stock made by or held by any one or more employee stock benefit plans which may be attributable to individual directors or officers.

    Company stock received in the Stock Conversion by persons who are not "affiliates" of the Company may be resold without registration. Shares received by affiliates of the Company (primarily the directors, officers and principal stockholders of the Company) will be subject to the resale restrictions of Rule 144 under the Securities Act, which are discussed below. Rule 144 generally requires that there be publicly available certain information concerning the Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association the average weekly reported volume of trading during the four weeks preceding the sale.

INCOME TAX CONSEQUENCES

    Consummation of the Stock Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling from the IRS or an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to federal taxation, and a ruling of the New York taxation authorities or an opinion of Harvazinski & Montanye, LLP with respect to New York taxation, to the effect that consummation of the Stock Conversion will not be taxable to the Converted Bank or the Company.

    An opinion has been received from Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to the proposed Stock Conversion of the Bank, to the effect that
(i) the Stock Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Stock Conversion, (ii) no gain or loss will be recognized to the Bank upon the receipt of money from the Company for stock of the Bank; and no gain or loss will be recognized to the Company upon the receipt of money for Common Stock of the Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Stock Conversion; (iv) the holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to conversion; (v) no gain or loss will be recognized by the depositors of the Bank upon the issuance to them of withdrawable deposit accounts in the Bank after the Stock Conversion in the same dollar amount as their deposit accounts in the Bank plus an interest in the Liquidation Account of the Bank, as described above, in exchange for their deposit account in the Bank; (vi) the basis of the account holder's deposit accounts in the Bank after the Stock Conversion will be the same as the basis of his deposit accounts in the Bank prior to the Stock Conversion;
(vii) the basis of each account holder's interest in the Liquidation Account will be zero; (viii) the basis of the Common Stock to its shareholders will be the Purchase Price thereof plus, in the case of stock acquired by account holders, the basis, if any, in the Subscription Rights; (ix) a shareholder's holding period for Common Stock acquired through the exercise of Subscription Rights shall begin on the date on which the Subscription Rights are exercised and the holding period for Common Stock purchased in the Community Offering or otherwise will commence on the date following the date on which such stock is purchased; (x) for purposes of Section 381 of the Code, the Bank will be treated as if there had been no

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reorganization, accordingly, the taxable year of the Bank will not end on the effective date of the Stock Conversion and the tax attributes of the Bank will be taken into account by the Bank in stock form as if there had been no reorganization; (xi) the part of the taxable year of the Bank before the reorganization and the part of the taxable year of the Bank after the reorganization will constitute a single taxable year of the Bank; (xii) the Bank, immediately after Stock Conversion, will succeed to and take into account the earnings and profits of the Bank in mutual form; and (xiii) the attributes of the Bank in mutual form enumerated in Section 381(c) of the Code will be taken into account by the Bank in stock form.

    The opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Stock Conversion. The Company and the Bank have received a letter issued by FinPro stating that pursuant to FinPro's valuation, FinPro is of the belief that Subscription Rights issued in connection with the Stock Conversion will have no value. The letter of FinPro and the federal and state tax opinions, respectively, referred to herein are filed as exhibits to the Registration Statement. See "Additional Information."

    The Bank has also received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. to the effect that, based in part on the FinPro Letter: (i) no taxable income will be realized by depositors as a result of the receipt or exercise of non-transferable Subscription Rights to purchase shares of Company Common Stock at fair market value; and (ii) no taxable income will be realized by the Bank or Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Company Common Stock at fair market value.

    If it is subsequently established that the Subscription Rights received by such persons have an ascertainable fair market value, then, in such event, the Subscription Rights will be taxable to the recipient in the amount of their fair market value. In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

    With respect to New York taxation, the Bank has received an opinion from Harvazinski & Montanye, LLP to the effect that, assuming the Stock Conversion does not result in any federal taxable income, gain or loss to the Bank in its mutual or stock form, the Company, the account holders, borrowers, officers, directors and employees and Tax-Qualified Employee Plans of the Bank, the Stock Conversion should not result in any New York income tax liability to such entities or persons.

    Unlike a private letter ruling, the opinions of Luse Lehman Gorman Pomerenk & Schick, P.C. and Harvazinski & Montanye, LLP, as well as the FinPro Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New York tax authorities.

                   RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                     RELATED TAKEOVER DEFENSIVE PROVISIONS

    Although the Boards of Directors of the Bank and the Company are not aware of any effort that might be made to obtain control of the Company after Conversion, the Boards of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of the Company's certificate of incorporation (the "Certificate of Incorporation") to protect the interests of the Company and its stockholders from takeovers which the Board of Directors of the Company might conclude are not in the best interests of the Bank, the Company or the Company's stockholders.

    The following discussion is a general summary of the material provisions of the Company's Certificate of Incorporation and Bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions

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contained in the Company's Certificate of Incorporation and Bylaws and the
Bank's proposed stock Charter and Bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS and the Company's Registration Statement filed with the SEC. See "Additional Information." The following discussion does not reflect the powers and provisions of the Bank's charter following the Bank Conversion.

PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    DIRECTORS. Certain provisions of the Company's Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Company's Certificate of Incorporation provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Company's Board. The Company's Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The Certificate of Incorporation also provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Certificate of Incorporation and Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

    The Certificate of Incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote. Removal for "cause" is limited to the grounds for termination in the federal regulations that applies to employment contracts of federally insured savings institutions.

    RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The Certificate of Incorporation provides that a special meeting of stockholders may be called by the Chairman of the Board of the Company or pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not authorized to call a special meeting.

    ABSENCE OF CUMULATIVE VOTING. The Certificate of Incorporation provides that there shall be no cumulative voting rights in the election of directors.

    AUTHORIZATION OF PREFERRED STOCK. The Certificate of Incorporation authorizes 100,000 shares of serial preferred stock, without par value. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board deems to be in the best interests of the Company and its stockholders.

    LIMITATION ON VOTING RIGHTS.  The Certificate of Incorporation provides that
(i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Company (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Company); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant

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to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

    The Certificate of Incorporation further provides that the Board of Directors of the Company, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Company's stockholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank, and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; the effect on the communities in which the Company and the Bank operate or are located; and the effect on the ability of the Company to fulfill the objectives of a financial institution holding company and of the Bank or future subsidiaries to fulfill the objectives of a financial institution under applicable statutes and regulations. The Certificate of Incorporation of the Company also authorizes the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of the Company or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

    PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The Certificate of Incorporation requires that certain business combinations between the Company (or any majority-owned subsidiary thereof) and a 10% or greater stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares of the Company or (ii) be approved by a majority of certain directors unaffiliated with such 10% or greater stockholder or (iii) involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% stockholder or its affiliates in acquiring any shares of the Common Stock or
(B) the "Fair Market Value" (generally, the highest closing bid paid on the Common Stock during the 30 days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater stockholder became such, whichever is higher).

    AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Certificate of Incorporation must be approved by the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors, amendment of bylaws, call of special stockholder meetings, criteria for evaluating certain offers, offers to acquire and acquisitions of control, director liability, certain business combinations, power of indemnification, and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

    The bylaws may be amended by the affirmative vote of the total number of directors of the Company or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    Purpose and Takeover Defensive Effects of the Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Bank believes that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank in the orderly deployment of the Stock Conversion proceeds into productive assets during the initial period after the Stock Conversion. The Board of Directors believes these provisions are in the best interest of the Bank and of the Company and its stockholders. In the judgment of the Board of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board

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of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

    Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

    An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then-current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders.

    Potential Anti-Takeover Effects. Despite the belief of the Bank and the Company as to the benefits to stockholders of these provisions of the Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Boards of Directors of the Bank and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

    Pursuant to applicable law, at any annual or special meeting of its stockholders after the Stock Conversion, the Company may adopt additional provisions to its Certificate of Incorporation regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.

    OTS Regulations. OTS regulations prohibit any person, prior to the completion of a conversion, from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. These regulations also prohibit any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer (if opposed by the institution) to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

    Federal law provides that no company "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. "Acting in concert" is defined very broadly. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the

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regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's BIF and holding companies thereof. Following completion of the Bank Conversion, the control restrictions of the OTS will no longer be applicable.

    Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

    FRB REGULATIONS. The Change in Bank Control Act and the BHCA, together with the FRB regulations under those acts, require that the consent of the FRB be obtained prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of the bank holding company. Control is rebuttably presumed to exist if the person acquires more than 10% of any class of voting stock of a bank holding company if either (i) the Company has registered securities under Section 12 of the Exchange Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure to rebut the rebuttable control presumption. Since the Company's Common Stock will be registered under Section 12 of the Exchange Act, any acquisition of 10% or more of the Company's Common Stock will give rise to a rebuttable presumption that the acquiror of such stock controls the Company, requiring the acquiror, prior to acquiring such stock, to rebut the presumption of control to the satisfaction of the FRB or obtain FRB approval for the acquisition of control. Restrictions applicable to the operations of bank holding companies may deter companies from seeking to obtain control of the Company. See "Regulation."

                         DESCRIPTION OF CAPITAL STOCK

COMPANY CAPITAL STOCK

    The 500,000 shares of capital stock authorized by the Company's Certificate of Incorporation are divided into two classes, consisting of 400,000 shares of Common Stock ($.10 par value) and 100,000 shares of serial preferred stock ($.10 par value). The Company currently expects to issue between 98,000 and 132,000 shares, with an adjusted maximum of 152,000 shares, of Common Stock in the Stock Conversion. The aggregate stated value of the issued shares will constitute the capital account of the Company on a consolidated basis. The balance of the Purchase Price of Common Stock, less expenses of Stock Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization." Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

    Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

    Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions --Provisions of the Company's Certificate of Incorporation and Bylaws -- Limitation on Voting Rights." If the Company issues preferred stock subsequent to the Stock Conversion, holders of the preferred stock may also possess voting powers.

    LIQUIDATION OR DISSOLUTION. In the unlikely event of the liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive--after payment or provision for payment of all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon) and after distribution of the liquidation account established upon Stock Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposit accounts at the Bank--all assets of the Company available for distribution, in cash or in kind. See "The Conversion -- Effects of Stock Conversion to Stock Form on Depositors and Borrowers of the Bank." If preferred stock is issued subsequent to the Stock Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

    NO PREEMPTIVE RIGHTS. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

    PREFERRED STOCK. After Stock Conversion, the Board of Directors of the Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

    Except as discussed herein, the Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

    RESTRICTIONS ON ACQUISITIONS. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Company's certificate of incorporation and bylaws which may affect the ability of the Company's stockholders to participate in certain transactions relating to acquisitions of control of the Company.

    DIVIDENDS. Upon consummation of the formation of the Company, the Company's only asset will be the Bank's Common Stock. Although it is anticipated that the Company will retain up to 20% of the net proceeds in the Stock Conversion, dividends from the Bank will be an important source of income for the Company. Should the Bank elect to retain its income, the ability of the Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Company owns less than 80% of the outstanding stock of the

Bank, certain tax benefits under the Code as to inter-company distributions will not be fully available to the Company and it will be required to pay federal income tax on a portion of the dividends received from the Bank, thereby reducing the amount of income available for distribution to the shareholders of the Company. For further information concerning the ability of the Bank to pay dividends to the Company before and after the Bank Conversion, see "Dividends."

                             LEGAL AND TAX MATTERS

    The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and the Company by the firm of Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C. The New York state income tax consequences of the Conversion will be passed upon for the Bank and the Company by Harvazinski & Montanye, LLP, Albany, New York. Luse Lehman Gorman Pomerenk & Schick, P.C. and Harvazinski & Montanye, LLP have consented to the references herein to their opinions.

                                    EXPERTS

    The Financial Statements of the Bank as of March 31, 1997 and 1996, and for the fiscal years ended March 31, 1997 and 1996 have been included in this Prospectus in reliance on the report of Harvazinski & Montanye, LLP, certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

    FinPro has consented to the publication herein of the summary of its report to the Bank and the Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to Subscription Rights.

                            ADDITIONAL INFORMATION

    The Company has filed with the SEC a registration statement under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this web site is http:// www.sec.gov. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding such documents; each such statement is qualified by reference to such contract or document.

    The Bank has filed an Application for Conversion with the OTS with respect to the Stock Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS located at 10 Exchange Place, Jersey City, New Jersey.

    In connection with the Stock Conversion, the Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act; and, upon such registration, the Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Stock Conversion.

    A copy of the Certificate of Incorporation and Bylaws of the Company are available without charge from the Bank.

                        LANDMARK COMMUNITY BANK
                        CANAJOHARIE, NEW YORK


                     INDEX TO FINANCIAL STATEMENTS
                                                                          PAGE
                                                                          -----
Report of Independent Certified Public Accountants.......................   F2

Statements of Financial Condition at March 31, 1997 and 1996.............   F3

Statements of Operations for
  the years ended March 31, 1997 and 1996................................   29

Statements of Net Worth for the
  years ended March 31, 1997 and 1996....................................   F4

Statements of Cash Flows for the
  years ended March 31, 1997 and 1996....................................   F5

Notes to Financial Statements............................................   F6


                                            ######



All financial statements of Landmark Financial Corp. have been omitted
because Landmark   Financial Corp. has not yet issued any stock, has no
assets and liabilities and has   not conducted any business other than of an
organizational nature.

All schedules are omitted as the required information is not applicable or
because the   required information is included in the financial statements or related notes.



                                        F1

                             HARVAZINSKI & MONTANYE, LLP
                            Certified Public Accountants
                                Albany, New York

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Landmark Community Bank

    We have audited the accompanying statements of financial condition of Landmark Community Bank as of March 31, 1997 and 1996, and the related statements of operations, changes in net worth, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landmark Community Bank as of March 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /s/ Harvazinski & Montanye, LLP
                                            ---------------------------


Albany, New York
May 8, 1997


                                      Page F2

                            LANDMARK COMMUNITY BANK

                       STATEMENTS OF FINANCIAL CONDITION
------------------------------------------------------------------------------

                                                                            MARCH 31,
                                                                   ---------------------------
                                                                       1997           1996
                                                                   -------------  ------------
                         ASSETS

Cash (including interest bearing deposits
  $120,000, 1997; $1,230,000, 1996)..............................  $     709,458  $  1,350,573
Trading account securities.......................................         69,324       --
Mortgage-backed securities, held-to-maturity.....................        257,096       340,087
Investment securities
  Securities held-to-maturity....................................        200,000       --
  Securities available-for-sale..................................        397,793       241,398
Loans receivable, net............................................      9,392,212     5,527,632
Investments required by law -stock in Federal Home Loan
  Bank of New York, at cost......................................         58,500        64,200
Accrued interest receivable......................................         38,630        19,287
Premises and equipment, net of accumulated depreciation..........        155,379        53,542
Deferred tax asset...............................................          7,100       --
Other assets.....................................................         40,309         9,708
                                                                   -------------  ------------
                                                                   $  11,325,801  $  7,606,427
                                                                   -------------  ------------
                                                                   -------------  ------------
  LIABILITIES AND RETAINED EARNINGS

LIABILITIES
  Accounts payable...............................................  $       7,920  $      2,339
  Deposits.......................................................     10,237,301     6,465,073
  Advance payments by borrowers for property taxes and
     insurance...................................................        107,277        95,397
  Deferred tax liability.........................................             --        11,800
  Other liabilities..............................................         18,397           554
                                                                   -------------  ------------
    Total liabilities............................................     10,370,895     6,575,163
                                                                   -------------  ------------
COMMITMENTS

NET WORTH
  Retained earnings, substantially restricted....................        956,285       992,357
  Net unrealized gain (loss) on securities available for sale....         (1,379)       38,907
                                                                   -------------  ------------
                                                                         954,906     1,031,264
                                                                   -------------  ------------
                                                                   $  11,325,801  $  7,606,427
                                                                   -------------  ------------
                                                                   -------------  ------------


------------------------------------------------------------------------------

The accompanying Notes to Financial Statements are an integral part of these statements.


                                       F3

                            LANDMARK COMMUNITY BANK

                       STATEMENTS OF CHANGES IN NET WORTH
------------------------------------------------------------------------------

                                                                  YEAR ENDED MARCH 31, 1997
                                                          ------------------------------------------
                                                                              CHANGE IN UNREALIZED
                                                                                 GAIN (LOSS) ON
                                                                                   SECURITIES
                                            BALANCE                          AVAILABLE FOR SALE, NET
                                          BEGINNING OF      ALLOCATION OF              OF
                                              YEAR        NET INCOME (LOSS)   DEFERRED INCOME TAXES   END OF YEAR
                                        ----------------  -----------------  -----------------------  -----------
Substantially restricted
   Retained earnings..................    $    992,357       $   (36,072)          $   --              $ 956,285
Unrealized gain (loss) on
   securities available for sale......          38,907           --                    (40,286)           (1,379)
                                        ----------------        --------              --------        -----------
     Net Worth........................    $  1,031,264       $   (36,072)          $   (40,286)        $ 954,906
                                        ----------------        --------              --------        -----------
                                        ----------------        --------              --------        -----------

                                                                 YEAR ENDED MARCH 31, 1996
                                                         ------------------------------------------
                                                                             CHANGE IN UNREALIZED
                                                                                GAIN (LOSS) ON
                                                                                  SECURITIES
                                           BALANCE                          AVAILABLE FOR SALE, NET
                                         BEGINNING OF      ALLOCATION OF              OF
                                             YEAR        NET INCOME (LOSS)   DEFERRED INCOME TAXES   END OF YEAR
                                       ----------------  -----------------  -----------------------  ------------
Substantially restricted
   Retained earnings.................     $  907,019         $  85,338             $  --             $    992,357
Unrealized gain on securities
   available for sale................         31,856            --                     7,051               38,907
                                            --------           -------                ------         ------------
     Net Worth.......................     $  938,875         $  85,338             $   7,051         $  1,031,264
                                            --------           -------                ------         ------------
                                            --------           -------                ------         ------------



-------------------------------------------------------------------------------
The accompanying Notes to Financial Statements are an integral part of these statements.

                                       F4

                            LANDMARK COMMUNITY BANK

                            STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------

                                                                              YEARS ENDED
                                                                               MARCH 31,
                                                                       -------------------------
                                                                            1997          1996
                                                                         -----------  ------------
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
  Net income (loss)....................................................  $   (36,072) $     85,338
  Adjustments to reconcile net income to net cash provided by (used in)
      operating activities
    Depreciation.......................................................       11,570         6,767
    Amortization (accretion), net......................................        2,755           (88)
    Provision for loan losses..........................................       78,000            --
    Deferred income taxes..............................................      (18,900)        3,450
    Decrease (increase) in
     Accrued interest receivable.......................................      (19,343)         (586)
     Trading account securities........................................      (69,324)           --
     Other assets......................................................      (30,601)       (2,298)
    Increase (decrease) in
     Accounts payable..................................................        5,581         1,334
     Other liabilities.................................................       17,843        (6,760)
                                                                         -----------  ------------
                                                                             (58,491)       87,157
                                                                         -----------  ------------
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
  Net increase in loans receivable.....................................   (3,942,580)           --
  Net decrease in loans receivable.....................................           --       628,120
  Proceeds from sale of investments required by law....................        5,700            --
  Purchases of available-for-sale securities...........................     (399,063)     (100,000)
  Proceeds from principal repayments of mortgage-backed securities ....       82,618            --
  Purchase of premises and equipment...................................     (113,407)      (11,127)
                                                                          (4,366,732)      516,993
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
  Net increase (decrease) in deposits..................................    3,772,228       (74,776)
  Increase (decrease) in advances from borrowing taxes and insurance...       11,880       (59,451)
                                                                         -----------  ------------
                                                                           3,784,108      (134,227)
                                                                         -----------  ------------
     Net increase (decrease) in cash...................................     (641,115)      469,923
CASH, beginning of year................................................    1,350,573       880,650
                                                                         -----------  ------------
CASH, end of year......................................................  $   709,458  $  1,350,573
                                                                         -----------  ------------
                                                                         -----------  ------------
SUPPLEMENTAL DISCLOSURES:
  Cash paid for:
    Income taxes.......................................................  $    17,140  $     24,248
                                                                         -----------  ------------
                                                                         -----------  ------------
    Interest...........................................................  $   326,607  $    270,115
                                                                         -----------  ------------
                                                                         -----------  ------------
  Increase (decrease) on unrealized gain
    on securities available-for-sale...................................  $   (40,286) $      7,051
                                                                         -----------  ------------
                                                                         -----------  ------------

-------------------------------------------------------------------------------
The accompanying Notes to Financial Statements are an integral part of these statements.


                                         F5

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. ORGANIZATION

    Landmark Community Bank (Association) was chartered as a New York State savings and loan association during 1925. Prior to April 1, 1997, the Association was known as Canajoharie Building, Savings and Loan Association. Effective April 1, 1997, the Association became a federal chartered mutual savings institution. The Association provides its services to the greater Canajoharie, New York area. During 1978, the Association became a member of the Federal Savings and Loan Insurance Corporation and, as such, became subject to the rules and regulations of the Office of Thrift Supervision (OTS), formerly the Federal Home Loan Bank. The Association's primary source of revenue is single-family residential loans.

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

2. BASIS OF ACCOUNTING

    The Association maintains its financial reporting records on the accrual method. The Association maintains its records on a modified cash basis for income tax purposes.

3. CASH AND TIME DEPOSITS

    Cash is defined to include all checking and demand deposits, as well as certificates of deposit with an original maturity when purchased of three months or less. Time deposits include certificates of deposit with an original maturity in excess of three months.

    The Association maintains cash and time deposits at one financial institution in Canajoharie, New York, totaling $775,860 at March 31, 1997. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

4. INVESTMENT SECURITIES

    Trading Securities: Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in non-interest income.

    Securities Held-to-Maturity: Government and Federal agency securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

    Securities Available-for-Sale: Available-for-sale securities consist of investment securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate



                                        F6

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

4. Investment Securities - continued


component of net worth until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

    Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. The Association recognized no write downs in 1997 or 1996.

5. LOANS RECEIVABLE

    Loans are stated at unpaid principal balances, less the allowance for loan losses.

    Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

6. PREMISES AND EQUIPMENT

    Premises and equipment are reported at cost. Expenditures for acquisitions, renewals, and betterments are capitalized, whereas maintenance and repair costs are expensed as incurred. When equipment is retired or otherwise disposed of, the appropriate accounts are relieved of costs and accumulated depreciation and any resultant gain or loss is credited or charged to income.

    Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives on a straight-line basis. The estimated lives used in determining depreciation vary from five (5) to thirty-one and one-half (31.5) years.

7. INCOME TAXES

    Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investments, allowance for loan losses, and the use of the modified cash basis for income tax reporting purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the


                                 F7

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

7. Income Taxes - continued

assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

8. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the estimated losses on loans and foreclosed real estate, if any. Management obtains from certain members of the Association's Board of Directors appraisals for significant properties.

    While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Effective April 1, 1995 the Association implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, which requires disclosure of fair market value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.


                                     F8

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

    Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

    Investment securities including trading account securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate real estate) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

    Deposits: The fair values disclosed for demand deposits (for example, interest-bearing passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

    Advance payments by borrowers for taxes and insurance (escrows): The carrying amount of escrow accounts approximate fair value.

    Accrued interest: The carrying amounts of accrued interest approximate the fair values.

    Loan commitments: Fees charged for commitments to extend credit are not significant and are offset by associated credit risk with respect to certain amounts expected to be funded. Accordingly, the fair value of the financial instruments is immaterial.

10. RECLASSIFICATION

    Certain 1996 accounts have been reclassified to conform with the 1997 presentation.

NOTE B--INVESTMENT AND MORTGAGED-BACKED SECURITIES

    Investment and mortgage-backed securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values are as follows:

                                       F9

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE B - INVESTMENT AND MORTGAGED-BACKED SECURITIES - Continued

SECURITIES HELD-TO-MATURITY

                                               MARCH 31, 1997                                      MARCH 31, 1996
                             --------------------------------------------------  --------------------------------------------------
                                             GROSS         GROSS                                 GROSS         GROSS
                             AMORTIZED    UNREALIZED    UNREALIZED      FAIR     AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                COST         GAINS        LOSSES       VALUE        COST         GAINS        LOSSES       VALUE
                             ----------  -------------  -----------  ----------  ----------  -------------  -----------  ----------
U.S. government and federal
  agencies.................  $  200,000    $      --     $  (3,243)  $  196,757  $   --        $  --         $  --       $   --
Mortgage-backed
  securities...............     257,096           --        (9,309)     247,787     340,087       --            (7,501)     332,586
                             ----------          ---    -----------  ----------  ----------          ---    -----------  ----------
                             $  457,096    $      --     $ (12,552)  $  444,544  $  340,087    $  --         $  (7,501)  $  332,586
                             ----------          ---    -----------  ----------  ----------          ---    -----------  ----------
                             ----------          ---    -----------  ----------  ----------          ---    -----------  ----------

SECURITIES AVAILABLE-FOR-SALE

                                               MARCH 31, 1997                                     MARCH 31, 1996
                             --------------------------------------------------  ------------------------------------------------
                                             GROSS         GROSS                                GROSS        GROSS
                             AMORTIZED    UNREALIZED    UNREALIZED      FAIR     AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                COST         GAINS        LOSSES       VALUE        COST        GAINS       LOSSES       VALUE
                             ----------  -------------  -----------  ----------  ----------  -----------  -----------  ----------
U.S. government and federal
  agencies.................  $  399,172    $      --     $  (1,379)  $  397,793  $  200,000   $  --        $    (111)  $  199,889
Equity securities..........          --           --            --           --       2,491      39,018          --        41,509
                             ----------          ---    -----------  ----------  ----------  -----------       -----   ----------
                             $  399,172    $      --     $  (1,379)  $  397,793  $  202,491   $  39,018    $    (111)  $  241,398
                             ----------          ---    -----------  ----------  ----------  -----------       -----   ----------
                             ----------          ---    -----------  ----------  ----------  -----------       -----   ----------


                                          F10

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE B - INVESTMENT AND MORTGAGED-BACKED SECURITIES - Continued


    The following is a summary of maturities of securities held-to-maturity and available-for-sale as of March 31, 1997:


                                                                 SECURITIES HELD-TO-MATURITY     SECURITIES AVAILABLE-FOR-SALE
                                                                ----------------------------     ------------------------------
AMOUNTS MATURING IN:                                             AMORTIZED                       AMORTIZED
                                                                   COST        FAIR VALUE        COST         FAIR VALUE
                                                                ----------     ----------        ----------   ----------
One year or less............................................    $    --        $   --            $    --      $   --
After one year through five years...........................       16,219         14,791           399,172      397,793
After five years through ten years..........................      129,002        126,309             --          --
After ten years.............................................      311,875        303,444             --          --
                                                                ----------     ----------        ----------   ---------
                                                                $ 457,096      $ 444,544         $ 399,172    $ 397,793
                                                                ----------     ----------        ----------   ---------
                                                                ----------     ----------        ----------   ---------


    The amortized cost and fair value of mortgage-backed securities are presented in the held-to-maturity category by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

    In 1997, debt securities with an amortized cost of $200,000 were transferred from available-for-sale to held-to-maturity and equities with a fair market value of $69,324 were transferred from available-for-sale to trading account securities. The equity securities had an unrealized gain of $67,056 which was recognized in net income during 1997. There were no securities transferred between classifications during 1996.


NOTE C--LOANS RECEIVABLE, NET

THE ASSOCIATION'S LOANS RECEIVABLE ARE SUMMARIZED AS FOLLOWS:

                                                                            MARCH 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Conventional first mortgages on real estate.......................  $  7,185,096  $  5,311,735
Property improvement loans........................................        29,871        55,803
Loans to depositors, secured by savings...........................       228,942       122,563
Consumer loans....................................................     1,558,002        69,531
Commercial........................................................       587,418       --
                                                                    ------------  ------------
                                                                       9,589,329     5,559,632
                                                                    ------------  ------------
Allowance for loan losses.........................................      (110,000)      (32,000)
Loans in process..................................................       (87,117)      --
                                                                    ------------  ------------
                                                                    $  9,392,212  $  5,527,632
                                                                    ------------  ------------
                                                                    ------------  ------------

                                       F11

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE C - LOANS RECEIVABLE, NET - Continued

    An analysis of the allowance for loan losses is as follows:

                                                                                  MARCH 31,
                                                                            ---------------------
                                                                               1997       1996
                                                                            ----------  ---------
   Balance, beginning of year.............................................  $   32,000  $  32,000
   Loans charged off......................................................          --         --
   Recoveries.............................................................          --         --
   Provision for losses...................................................      78,000         --
                                                                            ----------  ---------
   Balance, end of year...................................................  $  110,000  $  32,000
                                                                            ----------  ---------
                                                                            ----------  ---------

    The Association has no commitments to loan additional funds to the borrowers whose loans have been modified.

    In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its employees, officers, directors, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. Loans to such borrowers are summarized as follows:

   Balance, March 31, 1996...........................................  $  40,996
   Additions.........................................................    223,407
   Payments..........................................................    (72,490)
                                                                       ---------
   Balance, March 31, 1997...........................................  $ 191,913
                                                                       ---------
                                                                       ---------

NOTE D--STOCK IN FEDERAL HOME LOAN BANK OF NEW YORK

    The Association has its savings shares insured by the Federal Savings and Loan Insurance Corporation. The Federal Home Loan Bank requires all participating savings and loan associations to purchase Federal Home Loan Bank stock in an amount equal to one percent (1%) of outstanding first mortgage loans. Management anticipates purchasing additional shares during the year ending March 31, 1998.

NOTE E--ACCRUED INTEREST RECEIVABLE

ACCRUED INTEREST RECEIVABLE IS SUMMARIZED AS FOLLOWS:

                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
   Loans...................................................................  $  30,783  $  17,520
   Mortgage-backed securities..............................................        826      1,287
   Investments and other...................................................      7,021        480
                                                                             ---------  ---------
                                                                             $  38,630  $  19,287
                                                                             ---------  ---------
                                                                             ---------  ---------


                                       F12

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE F--PREMISES AND EQUIPMENT

A SUMMARY OF THE ASSOCIATION'S PREMISES AND EQUIPMENT IS AS FOLLOWS:

                                                                                  MARCH 31,
                                                                            ---------------------
                                                                               1997       1996
                                                                            ----------  ---------
   Building...............................................................  $   58,602  $  58,602
   Improvements...........................................................      83,823     11,127
   Equipment..............................................................     103,018     63,679
                                                                            ----------  ---------
                                                                               245,443    133,408
   Less accumulated depreciation..........................................      90,064     79,866
                                                                            ----------  ---------
                                                                            $  155,379  $  53,542
                                                                            ----------  ---------
                                                                            ----------  ---------

    Depreciation expense for 1997 and 1996 was $11,570 and $6,767, respectively.

NOTE G--DEPOSITS

    Deposit account balances at March 31, 1997 and 1996, are summarized as follows:

                                                                                            MARCH 31,
                                                                        -------------------------------------------------
                                                                                  1997                     1996
                                                                        ------------------------  -----------------------

                                                                           AMOUNT          %         AMOUNT         %
                                                                        -------------  ---------  ------------  ---------
   Balance by interest rate:
     Interest-bearing checking accounts...............................  $     235,154       2.30% $    --               0%
     Passbook accounts................................................      3,881,806      37.92%    3,683,226      56.98%
     Certificates of deposit..........................................      6,120,341      59.78%    2,781,847      43.02%
                                                                        -------------  ---------  ------------  ---------
                                                                        $  10,237,301     100.00% $  6,465,073     100.00%
                                                                        -------------  ---------  ------------  ---------
                                                                        -------------  ---------  ------------  ---------

    The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $307,000 and $341,000 at March 31, 1997 and 1996, respectively.

    At March 31, 1997 scheduled maturities of certificates of deposit are as follows:

    March 31, 1998                    $   796,057
              1999                      3,166,528
              2000                      1,304,369
              2001                         34,081
              2002 and thereafter         819,306
                                      -----------
                                       $6,120,341
                                      -----------
                                      -----------


                                       F13

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE H--INCOME TAXES

    The Association files federal and state income tax returns on a calendar year basis. If certain conditions are met in determining taxable income, the Association is allowed a special bad debt deduction based on a percentage of taxable income (presently eight (8) percent) or on specified experience formulas. The Association used the percentage of taxable income method in 1996 and anticipates using the same method in 1997.

Income tax expense (benefit) is summarized as follows:

  Federal.....................................................
     Current..................................................  $  (9,700)    $  17,800
     Deferred.................................................     (5,000)        9,200
                                                                ----------    ---------
                                                                  (14,700)       27,000
                                                                ----------    ---------
  State.......................................................
     Current..................................................  $  (1,600)    $   8,500
     Deferred.................................................     (2,100)        2,600
                                                                ----------    ---------
                                                                   (3,700)       11,100
                                                                ----------    ---------
                                                                $ (18,400)    $  38,100
                                                                ----------    ---------
                                                                ----------    ---------

    Taxes paid during the years ended March 31, 1997 and 1996, were $17,140 and $24,248, respectively.

    The provision for income taxes (benefit) differs from that computed by applying federal statutory rates to income (loss) before income tax expense, as indicated in the following analysis:

                                                                                YEAR ENDED
                                                                                  MARCH 31,
                                                                            ---------------------
                                                                               1997       1996
                                                                            ----------  ---------
   Expected tax provision (benefit) at 34%................................  $  (18,500) $  42,000
   State franchise tax....................................................       1,000      8,500
   Federal surtax exemption...............................................          --    (10,600)
   Other, net.............................................................        (900)    (1,800)
                                                                             ----------  ---------
                                                                            $  (18,400) $  38,100
                                                                             ----------  ---------
                                                                             ----------  ---------

    Deferred tax liabilities have been provided for taxable temporary differences related to unrealized gains on trading account securities and accrued interest receivable. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, accounts payable, other liabilities and a net operating loss carryforward. The net deferred tax assets (liabilities) in the accompanying statements of financial condition include the following components:


                                        F14

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE H- INCOME TAXES - Continued


                                                                                MARCH 31,
                                                                          ----------------------
                                                                             1997        1996
                                                                          ----------  ----------
  Deferred tax liabilities..............................................  $  (31,300) $  (11,800)
  Deferred tax assets...................................................      38,400          --
                                                                          ----------  ----------
  Net deferred tax assets (liabilities).................................  $    7,100  $  (11,800)
                                                                          ----------  ----------
                                                                          ----------  ----------

    Included in retained earnings at March 31, 1997 and 1996 is approximately $141,000 in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustment arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $48,000 at March 31, 1997 and 1996, respectively.

    The Association has a net operating loss carryforward totaling approximately $22,000, expiring during the year 2011.

NOTE I- RETAINED EARNINGS

    The regulations of the Banking Law of the State of New York require that the Association maintain certain general reserves. Such requirements have been met by appropriations of retained income aggregating $269,878 at March 31, 1997 and 1996. These appropriations also satisfy federal insurance reserve requirements. These reserves are not valuation allowances and have not been created by charges against earnings. They represent a restriction on the retained earnings of the Association. Effective April 1, 1997, the Association became a federally chartered mutual savings institution.

NOTE J--REGULATORY MATTERS

    The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision
(OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators and components, risk weightings, and other factors.


                                       F15

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996

NOTE J - REGULATORY MATTERS - Continued

    Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of March 31, 1997, that the Association meets all capital adequacy requirements to which they are subject.

    As of March 31, 1997, the most recent notification form the OTS, the Association was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Association will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Association's prompt corrective action category.

                                                                                                    TO BE WELL CAPITALIZED
                                                                      FOR CAPITAL                   UNDER PROMPT CORRECTIVE
                                               ACTUAL              ADEQUACY PURPOSES                  ACTION PROVISIONS
                                       --------------------     ------------------------         ----------------------------
                                        AMOUNT       RATIO         AMOUNT          RATIO           AMOUNT           RATIO
                                       ----------   -------     -------------     -------        ------------   -------------

As of March 31, 1997:
                                                                 greater than    greater than   greater than    greater than
  Total Risk-Based Capital                                        or equal to      or equal to    or equal to      or equal to
   (to Risk-Weighted Assets).........  $956,285      16.0%         $ 478,300          8.0%        $  597,800         10.0%

                                                                 greater than    greater than   greater than    greater than
  Tier I Capital                                                  or equal to      or equal to    or equal to      or equal to
   (to Risk-Weighted Assets).........  $956,285      16.0%         $ 239,200          4.0%        $  358,700          6.0%

                                                                 greater than    greater than   greater than    greater than
  Tier I Capital                                                  or equal to      or equal to    or equal to      or equal to
   (to Adjusted Total Assets)........  $956,285       8.4%         $ 453,000          4.0%        $  566,300          5.0%

                                                                 greater than    greater than   greater than    greater than
  Tangible Capital                                                or equal to      or equal to    or equal to      or equal to
   (to Adjusted Total Assets)........  $956,285       8.4%         $ 169,900          1.5%        $  169,900          1.5%







                                                                                                 TO BE WELL CAPITALIZED
                                                                      FOR CAPITAL                UNDER PROMPT CORRECTIVE
                                               ACTUAL              ADEQUACY PURPOSES                ACTION PROVISIONS
                                       --------------------     ------------------------        -------------------------
                                        AMOUNT       RATIO         AMOUNT          RATIO           AMOUNT         RATIO
                                       ----------   -------     -------------     -------        ------------   ---------

As of March 31, 1996:
                                                                 greater than    greater than   greater than    greater than
  Total Risk-Based Capital                                        or equal to      or equal to    or equal to      or equal to
   (to Risk-Weighted Assets).........  $992,357      35.7%         $ 222,300          8.0%        $  227,800         10.0%

                                                                 greater than    greater than   greater than    greater than
  Tier I Capital                                                  or equal to      or equal to    or equal to      or equal to
   (to Risk-Weighted Assets).........  $992,357      35.7%         $ 111,100          4.0%        $  166,700          6.0%

                                                                 greater than    greater than   greater than    greater than
  Tier I Capital                                                  or equal to      or equal to    or equal to      or equal to
   (to Adjusted Total Assets)........  $992,357      13.0%         $ 304,300          4.0%        $  380,300          5.0%

                                                                 greater than    greater than   greater than    greater than
  Tangible Capital                                                or equal to      or equal to    or equal to      or equal to
   (to Adjusted Total Assets)........  $992,357      13.0%         $ 114,100          1.5%        $  114,100          1.5%



                                             F16

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996


NOTE K--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

    The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (see Note
L). The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Association upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

    The Association has not incurred any losses on its commitments in the years ended March 31, 1997 and 1996.

NOTE L--COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Association is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Association.

THE ASSOCIATION HAD OUTSTANDING COMMITMENTS TO ORIGINATE LOANS AS FOLLOWS:

                                                                                        MARCH 31, 1997
                                                                             -------------------------------------
                                                                             FIXED-RATE   VARIABLE-RATE   TOTAL
                                                                             -----------  ------------  ----------
First-mortgage.............................................................   $ 244,700    $   90,400   $  335,100
                                                                             -----------  ------------  ----------
                                                                             -----------  ------------  ----------

    As of March 31, 1996 the Association had no outstanding commitments to originate any loans.

    At March 31, 1997, the Association had an unused line of credit with the Federal Home Loan Bank as follows:

Companion (DRA) Commitment........................................  $ 382,350
Overnight line of credit..........................................    382,350
                                                                    ---------
                                                                    $ 764,700
                                                                    ---------
                                                                    ---------


                                    F17

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996


NOTE L- COMMITMENTS AND CONTINGENCIES - Continued


    The Association's line of credit expires on August 14, 1997.

NOTE M--FAIR VALUES OF FINANCIAL INSTRUMENTS

    The estimated fair values of the Association financial instruments are as follows:

                                                                                           MARCH 31,
                                                                     ------------------------------------------------------
                                                                                1997                        1996
                                                                     --------------------------  --------------------------

                                                                       CARRYING        FAIR        CARRYING        FAIR
                                                                        AMOUNT        VALUE         AMOUNT        VALUE
                                                                     ------------  ------------  ------------  ------------
Financial assets:
  Cash........................................................       $   709,458   $   709,458    $1,350,573    $1,350,573
  Trading account securities..................................            69,324        69,324         --            --
  Mortgage-backed securities..................................           257,096       247,787       340,087       332,586
  Investment securities.......................................           597,793       594,550       241,398       241,398
  Loans receivable, net.......................................         9,392,212     9,394,000     5,527,632     5,743,000
  Accrued interest receivable.................................            38,630        38,630        19,287        19,287
Financial liabilities:
  Deposits....................................................        10,237,301    10,188,000     6,465,073     6,483,000
  Advance payments by borrowers for taxes and insurance.......           107,277       107,277        95,397        95,397

    The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions. The contract or notional amounts of the Association's financial instruments with off-balance-sheet risk are disclosed in Note K and L. No derivatives were held by the Association for trading purposes. It is not practicable to estimate the fair value of Federal Home Loan Bank (FHLB) stock because it is not marketable. The carrying amount of that investment is reported in the statements of financial condition.

NOTE N--CONCENTRATION OF CREDIT

    The majority of the Association's loans have been granted to customers in the Association's market area, which is primarily Canajoharie, New York. Canajoharie is a largely rural area and relies heavily on the agricultural industry and a certain manufacturer. The concentrations of credit by type of loan are set forth in the note on loans receivable (see Note C). The Association, as a matter of policy, does not extend credit to any borrowers in excess of its legal lending limit.


                                      F18

                           LANDMARK COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS
                           MARCH 31, 1997 AND 1996


NOTE O--SPECIAL INSURANCE ASSESSMENT RELATING TO THE CAPITALIZATION
        OF THE SAVINGS ASSOCIATION INSURANCE FUND (SAIF)

    During September 1996, Congress enacted legislation to recapitalize the SAIF by a one-time assessment on all SAIF-insured deposits held as of March 1995. This assessment of approximately $43,000 was paid during the year ended March 31, 1997 and included in non-interest expense.

NOTE P--PLAN OF CONVERSION

    On April 1, 1997, the Association's Board of Directors approved a plan
(Plan) to convert from a federal mutual savings institution to a federal stock savings institution and then convert to a national or New York chartered commercial bank, subject to approval by the Association's members. The Plan, which includes formation of a Holding Company to own all of the outstanding stock of the Association, is subject to approval by the OTS and includes the filing of a registration statement with the Securities and Exchange Commission. As of March 31, 1997, the Association had incurred $9,397 in costs related to this conversion. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.

    The Plan calls for the common stock of the Holding Company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Association. It is anticipated that any shares not purchased in the subscription offering may be offered to the general public in a direct community offering.

    The Association may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.

    At the time of the conversion, the Association will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their deposit accounts in the Association after conversion. In the event of a complete liquidation of the converted Association, and only in such an event, eligible depositors who continue to maintain accounts shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted sub-account balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders.

    The converted Association and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that any such contributions which are for the acquisition of Holding Company Conversion Stock, or the repayment of debt incurred for such an acquisition, do not cause the converted Association to fail to meet its regulatory capital requirements.

    In order to provide an incentive for Directors, Officers and employees of the Holding Company and its subsidiaries (including the Association), the Board of Directors of the Holding Company intends to adopt, subject to shareholder approval, a stock option and incentive plan and a recognition and retention plan as permitted by applicable regulations following the conversion.

                                       F19

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE BANK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS
                                                    PAGE
                                                  ---------
Prospectus Summary..............................       4
Selected Financial Information and Other Data...      11
Risk Factors....................................      13
Landmark Community Bank.........................      19
Landmark Financial Corp.........................      19
Capitalization..................................      21
Pro Forma Data..................................      22
Pro Forma Regulatory Capital....................      25
Use of Proceeds.................................      26
Dividends.......................................      27
Market for Common Stock.........................      28
Participation by Management.....................      28
Landmark Community Bank Statements of Operations      29
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.      30
Business........................................      40
Regulation......................................      59
Management......................................      69
The Conversion..................................      77
Restrictions on Acquisitions of Stock and
  Related Takeover Defensive Provisions.........      90
Description of Capital Stock....................      95
Legal and Tax Matters...........................      96
Experts.........................................      96
Additional Information..........................      96
Index to Financial Statements...................     F-1

                            ------------------------

    UNTIL THE LATER OF            , 1997, OR 25 DAYS AFTER COMMENCEMENT OF
THE SYNDICATED COMMUNITY OFFERING, IF ANY, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                 132,000 SHARES

                              LANDMARK FINANCIAL
                                    CORP.

                (HOLDING COMPANY FOR LANDMARK COMMUNITY BANK)

                                 COMMON STOCK

                            ---------------------

                                  PROSPECTUS

                            ---------------------

                               Company Advisor
                           TRIDENT FINANCIAL CORP.

                                         , 1997


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

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers of Landmark Community Bank

Generally, federal regulations define areas for indemnity coverage for federal savings associations, as follows:

         (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the savings association shall be indemnified by the savings association for:

              (i) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

             (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

            (iii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

         (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subsection are met:

              (i) The savings association shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

             (ii) The savings association shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of duty, only if a majority of the directors of the savings association determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the savings association or its members.

         (c)  As used in this paragraph:

              (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

             (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

            (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

             (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

         The Bank maintains directors and officers liability policy with Reliance National. Such policy provides for an aggregate liability coverage of $1.0 million.

Indemnification of Directors and Officers of Landmark Financial Corp.

    Article TENTH of the Certificate of Incorporation of Landmark Financial Corp. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such.

    TENTH:

    A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

    C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise, shall be on the Corporation.

    D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

    E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 25. Other Expenses of Issuance and Distribution
                                                                       Amount
                                                                       ------

    *    Legal Fees and Expenses............................       $    60,000
    *    Printing, Postage and Mailing......................            40,000
    *    Appraisal and Business Plan Fees and Expenses......            20,000
    *    Accounting Fees and Expenses
           (including counsel fees).........................             5,000
         Conversion Agent and Proxy Solicitation Fees.......             6,000
    *    Filing Fees (NASD, OTS and SEC)....................            10,000
    *    Other Expenses.....................................            10,000
                                                                  ------------
    *    Total..............................................      $    151,000
                                                                  ------------
                                                                  ------------


-----------------
*   Estimated

Item 26. Recent Sales of Registered Securities.

         Not Applicable.

Item 27. Exhibits:

     The exhibits filed as part of this registration statement are as follows:

2    Plan of Conversion

3.1  Certificate of Incorporation of Landmark Financial Corp.

3.2  Bylaws of Landmark Financial Corp.

3.3  Charter of Landmark Community Bank

3.4  Bylaws of Landmark Community Bank

4    Form of Common Stock Certificate of Landmark Financial Corp.

 5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

 8.1 Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

 8.2 State Tax Opinion of Harvazinski & Montanye, LLP

 8.3 Opinion of FinPro, Inc. with respect to Subscription Rights

10   Employee Stock Ownership Plan

23.1  Consent of Harvazinski & Montanye, LLP

23.2  Consent of FinPro, Inc.

24   Power of Attorney (set forth on signature page)

27   Financial Data Schedule

99.1 Appraisal Agreement between Landmark Community Bank and FinPro, Inc.

99.2 Appraisal Report of FinPro, Inc*

99.3 Proxy Statement

99.4 Marketing Materials*

99.5 Order and Acknowledgment Form

99.6 Financial Advisor Agreement between Landmark Community Bank and Trident Financial Corporation
------------------------------
*    To be filed supplementally or by amendment.


Item 28. Undertakings

         The undersigned Registrant hereby undertakes:

       (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Town of Canajoharie, State of New York, on June 19, 1997.

                                       Landmark Financial Corp.
                                       (Registrant)


                                       By:  /s/ Gordon E. Coleman
                                            -------------------------------
                                             Gordon E. Coleman
                                             Chief Executive Officer
                                             (Duly Authorized Representative)


                                  POWER OF ATTORNEY

    We, the undersigned directors and officers of Landmark Financial Corp. (the "Company") hereby severally constitute and appoint Gordon E. Coleman as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Gordon E. Coleman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Gordon E. Coleman shall do or cause to be done by virtue thereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and as of the dates stated.

      Signatures                   Title                         Date
      ----------                   -----                         ----

/s/ Gordon E. Coleman       Chief Executive Officer and       June 19, 1997
---------------------
Gordon E. Coleman              Director
                            (Principal Executive Officer)

/s/ Michael L. Countryman   Acting Chief Financial Officer    June 19, 1997
-------------------------
Michael L. Countryman       (Principal Financial and
                               Accounting Officer)

/s/ John R. Francisco       Chairman of the Board             June 19, 1997
---------------------
John R. Francisco

/s/ Carl J. Rockefeller     Vice Chairman of the Board        June 19, 1997
-----------------------
Carl J. Rockefeller

/s/ Frederick LaCoppola     Treasurer                         June 19, 1997
-----------------------
Frederick LaCoppola

/s/ Myron Walton            Secretary                         June 19, 1997
----------------
Myron Walton

/s/ F. Richard Ferraro      Director                          June 19, 1997
----------------------
F. Richard Ferraro

/s/ Patricia A. Symolon     Director                          June 19, 1997
-----------------------
Patricia A. Symolon

       As filed with the Securities and Exchange Commission on June 23, 1997
                                                    Registration No. ________

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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549
                            ------------------------------













                                        EXHIBITS
                                           TO
                                 REGISTRATION STATEMENT
                                           ON
                                        FORM SB-2

                            -------------------------------







                                Landmark Financial Corp.
                                 Canajoharie, New York

                                  EXHIBIT INDEX

 2       Plan of Conversion

 3.1     Certificate of Incorporation of Landmark Financial Corp.

 3.2     Bylaws of Landmark Financial Corp.

 3.3     Charter of Landmark Community Bank

 3.4     Bylaws of Landmark Community Bank

 4       Form of Common Stock Certificate of Landmark Financial Corp.

 5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

 8.1     Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

 8.2     State Tax Opinion of Harvazinski & Montanye, LLP

 8.3     Opinion of FinPro, Inc. with respect to Subscription Rights

10       Employee Stock Ownership Plan

23.1     Consent of Harvazinski & Montanye, LLP

23.2     Consent of FinPro, Inc.

24       Power of Attorney (set forth on signature page)

27       Financial Data Schedule

99.1     Appraisal Agreement between Landmark Community Bank and FinPro, Inc.

99.2     Appraisal Report of FinPro, Inc.*

99.3     Proxy Statement

99.4     Marketing Materials*

99.5     Order and Acknowledgment Form

99.6 Financial Advisor Agreement between Landmark Community Bank and Trident Financial Corporation

-------------------------------
*   To be filed supplementally or by amendment.